UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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HEALTH NET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTH NET,

INC.

NOTICE OF

2014 ANNUAL

MEETING

AND

PROXY

STATEMENT

April 30, 2014

Dear Stockholders:

It is a pleasure to invite you to attend the 2014 Annual Meeting of Stockholders of Health Net, Inc. to be held at 21281 Burbank Boulevard in Woodland Hills, California 91367 on Friday, June 20, 2014, at 10:00 a.m. (Pacific Time). For your convenience, we are offering a live webcast of the Annual Meeting on our website, www.healthnet.com.

Each item of business described in the accompanying Notice of 2014 Annual Meeting and Proxy Statement will be discussed during the Annual Meeting. In addition, a report on our business operations will be presented at the Annual Meeting. Stockholders who attend the Annual Meeting will have an opportunity to ask questions at the meeting. Those who participate in the live webcast may submit questions during the meeting via the Internet.

It is important that you vote your shares, whether or not you plan to attend the Annual Meeting in person and regardless of how many shares of Health Net stock you own.

We are following the Securities and Exchange Commission rule that permits us to furnish proxy materials to our stockholders via the Internet. As a result, we are mailing a short Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders instead of a paper copy of our full proxy materials. The Notice contains instructions on how to cast your vote online and how to electronically access our proxy materials, including the Notice of Annual Meeting, Proxy Statement, 2013 Annual Report and a proxy card. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials. If you receive a paper copy of our proxy materials, you may cast your vote by completing the enclosed proxy card and returning it in the enclosed self-addressed, postage-paid envelope, or by utilizing the telephone or Internet voting mechanisms noted on the proxy card.

Sincerely,

Jay M. Gellert

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Health Net, Inc. will hold its 2014 Annual Meeting of Stockholders on Friday, June 20, 2014, at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard in Woodland Hills, California 91367, for the following purposes:

1.	To elect the following ten director nominees to serve for a term of one year or until Health Net’s 2015 Annual Meeting of Stockholders: Mary Anne Citrino, Theodore F. Craver, Jr., Vicki B. Escarra, Gale S. Fitzgerald, Patrick Foley, Jay M. Gellert, Roger F. Greaves, Douglas M. Mancino, Bruce G. Willison and Frederick C. Yeager.

2.	To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	To approve, on an advisory basis, the compensation of Health Net’s named executive officers, as described in this proxy statement.

4.	To transact such other business as may be properly brought before the meeting or any continuation, adjournments or postponements thereof.

The Board of Directors has fixed Tuesday, April 22, 2014, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any continuation, adjournments or postponements of the Annual Meeting.

At the Annual Meeting, each share of Common Stock, $.001 par value per share, of Health Net represented at the Annual Meeting will be entitled to one vote on each matter properly brought before the Annual Meeting. Jay M. Gellert and Angelee F. Bouchard have been appointed as proxy holders, with full rights of substitution, for the holders of Common Stock.

By Order of the Board of Directors,

Angelee F. Bouchard

Senior Vice President, General Counsel and

Secretary

April 30, 2014

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the 2014 Annual Meeting of Stockholders of Health Net, Inc. in person. Whether or not you expect to attend the Annual Meeting, please submit a proxy to vote as soon as possible to ensure your shares will be represented at the Annual Meeting. As provided herein, you may vote in person or by proxy at the Annual Meeting or you may submit a proxy to vote by mail, by telephone or via the Internet. If you wish to submit your proxy by telephone or via the Internet, please follow the instructions on the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction form. If you received a paper copy of the proxy materials and wish to submit your proxy by mail, please follow the instructions in this proxy statement under “Voting by Proxy—Voting by Mail”, or on the proxy card. If you only received the Notice of Internet Availability of Proxy Materials, you may request a paper proxy card by following the instructions in such notice and may submit your proxy by mail as indicated above. If you attend the Annual Meeting in person, you may vote at the meeting even if you have previously returned a proxy. Please see “Meeting and Voting Information” for additional instructions and requirements relating to attendance at our Annual Meeting and voting your shares.

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD

JUNE 20, 2014

MEETING AND VOTING INFORMATION

General

The accompanying proxy is solicited by the Board of Directors of Health Net, Inc. for use at our 2014 Annual Meeting of Stockholders (the “Annual Meeting” or “2014 Annual Meeting”) to be held on Friday, June 20, 2014, at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard, Woodland Hills, California 91367, and at any continuation, adjournments or postponements thereof. Directions to attend the meeting can be found on our website, www.healthnet.com. Beginning on or about May 5, 2014, we expect to deliver the Notice of Internet Availability of Proxy Materials (“Notice”) to most of our stockholders entitled to vote at the Annual Meeting and a paper copy of our proxy materials and accompanying proxy card to the remaining stockholders entitled to vote at the Annual Meeting. In this proxy statement, unless the context otherwise requires, the terms “Company,” “Health Net,” “we,” “us,” and “our” refer to Health Net, Inc. and its subsidiaries.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 20, 2014

This proxy statement, including a proxy card sample, the notice of the Annual Meeting and our 2013 Annual Report on Form 10-K are available on our website address at http://www.healthnet.com/InvestorRelations/2014Proxy. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

We are offering a live webcast of the Annual Meeting on our Internet website, www.healthnet.com. The webcast of the Annual Meeting will consist of live sound, real-time access to printed material and the ability of stockholders to submit questions during the question and answer period. To participate in the webcast of the Annual Meeting, a stockholder should log on to www.healthnet.com on Friday, June 20, 2014, shortly before 10:00 a.m. (Pacific Time) and follow the instructions provided under the “Investor Relations” section of the website. Stockholders will not be permitted to vote via the Internet during the Annual Meeting.

Who Can Vote; Outstanding Shares

Only holders of record of our Common Stock, $.001 par value per share (“Common Stock”), at the close of business on April 22, 2014 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the Annual Meeting. As of the Record Date, we had 80,200,463 outstanding shares of Common Stock.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting in the Investor Relations department at our corporate office at 21650 Oxnard Street, Woodland Hills, California 91367, between the hours of 9:00 a.m. and 4:00 p.m. (Pacific Time).

Quorum and Votes Required

Our bylaws require that the holders of a majority of the total number of shares entitled to vote be present in person or by proxy in order for the business of the Annual Meeting to be transacted. Abstentions and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner does not vote those shares on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Participation by a stockholder in the live webcast of the Annual Meeting will not be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholder approval of each proposal requires the following votes:

•

Item 1—Election of Directors. Our bylaws include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “FOR,” “AGAINST” or “ABSTAIN.” Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to the Board of Directors. The Governance Committee of the Board of Directors, or such other committee of the Board of Directors as determined in accordance with the policy, will then make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”).

•

Item 2—Ratification of Selection of Independent Registered Public Accounting Firm. Approval of Item 2, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Abstentions will not be counted as votes cast and will have no effect on the vote on this proposal. Brokers generally have discretionary authority to vote on this proposal and thus broker non-votes are not expected.

•

Item 3—Advisory Vote on the Compensation of our Named Executive Officers. Approval of Item 3, the advisory vote on the compensation of our named executive officers, requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote on this proposal.

Voting by Proxy

How to Vote by Proxy If You Are the Record Holder of Your Shares

If you are the record holder of your shares, you may submit your proxy to vote by mail, by telephone or via the Internet. Note that if you hold your shares through the Health Net, Inc. 401(k) Savings Plan (the “401(k) Plan”), additional restrictions apply as described below under “How to Vote Your 401(k) Plan Shares by Proxy”.

Voting via the Internet or by Telephone.

•	To submit your proxy via the Internet, go to www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to vote your shares.

•	To submit your proxy by telephone, call 1-800-690-6903. Have your proxy card in hand when you call and then follow the instructions to vote your shares.

•	If you vote via the Internet or by telephone, you must do so no later than 11:59 p.m. (Eastern Time) on Thursday, June 19, 2014.

Voting by Mail. As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

•	If you received only the Notice, follow the procedures outlined in the Notice to request a paper copy of the proxy materials, including a proxy card to submit your proxy by mail.

•

If you received a paper copy of the proxy materials, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address: Health Net, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

•	If you vote by mail, your proxy card must be received no later than 6:00 p.m. (Eastern Time) on Thursday, June 19, 2014.

How to Vote Your Shares If You Are a “Street Name” Holder

If you hold your shares through a bank, broker or other nominee, also referred to as a “street name” holder, check the instructions provided by that entity to determine which options are available to you with respect to voting your shares.

How to Vote Your 401(k) Plan Shares by Proxy

If you hold shares of Common Stock through the 401(k) Plan, you may vote your shares by telephone, mail or via the Internet as described above. If you vote your shares by telephone or via the Internet, your voting instructions must be received before 11:59 p.m. (Eastern Time) on Tuesday, June 17, 2014 in order for the 401(k) Plan trustee to vote your shares. If you vote your shares by mail, your voting instructions must be received before 6:00 p.m. (Eastern Time) on Tuesday, June 17, 2014 in order for the 401(k) Plan trustee to vote your shares. If you hold shares through the 401(k) Plan and do not timely submit your voting instructions by this deadline, your applicable shares will be voted in the same proportion to the shares held in the 401(k) Plan for which votes were cast.

If you hold shares of Common Stock through the 401(k) Plan, you may attend the Annual Meeting. However, shares held through the 401(k) Plan can only be voted as described above, and cannot be voted at the Annual Meeting.

General

Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted:

•	FOR the election of the ten nominees listed in this proxy statement to serve on our Board of Directors for a term of one year or until the 2015 Annual Meeting of Stockholders;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as described in this proxy statement.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and any continuation, adjournments or postponements thereof.

Attendance at the Annual Meeting and Voting in Person

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our Common Stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting.

If you are a stockholder of record and plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares (your broker or other nominee) authorizing you to vote at the Annual Meeting. In addition, as noted above, if you hold shares through the 401(k) Plan, you may attend the Annual Meeting, but those shares can only be voted as described above, and cannot be voted at the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

(1)	By delivering, before 6:00 p.m. (Eastern Time) on Thursday, June 19, 2014, to our Corporate Secretary (at our executive offices at 21650 Oxnard Street, Woodland Hills, California 91367) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

(2)	By duly executing a subsequently dated proxy relating to the same shares of Common Stock and delivering it to our Corporate Secretary at the address in (1) above before 12:00 p.m. (Eastern Time) on Thursday, June 19, 2014;

(3)	By duly submitting a subsequently dated proxy relating to the same shares of Common Stock by telephone or via the Internet (i.e., your most recent duly submitted voting instructions will be followed) before 11:59 p.m. (Eastern Time) on Thursday, June 19, 2014; or

(4)	By attending the Annual Meeting in person and voting such shares during the Annual Meeting as described above, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If you hold shares of Common Stock through the 401(k) Plan, you may revoke your proxy using any of the above methods (other than (4) above), but must do so before 11:59 p.m. (Eastern Time) on Tuesday, June 17, 2014 if you vote by telephone or via the Internet and before 6:00 p.m. (Eastern Time) on Tuesday, June 17, 2014 if you vote by mail.

If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Solicitation

The Board of Directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this proxy statement, the proxy card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of our regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance with voting via the Internet in accordance with the instructions on the Notice of Internet Availability of Proxy Materials, voting by telephone or completing your proxy card, or have questions regarding the Annual Meeting, please contact our Investor Relations department at 1-800-291-6911.

Your vote is important. Please vote your shares via the Internet in accordance with the instructions in the Notice of Internet Availability of Proxy Materials, vote by telephone or sign, date and return a proxy card promptly so your shares can be represented, even if you plan to attend the Annual Meeting in person. The voting results will be included in a Current Report on Form 8-K filed within the time required by the SEC.

INTRODUCTION

We are a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Our mission is to help people be healthy, secure and comfortable. In this proxy statement, unless the context otherwise requires, the terms “Company,” “Health Net,” “we,” “us,” and “our” refer to Health Net, Inc. and its subsidiaries. We provide and administer health benefits to approximately 5.3 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense (“Department of Defense” or “DoD”), including TRICARE, and Veterans Affairs programs. We also offer behavioral health, substance abuse and employee assistance programs, managed health care products related to prescription drugs, managed health care product coordination for multi-region employers, and administrative services for medical groups and self-funded benefits programs.

We were incorporated in 1990. Our current operations are the result of the April 1, 1997 merger transaction (the “FHS Combination”) involving Health Systems International, Inc. (“HSI”) and Foundation Health Corporation. We changed our name to Health Net, Inc. in November 2000. Prior to the FHS Combination, we were the successor to the business conducted by Health Net of California, Inc., now our health maintenance organization (“HMO”) subsidiary in California, and HMO and preferred provider organization (“PPO”) networks operated by QualMed, Inc., which combined with us in 1994 to create HSI.

Our executive offices are located at 21650 Oxnard Street, Woodland Hills, California 91367, and our website address is www.healthnet.com.

ITEM 1—ELECTION OF DIRECTORS

Board Structure

Our certificate of incorporation provides for directors to be elected on an annual basis. Under our certificate of incorporation and bylaws, the Board of Directors will consist of between three and twenty members, with the exact number to be fixed from time to time by the Board of Directors. The number of members constituting the Board of Directors has been fixed by the Board of Directors at ten and our Board of Directors currently consists of ten members. Assuming the election of each of the director nominees at the Annual Meeting, the Board of Directors will continue to consist of ten members.

Our Corporate Governance Guidelines generally provide that a director shall serve for a maximum of twelve consecutive years; provided that the Board of Directors may make exceptions to this term limitation on a case-by-case basis by an affirmative vote of two-thirds of the directors after considering all of the applicable facts and circumstances (the “Term Limit Policy”). The commencement date for the Term Limit Policy is October 15, 2003 for non-employee directors who were members of the Board of Directors on such date. The term limit provision has not impacted any of the director nominees.

Director Nominees

At the Annual Meeting, stockholders will vote for ten directors. Each director will be re-elected to hold office for a term of one year or until the 2015 Annual Meeting of Stockholders. Each elected director will continue in office until such director’s successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Pursuant to our bylaws, based on the recommendation of the Governance Committee, our Board of Directors has designated the following ten nominees for election. Each of the nominees has consented to serve as a director if elected. There are no family relationships among any of the nominees or executive officers. The following table sets forth certain information with respect to the nominees, as of April 22, 2014:

Name	Age	Director Since	Principal Occupation or Employment	Position(s) with Health Net
Mary Anne Citrino(3)(4)	54	2009	Senior Managing Director, The Blackstone Group	Director
Theodore F. Craver, Jr.(1)(2)	62	2004	Chairman, President and Chief Executive Officer of Edison International	Director
Vicki B. Escarra(2)(3)	59	2006	Chief Executive Officer of Opportunity International	Director
Gale S. Fitzgerald(1)(4)	63	2001	Former Chair and Chief Executive Officer of Computer Task Group, Inc.	Director
Patrick Foley(2)(3)	82	1997	Former Chairman, President and Chief Executive Officer of DHL Airways, Inc.	Director
Jay M. Gellert	60	1999	Our President and Chief Executive Officer	President and Chief Executive Officer, Director
Roger F. Greaves	76	1997	Our Chairman of the Board, Former Co-Chairman, Co-President and Co-Chief Executive Officer of Health Systems International, Inc.	Chairman of the Board
Douglas M. Mancino(1)(2)	64	2012	Partner, Hunton & Williams LLP	Director
Bruce G. Willison(3)(4)	65	2000	Dean Emeritus, UCLA Anderson School of Management	Director
Frederick C. Yeager(1)(4)	72	2004	Former Senior Vice President, Finance, Time Warner, Inc.	Director

(1)	Current member of the Audit Committee

(2)	Current member of the Governance Committee

(3)	Current member of the Compensation Committee

(4)	Current member of the Finance Committee

As set forth under “Meeting and Voting Information—Quorum and Votes Required,” our bylaws include a majority voting standard for the election of directors in uncontested elections, such as this one. Accordingly, the persons receiving a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected. Abstentions and broker non-votes will not be counted, and stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of each of the ten nominees named above. Because only ten nominees have been named, proxies cannot be voted for a number of persons greater than ten or for individuals other than those named as nominees in this proxy statement.

It is expected that the nominees named above will stand for election at the 2014 Annual Meeting of Stockholders, but if any of the nominees declines or is unable to do so, the proxies will be voted for another person or persons designated by the Governance Committee of our Board of Directors.

The Board of Directors recommends a vote

“FOR” each named nominee.

Information Concerning Current Members of the Board of Directors and Nominees

Ms. Citrino has served as our director since December 2009. Ms. Citrino has been a Senior Managing Director in the Corporate Advisory Services group at The Blackstone Group, a global investment and advisory firm, since 2004. Ms. Citrino has served as a director of Dollar Tree, Inc., a NASDAQ Stock Market (NASDAQ)-listed company, since 2005, and is a member of its Audit Committee. Previously, Ms. Citrino was employed at Morgan Stanley for over 20 years. While at Morgan Stanley, she served as the Global Head of

Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and as a Mergers and Acquisitions Analyst.

Our Board of Directors has concluded that, in light of her distinguished career as an investment banker, Ms. Citrino should serve as one of our directors because she provides our Board of Directors with a wealth of knowledge regarding business operations and business strategy and the health care industry, as well as valuable financial and investment expertise. Her extensive experience valuing businesses provides our Board of Directors with key insights and knowledge of what makes our company work efficiently and effectively.

Mr. Craver has served as our director since March 2004. Mr. Craver has served as Chairman, President and Chief Executive Officer of Edison International, an electric power provider, since August 2008, and held several other positions at the company since 1996. Mr. Craver also is a director of the Institute of Nuclear Power Operations, a not-for-profit nuclear power industry self-regulatory organization. In addition, Mr. Craver is a director and vice-chairman of the Edison Electric Institute and a director of the Electric Power Research Institute, both industry trade organizations, and a trustee of the Autry National Center and the Native Conservancy, both non-profit organizations.

Some of the previous positions held by Mr. Craver at Edison International were: Chief Executive Officer of Edison Mission Group, one of its principal subsidiaries that owns and operates competitive power generation facilities, and Edison Capital, a provider of capital and financial services, from January 2005 to April 2008; Chief Financial Officer from January 2000 to December 2004; and other financial and executive management positions beginning in 1996. From 1984 to 1996, Mr. Craver held various financial management positions at First Interstate Bancorp, including Executive Vice President and Corporate Treasurer of the holding company and Executive Vice President and Chief Financial Officer of a banking subsidiary. Mr. Craver served in various capital markets trading and marketing positions at Bankers Trust Company of New York from 1980 to 1984 and at Security Pacific National Bank from 1973 to 1980.

Mr. Craver brings to our Board of Directors extensive senior executive management and financial experience at public companies. Mr. Craver gained his finance and accounting expertise as Chief Financial Officer of Edison International and during his banking career. Because of his broad financial experience, Mr. Craver serves as one of our SEC “audit committee financial experts” and provides our Board of Directors with valuable insight into finance and accounting related matters, as well as general management experience in large, complex and highly-regulated public companies. For these reasons, our Board of Directors has concluded that Mr. Craver should serve as one of our directors.

Ms. Escarra has served as our director since July 2006. Since September 2012, Ms. Escarra has served as Chief Executive Officer of Opportunity International, a non-profit organization in the microfinance sector, with the goal of improving millions of lives in the developing world. Prior thereto, from March 2006 through August 2012, Ms. Escarra served as President and Chief Executive Officer of Feeding America, a non-profit organization focused on hunger relief.

Ms. Escarra’s distinguished professional experience includes a 30-year career at Delta Air Lines, Inc., most recently having served as Delta Air Line’s Executive Vice President and Chief Marketing Officer from May 2001 until October 2004. Ms. Escarra was a director of A.G. Edwards, Inc. from 2002 to 2007 and the former Chair of the Board of the Atlanta Convention and Visitors Bureau.

With over thirty years of business and consumer marketing experience, including at a large public company, Ms. Escarra provides our Board of Directors with valuable business expertise, especially on matters relating to marketing and business strategy. With her extensive business experience, Ms. Escarra understands the challenges of operating a public company in a dynamic and ever-changing business environment. Her service leading large non-profit organizations lends a unique social awareness perspective to our Board of Directors. For these reasons, our Board of Directors has concluded that Ms. Escarra should serve as one of our directors.

Ms. Fitzgerald has served as our director since March 2001. Ms. Fitzgerald is a director of Diebold, Inc., a New York Stock Exchange (“NYSE”)-listed company specializing in providing integrated self-service delivery systems and security systems and services, and is Chair of Diebold’s governance committee and a member of its compensation committee. Ms. Fitzgerald also is a director and a member of the audit committee and the governance committee of Cross Country Healthcare, Inc., a NASDAQ-listed healthcare staffing company.

From March 2003 to December 2008, Ms. Fitzgerald served as President and Director of TranSpend, Inc., a privately held company focusing on total spend optimization. From July 2002 through October 2002, Ms. Fitzgerald served as President and Chief Executive Officer of QP Group, a procurement solutions company. From October 1994 to June 2000, Ms. Fitzgerald served as Chair and Chief Executive Officer of Computer Task Group, Inc., an international information technology services firm. Prior to this, Ms. Fitzgerald worked at International Business Machines Corporation, a world leader in information technology, where she held a variety of positions over the course of an eighteen year career, most recently as Vice President of Professional Services. Ms. Fitzgerald also served on the Board of Directors of Kaleida Health System in Buffalo, New York from 1995 to 2002, and was Vice Chair from 2000 to 2002, and served on the Advisory Board of the University of Buffalo’s School of Management from 1993 to 2001. Ms. Fitzgerald served on the Boards of Directors of the Information Technology Services (“ITS”) Division of Information Technology Association of America (“ITAA”) and of ITAA from 1992 to 2002, and was Chair of the ITS Board from 1998 to 2002.

With her distinguished career as a senior executive in the information technology industry, Ms. Fitzgerald provides our Board of Directors with expertise in information technology, supply chain management, procurement solutions, human resources, strategic planning, operations management, marketing and healthcare. In addition, serving on the boards of Diebold and Cross Country Healthcare, Ms. Fitzgerald draws from extensive directorial and governance experience, which enables her to contribute valuable insight and guidance on important issues facing Health Net. For these reasons, our Board of Directors has determined that Ms. Fitzgerald should serve as one of our directors.

Mr. Foley has served as our director since April 1997. Mr. Foley served as a director of FHC from 1996 until the FHS Combination in April 1997. Mr. Foley served as Chairman, President and Chief Executive Officer of DHL Airways, Inc., an air express parcel delivery company, from September 1988 through July 1999. Prior to this, Mr. Foley worked at Hyatt Hotels Corporation for 26 years, where he held senior management positions, including Chairman and President from 1977 to 1988 and Chief Operating Officer from 1972 to 1977. From 1984 until 1988, Mr. Foley also served as Chief Executive Officer of Braniff Airlines.

With a distinguished career including more than 30 years of experience in the hotel and airline industries as well as service on the boards of several other public companies, including Continental Airlines, Del Monte Foods Company, Flextronics International Ltd., Greyhound Lines, Inc., Copart, Inc. and Glenborough Realty Trust, Inc., Mr. Foley provides our Board of Directors with demonstrated leadership skills, expertise in business and management and extensive directorial experience. As one of our longest standing directors, Mr. Foley also provides continuity to the board, institutional knowledge and a deep understanding of the strategic and operational issues we face. For these reasons, our Board of Directors has concluded that Mr. Foley should serve as one of our directors.

Mr. Gellert has served as our director since February 1999 and has served as our President and Chief Executive Officer since August 1998. Mr. Gellert has been a director of Ventas, Inc., a NYSE-listed company, since August 2001. Mr. Gellert also is currently a member of the Board of Directors of America’s Health Insurance Plans, a national association representing over one thousand health insurance companies.

Previously, Mr. Gellert served as our President and Chief Operating Officer from May 1997 until August 1998. From April 1997 to May 1997, Mr. Gellert served as our Executive Vice President and Chief Operating Officer. Mr. Gellert served as President and Chief Operating Officer of HSI from June 1996 until March 1997. He served on the Board of Directors of HSI from June 1996 to April 1997. Prior to joining HSI, Mr. Gellert directed Shattuck Hammond Partners Inc.’s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners Inc., Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988, he was Senior Vice President and Chief Operating Officer for California Healthcare System.

Our Board of Directors has determined that Mr. Gellert should serve as one of our directors due to his distinguished career in the managed care industry and as a senior executive, which provides our Board of Directors with demonstrated leadership capabilities and expertise in business, management and the health care industry. As a senior executive of our Company since 1997 and our predecessor during 1996, Mr. Gellert brings in-depth operational knowledge and understanding of all facets of our business. In addition, as our President and Chief Executive Officer, he serves as a valuable bridge between management and the board, ensuring that both groups act with a common purpose. Mr. Gellert’s extensive knowledge of our operations and the markets in which we compete, combined with his experience on the board of another NYSE-listed company, enables him to identify important matters for board review and deliberation.

Mr. Greaves has served as our director since April 1997 and was elected Chairman of the Board of Directors in January 2004. Mr. Greaves serves as an Honorary Member of the Board of Trustees of California State University at Long Beach. Mr. Greaves served as a director of HSI from January 1994 until the FHS Combination in April 1997. Mr. Greaves served as our Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer from January 1994 (upon consummation of the HSI Combination) until March 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of H.N. Management Holdings, Inc., a predecessor to Health Net (“HN Management Holdings”), since its incorporation in June 1990. Prior to this, Mr. Greaves served as the President and Chief Executive Officer, from February 1982 until the incorporation of HN Management Holdings in June 1990, and additionally as Chairman, from September 1989 until the incorporation of HN Management Holdings in June 1990, of Health Maintenance Network of Southern California (the predecessor to H.N. Management Holdings). Mr. Greaves currently serves as Chairman of the Board of Directors of Health Net of California, Inc. (“HN California”), our subsidiary. Mr. Greaves also served a prior term as Chairman of the Board of Directors of HN California, and concurrently served as President and Chief Executive Officer of HN California. Prior to joining Health Maintenance Network of Southern California, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate Insurance Company from 1962 until 1968.

With a distinguished career of over forty years of management experience in key leadership roles, including as former Chief Executive Officer of our Company and its predecessors in interest, our Board of Directors has concluded that Mr. Greaves possesses demonstrated leadership capabilities and in-depth knowledge of our history and all aspects of our business and, therefore, he should serve as one of our directors. His extensive management experience and knowledge and understanding of our business and operations combine to provide our Board of Directors with valuable guidance and input on the many strategic and operational issues we face. In addition, having served on several boards of directors, Mr. Greaves has considerable governance experience that he contributes to board discussions and deliberations.

Mr. Mancino has served as our director since November 2012. Mr. Mancino has been a partner in the Los Angeles office of Hunton & Williams LLP since June 2011, and prior thereto, had been a partner at McDermott Will & Emery LLP since 1987. For more than 35 years, Mr. Mancino has represented numerous types of health care and non-profit organizations on tax, business, and financial matters. Mr. Mancino has extensive experience in audit, appeals and tax controversy issues. Mr. Mancino has also served as a director of HSI from January 1994 until HSI’s April 1997 merger transaction with Foundation Health Corporation. From April 1997 to November 2012, Mr. Mancino served as a director of HN California.

Mr. Mancino has been the Chairman of the Board of Trustees of the Children’s Burn Foundation since 1995. Mr. Mancino has also been a member of the Boards of Directors of the Irvine Health Foundation since 2010, the Media & Policy Center since 2008, the Center on Philanthropy & Public Policy since 2007, and the John Wayne Cancer Institute since January 2013. In addition, Mr. Mancino served as president of the American Health Lawyers Association from 1993 to 1994, and was vice chair-publications of the ABA’s Tax Section from June 2009 through June 2012.

Our Board of Directors has concluded that Mr. Mancino should serve as one of our directors due to his distinguished career and broad experience with advising healthcare organizations on a variety of tax, business and financial matters. Mr. Mancino’s prior service on the board of directors of one of our subsidiaries also provides him with unique insight into our operations and industry.

Mr. Willison has served as our director since December 2000. Mr. Willison also is a director of Move, Inc., a NASDAQ-listed company, Grandpoint Bank, a community bank in Los Angeles, and a trustee of SunAmerica’s Seasons and Series Trusts.

Mr. Willison served as Dean, UCLA Anderson School of Management (the “UCLA Anderson School”) from July 1999 to January 2006, and is currently Dean Emeritus of the UCLA Anderson School. From January 2009 until July 2010, Mr. Willison served as Chief Executive Officer of Grandpoint Capital Advisors, a middle market investment bank. Mr. Willison served as a director of IndyMac Bancorp, Inc. from July 2005 to July 2008. From April 1996 to October 1998, Mr. Willison served as President and Chief Operating Officer of H.F. Ahmanson, Inc. (Home Savings of America). Mr. Willison also served as Chairman, President and Chief Executive Officer of First Interstate Bank of California from February 1991 to April 1996.

Mr. Willison’s distinguished career in key leadership roles in the financial industries and as a professor and former Dean of the UCLA Anderson School provides our Board of Directors with demonstrated leadership skills and expertise in business and finance. Mr. Willison’s governance experience on the boards of several publicly traded companies as well as his current membership in the National Association of Corporate Directors enables him to play a vital role in board discussions and deliberations regarding our business strategy and operations. In addition, as a director since 2000, Mr. Willison understands our history, business and the complex industry in which we compete. For these reasons, our Board of Directors has determined that Mr. Willison should serve as one of our directors.

Mr. Yeager has served as our director since March 2004. Mr. Yeager served in numerous senior positions at Time Warner, Inc., a NYSE-listed media and entertainment company from 1995 to 2011. Mr. Yeager served as a senior vice president and advisor to Time Warner’s senior management from January 2009 to August 2011. From December 2000 to January 2009, Mr. Yeager served as Senior Vice President, Finance for Time Warner, and led teams responsible for global strategic sourcing, supplier diversity, and investment of employee benefits assets, and served as the chair of the Time Warner Investment Committee. From May 1995 to December 2000, Mr. Yeager was Vice President, Finance and Development for Time Warner and led teams responsible for financial and business planning, mergers and acquisitions, treasury, capital structure planning and capital markets transactions, and for managing Time Warner’s relationships with commercial and investment banks and debt-rating agencies. Prior thereto, Mr. Yeager had a 27-year career with Ford Motor Company where he held executive and management positions in the Finance Staff, the Treasurer’s Office, the Product Development Group, the Financial Services Group, Ford of Europe, and Ford Motor Credit Company. Mr. Yeager began his career at Ford in 1968 as an Operations Research Analyst.

Mr. Yeager’s distinguished career working in finance, planning, treasury, and capital markets and experience as a senior executive and advisor for large corporations provides our Board of Directors with extensive knowledge of complex financial and operational issues facing large organizations. Mr. Yeager’s expertise in dealing with accounting principles and financial reporting rules and regulations provides him with the financial acumen requisite to serve as one of our SEC “audit committee financial experts” and makes him well suited to serve on our Audit Committee. His years of business experience combined with his financial and business planning expertise play a vital role, especially in light of current market conditions, in board discussions and deliberations regarding our financial and business strategies. For these reasons, our Board of Directors has determined that Mr. Yeager should serve as one of our directors.

EXECUTIVE OFFICERS

The following sets forth certain biographical information with respect to our executive officers, as of the date of this proxy statement.

Name	Age	Position
Jay M. Gellert	60	President and Chief Executive Officer
James E. Woys	55	Executive Vice President, Chief Operating Officer
Joseph C. Capezza, CPA	58	Executive Vice President, Chief Financial Officer and Treasurer
Angelee F. Bouchard	45	Senior Vice President, General Counsel and Secretary
Juanell Hefner	52	Chief Compliance and Administration Officer
Scott D. Law	50	Health Care Services Officer
Karin D. Mayhew	63	Senior Vice President, Organization Effectiveness
Steven J. Sell	47	President, Western Region Health Plan
Steven D. Tough	63	President, Government Programs

Mr. Gellert. See “Item 1—Election of Directors—Information Concerning Current Members of the Board of Directors and Nominees” above.

Mr. Woys has served as our Executive Vice President, Chief Operating Officer since November 2007. Previously, Mr. Woys served as our Interim Chief Financial Officer from November 2006 until November 2007, and served as President, Government and Specialty Services from October 2005 until November 2007. Prior thereto, he served as President of Health Net Federal Services from February 2001 to October 2005. Mr. Woys served as Chief Operating Officer and President of Health Net Federal Services from November 1999 to February 2001. Mr. Woys served as Chief Operating Officer and Senior Vice President for Foundation Health Federal Services from February 1998 to November 1999. Mr. Woys served as Senior Vice President of Foundation Health Federal Services from January 1995 to February 1998. From January 1990 to January 1995, Mr. Woys served as Vice President and Chief Financial Officer of the Government Division of FHC. Mr. Woys served as Director of Corporate Finance/Tax for FHC from October 1986 to January 1990. Prior to Mr. Woys’ employment with FHC, he was employed by Price Waterhouse from 1982 to 1986 and by Arthur Andersen & Co. from 1980 to 1982. Mr. Woys also is a director and a member on the strategic planning committee of the Council for Affordable Quality Healthcare, a nonprofit alliance of health plans and trade associations with the mission of simplifying healthcare administration for health plans and providers, resulting in a better care experience for patients and caregivers.

Mr. Capezza has served as our Executive Vice President, Chief Financial Officer since November 2007, and also as Treasurer since April 2012. Prior to joining Health Net, Mr. Capezza served as Chief Financial Officer at Harvard Pilgrim Health Care from January 2002 to October 2007. From June 2000 to December 2001, Mr. Capezza served as Senior Vice President and Chief Financial Officer at Group Health Incorporated. Prior thereto, Mr. Capezza had a long career with Reliance Insurance Group, where he served as Senior Vice President and Chief Financial Officer at Reliance Reinsurance Corp. from February 1990 to May 2000. From 1985 to 1990, Mr. Capezza served as Vice President and Chief Financial Officer at Willcox Incorporated Reinsurance Intermediaries, and from 1983 to 1985, Mr. Capezza served as Vice President and Controller at Skandia America Reinsurance Company. From 1976 to 1983, Mr. Capezza served as General Practice Manager—Insurance Industry Specialist at Coopers & Lybrand, LLP.

Ms. Bouchard has served as our Senior Vice President, General Counsel and Secretary since December 2009, having joined Health Net as Vice President, Assistant General Counsel and Assistant Secretary in 2003. Prior to joining Health Net, Ms. Bouchard was an associate at the law firm of Latham & Watkins LLP from 1996 until 2003, during which time she specialized in capital markets transactions, mergers and acquisitions and public company representation.

Ms. Hefner has served as our Chief Compliance and Administration Officer since February 2014. Prior thereto, Ms. Hefner served as our Senior Vice President, Customer and Technology Services from January 2012 to February 2014 and Chief Customer Services Officer from September 2010 to January 2012. In addition, since

2008, Ms. Hefner has also served as President and Chief Executive Officer of Managed Health Network, Inc. (“MHN”), our subsidiary that offers behavioral health, substance abuse and employee assistance programs. Prior to assuming the role of President and Chief Executive Officer of MHN, Ms. Hefner was Chief Operating Officer for MHN from 2007. From August 1999 to 2007, Ms. Hefner held several vice president positions within Health Net.

Mr. Law has served as our Health Care Services Officer since March 2013. Previously, Mr. Law served as our Chief Medicare Officer from November 2011 until March 2013. From 2009 to November 2011, Mr. Law served as Senior Vice President of Healthcare Delivery for WellCare Health Plans, Inc. Prior thereto, Mr. Law held various management positions with Health Net from 2005 to 2009.

Ms. Mayhew has served as our Senior Vice President, Organization Effectiveness since April 1999. Prior to joining us, Ms. Mayhew served as Senior Vice President, Organization Development of Southern New England Telecommunications Company (“SNET”), a northeast regional information, entertainment and telecommunications company based in Connecticut. Prior thereto, Ms. Mayhew served in various capacities at SNET, including Vice President, Human Resources, since 1972.

Mr. Sell has served as our President, Western Region Health Plan since December 2009 and as President of Health Net of California since November 2008. Prior to assuming the role of President of Health Net of California, Mr. Sell was President and Chief Executive Officer of MHN from December 2006 to November 2008, our Chief Sales Officer from March 2006 to December 2006, and our Vice President, Employer Services Group from January 2004 to March 2006. Mr. Sell served as a consultant with Booz Allen Hamilton prior to joining Health Net.

Mr. Tough has served as our President, Government Programs since January 16, 2010, our President of Health Plan and Government Programs since November 2008, the President of Health Net Federal Services since January 2006, and our President of our Government and Specialty Services division since February 2008. From 1978 to 1998, Mr. Tough spent 20 years at FHC, nine of which he served as President and Chief Operating Officer of our Government and Specialty Services groups. Upon leaving FHC in 1998, and prior to joining us in 2006, Mr. Tough started his own firm providing health care consulting services to a variety of companies, and served as President and Chief Executive Officer of the California Association of Health Plans and President, Western Region, MAXIMUS Health Care Services Group, a health care services organization.

Certain Relationships and Related Party Transactions

We have adopted a written Related Party Transactions Policy (the “Policy”), which has been approved by the Audit Committee of the Board of Directors (“Audit Committee”) in accordance with its charter. The Policy outlines our policies and procedures for the review, approval or ratification of certain transactions in which any of our related parties had or will have a direct or indirect material interest. For purposes of the Policy, a “related party” means any of our directors or director nominees, our executive officers, holders of more than five percent (5%) of any class of our voting securities, any “immediate family member” (as such term is defined in the Policy) of any of the foregoing persons, any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position, or in which any number of the foregoing persons hold in the aggregate a 10% or greater beneficial ownership interest, or any charitable, tax exempt or non-profit organization in which any of the foregoing persons is actively involved in fundraising or otherwise serves as a director, officer, trustee, or any similar capacity. The Policy provides, among other things, for any proposed related party transaction to be submitted to the Audit Committee, or under delegated authority to the Chair of the Audit Committee (the “Chair”), for approval. The factors to be considered by the Audit Committee, or Chair, as applicable, when reviewing such related party transaction shall include, but are not limited to, the following: (i) the benefits to Health Net of the transaction; (ii) the impact on a director’s independence in the event the related party is a member of the Board of Directors, an immediate family member of a member of the Board of Directors or an entity in which a member of the Board of Directors is a partner, shareholder, trustee, director, executive officer or similar position; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

The Policy also provides that if we find that a related party transaction is ongoing that did not receive prior approval by the Audit Committee, or Chair, as applicable, then such transaction will be promptly submitted to the Audit Committee or Chair for consideration of all of the relevant facts and circumstances available, and taking into account the same factors as described above, to determine whether the transaction should be ratified, amended or terminated. If a related party transaction is completed and did not receive prior approval, the Audit Committee or Chair, as applicable, shall evaluate the transaction, taking into account the same factors as described above, to determine whether the transaction should be ratified or if rescission of the transaction is appropriate. The Chair shall report to the Audit Committee at the next Audit Committee meeting any approval, ratification, amendment or rescission of a related party transaction made by such Chair under his or her delegated authority pursuant to the Policy.

The Audit Committee, in accordance with the Policy, has reviewed, approved and/or ratified the following transactions:

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The step-son of our Senior Vice President of Organization Effectiveness, Karin Mayhew, was an officer and equity owner of a limited liability company ( “LLC 1”), holding a fifty percent equity interest in LLC 1 until June 30, 2013 and is an officer and equity holder of another limited liability company (“LLC 2” and, together with LLC 1, the “LLCs”), holding a five percent equity interest in LLC 2. The LLCs entered into a contract with Health Net to provide certain disability advocacy services, professional Social Security Disability Insurance and Medicare identification and advocacy services to eligible health plan members, for which we paid approximately $170,425 in fees for the year ended December 31, 2013.

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During 2013, Wellington Management Company, LLP (“Wellington”), provided investment management services to Health Net for a fee based on the amount of assets under management, which fee was approximately $831,989 for the year ended December 31, 2013. For at least a portion of 2013, Wellington was a holder of more than five percent of Health Net’s outstanding common stock, but as of December 31, 2013, was no longer a greater than five percent holder according to a Schedule 13G/A filed by Wellington with the SEC on February 14, 2014.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Conduct

Members of our Board of Directors are elected by the holders of our Common Stock and represent the interests of all stockholders. Our Board of Directors meets periodically to review significant developments affecting us and to act on matters requiring its approval. Although the Board of Directors delegates selected matters to others, subject to its ultimate oversight, it reserves certain powers and functions to itself.

Our Board of Directors has established Corporate Governance Guidelines that it follows in matters of corporate governance. In addition, the Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. In addition, our Code of Business Conduct and Ethics provides that our “First Tier and Downstream Related Entities,” as defined by Medicare regulations, must abide by the Code of Business Conduct and Ethics if they do not have their own Code of Conduct and policies that comply with applicable laws and regulations. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are published on our website at www.healthnet.com. We intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of provisions required to be disclosed under the rules of the SEC or listing standards of the NYSE, on our website.

Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors met a total of eighteen times in 2013. Each member of our Board of Directors was present for 75% or more of the combined total of (i) all meetings of the Board of Directors held in 2013 and (ii) all meetings of all committees of the Board of Directors held in 2013 on which he/she served. Our non-management directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The non-executive Chairman presides at such executive sessions, or in his absence, a non-management director designated by our non-executive Chairman. In addition, it is our policy that each of our directors attends the Annual Meeting. All of our current directors were in attendance at the 2013 Annual Meeting of Stockholders.

Director Independence

On an annual basis, with the assistance of the Governance Committee, our Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director. To assist in making this determination, the Board of Directors has adopted independence guidelines (the “Director Independence Standards”), which are designed to conform to, or be more exacting than, the independence requirements set forth in the listing standards of the NYSE. The Director Independence Standards are published on our website at www.healthnet.com. In addition to applying these guidelines, the Board of Directors considers any and all additional relevant facts and circumstances in making an independence determination.

Under the NYSE listing standards, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, which would impair such director’s independence. The Board of Directors has affirmatively determined that each of Mary Anne Citrino, Theodore F. Craver, Jr., Vicki B. Escarra, Gale S. Fitzgerald, Patrick Foley, Roger F. Greaves, Douglas M. Mancino, Bruce G. Willison and Frederick C. Yeager is an independent member of the Board of Directors under the listing standards of the NYSE and the Director Independence Standards and has no material relationship with the Company that would impair such director’s independence. In making such determination the Board of Directors considered current and past relationships, if any, between the Company and members of the Board of Directors or their immediate family members, including the following:

•	With respect to Ms. Citrino, in 2013, Health Net made certain payments in the ordinary course of business and at arm’s length to three portfolio companies of The Blackstone Group in exchange for their provision of certain health care services. In addition, in 2013, Health Net made certain payments in the ordinary course of business and at arm’s length to an entity that employed an immediate family member of Ms. Citrino. Our Board of Directors determined that Ms. Citrino is independent based on (i) the amounts involved in and the nature of the relationships with the three portfolio companies of The Blackstone Group and (ii) the fact that Ms. Citrino’s immediate family member is not an executive officer of the entity that received payments from Health Net (including the absence of any material direct or indirect relationship between Ms. Citrino and Health Net outside of her service as a member of our Board of Directors).

•

With respect to Mr. Craver, in 2013, Health Net made various fee and provider payments in the ordinary course of business and at arm’s length to three entities that employ or have previously employed immediate family members of Mr. Craver. In addition, in 2013, Mr. Craver’s employer paid ordinary course arm’s length health insurance premium payments to Health Net. Our Board of Directors determined that Mr. Craver is independent based on (i) the fact that Mr. Craver’s immediate family members are not executive officers of the entities that received payments from Health Net and (ii) the amount of fees and provider payments involved in and the nature of these relationships (including the absence of any material direct or indirect relationship between Mr. Craver and Health Net outside of his service as a member of our Board of Directors).

•

With respect to Mr. Mancino, in 2013, Health Net made certain payments in the ordinary course of business and at arm’s length to a hospital at which Mr. Mancino’s spouse is a member of the board of trustees and received ordinary course arm’s length health insurance premium payments from an entity at which Mr. Mancino’s wife serves on the board of directors. In addition, during 2013, an entity in which Mr. Mancino is a partner made ordinary course arm’s length health insurance premium payments to Health Net. Our Board of Directors determined that Mr. Mancino is independent based on (i) the fact that Health Net has not provided material grants, endowments or discretionary contributions to the hospital at which Mr. Mancino’s spouse is a member of the board of trustees, nor is Mr. Mancino’s wife an executive officer of such entity and (ii) the amounts Health Net received from the entity at which Mr. Mancino’s spouse serves on the Board of Directors and from the partnership of which Mr. Mancino is a partner and (iii) the nature of these relationships (including the absence of any material direct or indirect relationship between Mr. Mancino and Health Net outside of his service as a member of our Board of Directors).

•

With respect to Mr. Willison, in 2013, Health Net made certain payments in the ordinary course of business and at arm’s length to a hospital associated with a separate nonprofit entity of which Mr. Willison’s spouse is a member of the board of trustees. In addition, in 2013, Health Net received ordinary course arm’s length health insurance premium payments from an entity that employed an immediate family member of Mr. Willison. Our Board of Directors determined that Mr. Willison is independent based on (i) the fact that Health Net did not provide material grants, endowments or discretionary contributions to the nonprofit entity at which Mr. Willison’s spouse is a member of the board of trustees, nor is Mr. Willison’s wife an executive officer of the hospital to which Health Net made payments, (ii) the fact that Mr. Willison’s immediate family member is not an executive officer of the entity that made payments to Health Net and (iii) the nature of the relationships (including the absence of any material direct or indirect relationship between Mr. Willison and Health Net outside of his service as a member of our Board of Directors).

In determining that Mr. Greaves is independent, the Board of Directors considered the following additional factors:

•	Mr. Greaves’ prior employment with the Company, which ended more than eighteen years ago;

•	the lifetime health benefits from the Company (or any successor) that he and his spouse received in conjunction with his retirement from the Company as an employee;

•	the fact that Mr. Greaves was reimbursed for certain expenses in connection with his travel to, and attendance at, certain business related meetings and events as a Company representative;

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the fact that Mr. Greaves’ wife serves as a non-paid volunteer with Celebration of Children, a Company-sponsored charity, and Heart & Soul, a Company awards program, and receives certain expense reimbursements related to such service;

•	the fact that Mr. and Mrs. Greaves serve as non-paid fundraising volunteers with YMCA, an organization which paid ordinary course arm’s length premium payments to Health Net during 2013; and

•

the fact that Mr. Greaves was reimbursed for certain travel related expenses incurred by his wife while, and in conjunction with, attending or accompanying him to meetings and events unrelated to Celebration of Children and Heart & Soul.

In light of the significant time period since Mr. Greaves’ resignation and the fact that his receipt of health benefits is in no way contingent upon continued service to the Company, the business purpose of the expense reimbursements to Mr. Greaves, the fact that Mrs. Greaves receives no salary compensation (only reimbursement of documented expenses) for her service to Celebration of Children and Heart & Soul, and the nature and amount of the reimbursements to Mr. Greaves for expenses incurred by his wife while, and in conjunction with, traveling with him to business related meetings and events, the Board of Directors determined that these were not material relationships under NYSE listing standards and therefore determined Mr. Greaves to be independent under such standards.

In addition to the foregoing, the Board of Directors also considered relationships between the Company and organizations on which our non-employee directors or their immediate family members serve only as directors and determined that such relationships did not impair the directors’ exercise of independent judgment.

Committees of the Board of Directors

Our bylaws establish the following standing committees of the Board of Directors: the Audit Committee, the Governance Committee, the Compensation Committee and the Finance Committee. Our bylaws further provide that additional committees may be established by resolution adopted by a majority of the Board of Directors. From time to time, the Board of Directors establishes various ad hoc committees by resolution. A majority of the Board of Directors selects the directors to serve on the committees of the Board of Directors upon recommendation of the Governance Committee.

Audit Committee.

The Audit Committee of our Board of Directors currently consists of Messrs. Yeager (Chairperson), Craver and Mancino and Ms. Fitzgerald. Each current member of the Audit Committee served on the Audit Committee throughout 2013. Our Board of Directors has determined that all current Audit Committee members are financially literate under the NYSE listing standards and that all current members of the Audit Committee are independent under NYSE listing standards and under the requirements of SEC Rule 10A-3. Messrs. Craver and Yeager have each been determined by the Board of Directors to be an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. Our Audit Committee held twelve meetings in 2013.

Audit Committee Responsibilities.    The Audit Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. Pursuant to the Audit Committee charter, the Audit Committee is responsible for, among other things:

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appointing, compensating, retaining, terminating and overseeing the work of any registered public accounting firm (“independent auditors”) engaged to prepare or issue an audit report or perform other audit or non-audit services for us;

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pre-approving our annual engagement letter with the independent auditors and all audit services and permitted non-audit services, including the proposed fees related thereto, to be performed for us by the independent auditors;

•	reviewing the performance of the independent auditors, including the lead partner of the independent auditors;

•

obtaining and reviewing, at least annually, a report from the independent auditors with respect to matters affecting the independent auditors’ internal quality-control procedures, independence and other material issues surrounding the auditing process;

•	evaluating the independence of the independent auditors;

•	reviewing and discussing with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitoring such plan’s progress and results during the year;

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reviewing with management and the independent auditors information which is required to be reported by the independent auditors under SEC rules and regulations and matters related to the audit as required by applicable accounting standards;

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reviewing and discussing with management and the independent auditors our annual audited financial statements and quarterly financial statements, including our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any major issues related thereto;

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reviewing with management and the independent auditors, among other things: treatment of significant transactions not a part of our regular operations; significant adjustments to our financial statements proposed or passed on by the independent auditors; the process surrounding certain accounting estimates; significant issues concerning litigation, contingencies, claims or assessments and material accounting issues that require disclosure in the financial statements; major issues regarding accounting principles and financial statement presentations; analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; and the effect of regulatory and accounting initiatives on the financial statements;

•	reviewing with management and the independent auditors, as applicable, the information to be included our earnings press releases;

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reviewing and resolving all disagreements between our independent auditors and management regarding financial reporting and regularly reviewing with our independent auditors any problems or difficulties encountered in the course of any audit work;

•	appointing, retaining, dismissing, compensating and overseeing our internal auditors;

•

periodically reviewing the charters of the internal audit function, the Audit Committee’s involvement and interaction with the internal auditors, the internal audit risk assessment and internal audit plan with management and the internal auditors, and the responsibility of, performance of and services provided by the internal auditors;

•

reviewing the progress and results of all internal audit projects with management and the internal auditors, and, when necessary, assigning or directing management to assign additional audit projects to the internal auditors;

•

reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures, through inquiry and discussions with management, the internal auditors and the independent auditors;

•

reviewing the annual report prepared by management, and attested to by our independent auditors, assessing the effectiveness of our internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in our Annual Report on Form 10-K;

•	reviewing the controls that management has established to protect the integrity of the quarterly reporting process;

•

as directed by our Board of Directors in accordance with the Corporate Governance Guidelines, reviewing reports from management regarding our exposure to certain risks, including financial risk, and the steps management has taken to monitor and control such exposures;

•

reviewing with management, the independent auditors and internal auditors, as appropriate, our administrative, operational and accounting internal controls, including any special audit steps adopted in light of any discovery of material control deficiencies;

•	reviewing and monitoring compliance with governmental laws, regulations and undertakings;

•	preparing the report of the Audit Committee required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing the results of management’s review of our year-end financial results undertaken in connection with our annual compensation risk assessment process;

•

reviewing our policies relating to the ethical handling of conflicts of interest and reviewing past or proposed transactions between us and members of management, including the use of corporate assets and considering the results of any review of these policies by the independent auditors;

•	establishing, implementing and applying policies and procedures for the review, approval or ratification of transactions required to be reported under item 404(a) of Regulation S-K;

•

monitoring compliance with our Code of Business Conduct and Ethics, including discussing with management and the independent auditors established standards of conduct and performance, and deviations therefrom;

•	reviewing with management, at the request of the Board of Directors, significant financial matters affecting us, whether or not related to a review of quarterly or annual financial statements;

•	reviewing the results of audits conducted by governmental and regulatory agencies and external auditors engaged for specific purposes; and

•

reviewing data security programs and procedures regarding disaster recovery and critical business continuity and reviewing management’s programs established to monitor compliance with data security and to test preparedness.

Governance Committee.

The Governance Committee of our Board of Directors is currently comprised of Messrs. Craver (Chairperson), Foley and Mancino and Ms. Escarra. Each current member of the Governance Committee served on the Governance Committee throughout 2013. Each of the current members of the Governance Committee is independent under NYSE listing standards. The Governance Committee held five meetings in 2013.

Governance Committee Responsibilities.    The Governance Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. Pursuant to the Governance Committee charter, the Governance Committee is responsible for, among other things:

•	establishing procedures for evaluating the credentials and suitability of potential director nominees proposed by our management or stockholders;

•

reviewing qualifications of candidates for membership on our Board of Directors from whatever source received and identifying individuals qualified to serve as our directors, consistent with the criteria established by the Board of Directors;

•	reviewing and evaluating any stockholder nomination of an individual for election to the Board of Directors;

•	pursuant to our bylaws, selecting director nominees for election by the stockholders at each annual meeting of our stockholders;

•	selecting individuals to fill vacancies on the Board of Directors which occur between annual meetings of our stockholders pursuant to our bylaws;

•	recommending qualifications to serve as a director, the continuation of directors in an honorary or similar capacity and the definition of independence as it relates to the Board of Directors;

•

reviewing, and recommending to the Board of Directors, the annual compensation payable to members of the Board of Directors for their service on the board of Directors, including any equity-based compensation and/or other perquisites payable to the Board of Directors;

•

reviewing the suitability of each director for continued service as a director when his or her term expires and when he or she has a significant change in status, and to determine whether or not the director should be re-nominated;

•

deliberating and taking such actions with respect to incumbent directors who fail to receive the required vote for re-election, and taking such other actions as are contemplated by our Policy Statement on Majority Voting, unless the Board of Directors has established that an alternative committee take the foregoing actions;

•

reviewing annually with the Board of Directors the composition of the Board of Directors as a whole and recommending, if necessary, measures to be taken so that the Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity and contains at least the minimum number of independent directors required by the NYSE;

•

reviewing annually the relationships that each director has with us (including as a partner, shareholder or officer of an organization that has a relationship with us) and any categorical director independence standards adopted by the Board of Directors;

•

reviewing annually, in consultation with the Board of Directors, the size and composition of each standing committee of the Board of Directors, including the identification of individuals qualified to serve as members of a committee, including the Governance Committee, and to recommend individual directors to fill any vacancy that might occur on a committee, including the Governance Committee;

•

review annually committee assignments and the policy with respect to the rotation of committee memberships and/or chairpersonships with a view toward balancing the benefits derived from continuity against benefits derived from diversity of experience and viewpoints of the various directors, and to report any recommendations to the Board of Directors;

•	recommend that the Board of Directors establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise;

•	developing and recommending to the Board of Directors, at least annually, a set of corporate governance guidelines that are appropriate for the Company;

•	responsibilities that may be delegated to the Governance Committee by the Board of Directors as described in the Company’s Corporate Governance Guidelines;

•	overseeing the evaluation of the Board of Directors and our management; and

•	evaluating our succession plans for the Chairman of the Board, Chief Executive Officer and other senior officers.

As described above, the Governance Committee is responsible for reviewing director compensation and making recommendations to the Board of Directors with respect to director compensation. The Governance Committee has from time to time directed Semler Brossy Consulting Group, LLC (“Semler”), the Governance and Compensation Committees’ compensation consultant, to provide certain services with respect to director compensation. Periodically, the Governance Committee reviews compensation survey data for compensation of peer boards of directors provided by Semler and determines whether any adjustments to the Board of Directors’ compensation are appropriate. If adjustments are appropriate, the Governance Committee recommends such adjustments to the Board of Directors. Historically, adjustments to the Board of Directors’ compensation generally have occurred less frequently than annually.

Consideration of Director Nominees.    The Governance Committee selects director nominees, including those nominated to fill vacancies on the Board of Directors, on the basis of the nominee’s possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board of Directors’ ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, NYSE listing standards and our bylaws and other corporate governance documents. In particular, the Governance Committee considers whether a director nominee exhibits the following attributes when reviewing and evaluating candidates:

•	talent and experience as a senior executive at major organizations, whether public companies, private businesses, non-profit organizations or other large, dynamic organizations;

•	commitment to ethical practices and quality;

•

diversity of background, with diversity reflecting age, gender, ethnicity, and industry focus, and whether such attributes contribute to an appropriate balance of perspective and experience on the Board of Directors; and

•	financial acumen or other professional, educational, or business experience relevant to managed health care and other aspects of our business and operations.

The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all candidates.

Identifying and Evaluating Director Nominees.    The Governance Committee identifies potential director nominees from many sources. In the event that a vacancy on the Board of Directors occurs between annual meetings of stockholders, the Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for Board membership. The Board of Directors may maintain a vacancy or vacancies if it cannot identify suitable candidates meeting the Board’s director qualification standards. The Governance Committee asks current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who may be available to serve on the Board of Directors. From time to time, the Governance Committee also engages third party search firms that specialize in identifying director candidates.

The Governance Committee also considers director candidates recommended by stockholders. The Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Governance Committee may, in addition to the criteria described above, take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a director candidate considered by the Governance Committee for inclusion on the slate of nominees, a stockholder must submit the recommendation in writing and must include the following information:

•	the name and record address of the stockholder;

•	evidence of number of shares of our Common Stock which are owned beneficially or of record by the stockholder and the length of time owned;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Health Net; and

•	the candidate’s signed consent to be named as a director if selected by the Governance Committee and nominated by the Board of Directors.

The stockholder’s recommendation and information described above must be sent to our Corporate Secretary at 21650 Oxnard Street, Woodland Hills, California 91367 and received by the Corporate Secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders, in order to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act.

Once a person has been identified by the Governance Committee as a potential candidate, the Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance Committee determines that the candidate warrants further consideration, the Chairperson of the Governance Committee or another member of the Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In connection with the 2014 Annual Meeting and in accordance with the above guidelines, the Governance Committee nominated for re-election each of the following ten nominees: Mses. Citrino, Escarra and Fitzgerald and Messrs. Craver, Foley, Gellert, Greaves, Mancino, Willison and Yeager.

Compensation Committee.

The Compensation Committee currently consists of Messrs. Willison (Chairperson) and Foley and Mses. Citrino and Escarra. Each current member of the Compensation Committee served on the Compensation Committee throughout 2013. Each of the current members of the Compensation Committee qualifies as a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “outside director” for Section 162(m) purposes and is independent under NYSE listing standards. In 2013, our Compensation Committee held six meetings.

Compensation Committee Responsibilities.    The Compensation Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. Pursuant to the Compensation Committee charter, the Compensation Committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of our executive compensation plans, and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and recommending for approval by the independent directors of the Board of Directors, the Chief Executive Officer’s compensation level based on this evaluation, which recommendation is subject to ratification, modification or rejection by the independent directors of the Board of Directors;

•

evaluating annually the performance of our most highly compensated officer (other than the Chief Executive Officer) (for 2013, the Executive Vice President, Chief Operating Officer) in light of the goals and objectives of our executive compensation plans, and recommending to the Board of Directors such officer’s compensation level, which recommendation is subject to ratification, modification or rejection by the Board of Directors;

•

evaluating annually the performance of our senior officers, including all officers who occupy jobs that the Compensation Committee, solely for purposes of evaluating compensation, determines to have the highest impact on us, including the “named executive officers” listed in this proxy statement (excluding the Chief Executive Officer and the second most highly compensated officer, which were discussed above) (the “Senior Officers”), and approving each such Senior Officer’s compensation level;

•	reviewing and approving, on a general and policy level basis only, the compensation and benefits of officers, managers and employees other than the “Oversight Executives,” who consist of the Chief

Executive Officer, our second mostly highly compensated officer and the Senior Officers, and advising the Board of Directors of actions taken;

•

assessing our overall compensation structure and compensation philosophy and strategy, selecting the appropriate peer group and periodically reviewing executive compensation in relation to the peer group;

•

reviewing as necessary and appropriate our compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, in light of our goals and objectives with respect to such plans, and, if the Compensation Committee deems it appropriate, adopting, or recommending to the Board of Directors the adoption of new or the amendment of existing plans;

•

reviewing all equity-compensation plans to be submitted for stockholder approval under the federal tax rules or NYSE listing standards, and reviewing and, in the Compensation Committee’s sole discretion, approving, or recommending to the Board of Directors the approval of, all equity-compensation plans that are exempt from or not subject to such stockholder approval requirements, in each case, in light of our goals and objectives with respect to such plans;

•	reviewing and approving any severance or termination arrangements to be made with any of our Oversight Executives;

•	reviewing periodically perquisites or other personal benefits to our Oversight Executives and recommending any changes to the Board of Directors;

•

producing a report of the Compensation Committee that contains a statement as to whether the Compensation Committee has reviewed and discussed the proposed Compensation Discussion and Analysis (“CD&A”) disclosure with management and whether it has recommended to the Board of Directors that the CD&A be included in the Company’s proxy statement related to its annual meeting or Annual Report on Form 10-K; and

•

performing such duties and responsibilities as may be assigned to the Board of Directors or the Compensation Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plans or compensation recovery policy.

As provided in its charter, the Compensation Committee has the responsibility to review at least annually the performance of the Chief Executive Officer, the second-highest paid executive and the Oversight Executives. The Compensation Committee has the authority to approve the compensation for all Oversight Executives, other than the Chief Executive Officer and the second-highest paid executive. The Board of Directors has the responsibility to determine the compensation for the Chief Executive Officer and second-highest paid executive. When making such determination, the Board of Directors takes into consideration the Compensation Committee’s recommendation regarding the compensation for the Chief Executive Officer and second-highest paid executive and may choose to ratify, modify or reject such recommendation. The annual performance review of the Oversight Executives occurs in the first quarter of the calendar year following the previous 12-month performance period. Such review cannot be delegated to anyone other than the Compensation Committee, though the annual performance evaluation of the Chief Executive Officer may be done as a committee or together with other independent directors, as directed by the Board of Directors.

The Board of Directors and the Compensation Committee, as applicable, determine the compensation levels for our named executive officers on an annual basis by considering a variety of factors described in the section “—How do we determine the amount for each element of executive officer compensation?” portion of the “Compensation Discussion and Analysis” section of this proxy statement.

For all employees other than the Oversight Executives, the Chief Executive Officer and his direct reports review and approve compensation decisions on an annual basis. In conducting their annual compensation review, the Chief Executive Officer and his direct reports consider the same factors that the Compensation Committee uses for its annual review. The Compensation Committee is not responsible for considering or determining compensation for the Board of Directors. The evaluation of the compensation of our Board of Directors is the responsibility of the Governance Committee and Board of Directors as discussed above in the “Governance Committee” section of this proxy statement.

The Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that Health Net’s executive compensation program remains aligned with best practice. To this end, the Compensation Committee has directly selected and retained the services of Semler to assist it with its responsibilities, which relate primarily to executive compensation matters. Semler reports directly and exclusively to the Compensation Committee with respect to executive compensation and related matters.

The Compensation Committee has the sole discretion to retain or obtain the advice of compensation advisers, including compensation consultants, legal counsel or other advisers in order to assist the Compensation Committee in carrying out its responsibilities. The Compensation Committee is also responsible for the appointment, determination of the compensation and oversight of the work of so retained compensation advisers and the determination of the independence of each compensation adviser prior to selecting or receiving advice from any such compensation adviser and on at least an annual basis thereafter. The Company provides for appropriate funding for payment of reasonable compensation to any compensation adviser to the Compensation Committee.

Each year the Compensation Committee considers the factors set forth in applicable SEC rules and NYSE listing standards to assess the independence of its compensation consultant and whether the work of the consultant raises any conflicts of interest. After review and consultation with Semler, the Compensation Committee has determined that Semler is independent and there are no conflicts of interest raised by the work of Semler currently nor were any conflicts of interest raised by the work performed by Semler during the year ended December 31, 2013.

For a full discussion of the services that Semler provides to our Compensation Committee to assist it in structuring and evaluating our executive compensation programs, plans and practices, see the “Compensation Discussion and Analysis” section of this proxy statement.

Finance Committee.

The Finance Committee of the Board of Directors currently consists of Mses. Fitzgerald (Chairperson) and Citrino and Messrs. Willison and Yeager. Each current member of the Finance Committee served on the Finance Committee throughout 2013. In 2013, our Finance Committee held six meetings.

Finance Committee Responsibilities.    The Finance Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. Pursuant to the Finance Committee charter, the Finance Committee is responsible for, among other things:

•	reviewing our investment policies and guidelines;

•	monitoring the performance of our investment portfolio;

•

reviewing, in coordination with the Board of Directors or Audit Committee, as applicable, our financial structure and operations, including but not limited to share repurchases, cash flow, cash management and working capital, in light of our long-term objectives;

•	reviewing and recommending to the Board of Directors appropriate action on proposed acquisitions and divestitures;

•	establishing appropriate authority levels for various officials of Health Net including with respect to mergers and acquisitions transactions, divestiture transactions and capital expenditures;

•	reviewing and recommending appropriate action with respect to our short- and long-term debt structure;

•

reviewing, at least annually, in coordination with the Compensation Committee, the investment options offered to participants in our retirement plans and nonqualified deferred compensation plans and, in connection therewith, reviewing the performance of such investment options;

•	reviewing and recommending appropriate action with respect to our “directors and officers” and “errors and omissions” insurance coverage; and

•	reviewing and recommending appropriate action with respect to our significant tax strategies.

Board Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management that is designed to support the achievement of our objectives, including strategic objectives, improvement of long-term organizational performance and enhancement of stockholder value. Risk is an inherent part of Health Net’s business activities, and Health Net’s enterprise risk management framework and governance structure are intended to facilitate and enhance the process of identification and ongoing management of the key risks in its business activities. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Discussions between senior management and Board members regarding risk management, control and mitigation are critical components of the Board of Directors’ risk oversight process.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for overseeing specific areas of risk management, as set forth below. The committees periodically provide updates to the Board of Directors regarding significant risk management issues and management’s response.

Committee	Primary Risk Oversight Responsibility
Audit Committee	Overseeing financial risk, capital risk and compliance risk and internal control over financial reporting, and evaluating the effectiveness of our Code of Business Conduct and Ethics.

Compensation Committee	Overseeing our compensation and benefits practices and evaluating the balance between risk-taking and rewards to employees, as discussed under the heading, “Compensation Risk Assessment.”

Finance Committee	Monitoring the level of risk associated with investment policies and portfolio, strategic endeavors, use of cash and short- and long-term debt structure.

Governance Committee	Evaluating each director’s independence and the effectiveness of our Corporate Governance Guidelines, and overseeing management’s succession planning.

In addition, as part of the effort to support the achievement of our objectives, the Board of Directors conducts an annual evaluation of its own performance, including the performance of each committee of the Board of Directors. The Board of Directors also conducts an annual evaluation of the President and Chief Executive Officer. As part of this formal evaluation process, the President and Chief Executive Officer prepares a self-evaluation, including his evaluation of the Company’s performance for the prior fiscal year. Each member of the Board of Directors then individually assesses his and the Company’s performance for the prior fiscal year, providing another forum for dialogue between senior management and Board members regarding the effectiveness of risk management and mitigation efforts.

Board Leadership Structure

Health Net has separated the roles of the Chairman of the Board and Chief Executive Officer since 1999.

After carefully considering the benefits and risks of separating the roles of the Chairman of the Board and Chief Executive Officer, the Board of Directors has determined that having an independent director serve as the Chairman of the Board is the most appropriate leadership structure for Health Net and is in the best interest of its stockholders at this time. With the exception of Mr. Gellert, our President and Chief Executive Officer, the Board of Directors is comprised entirely of independent directors. Separating the roles of the Chairman of the Board and Chief Executive Officer enables the independent directors to participate meaningfully in the leadership of the Board of Directors. The Board of Directors believes this structure provides an appropriate degree of oversight over our Chief Executive Officer and senior management. At the same time, the current Chairman of the Board is a director who has experience with our predecessor companies and therefore has deep institutional knowledge about our organization’s history and operations. For this reason, our Chairman of the Board is able to understand the unique challenges faced by management and serve as a liaison between the Board of Directors and management.

Our Corporate Governance Guidelines give the Board of Directors the flexibility to change its leadership over time, as needed, by permitting the roles of the Chairman of the Board and Chief Executive Officer to be held by the same person. The Board of Directors will continue to evaluate whether its leadership structure is appropriate as Health Net’s business evolves.

DIRECTORS’ COMPENSATION

Directors’ Compensation Table for 2013

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2) ($)		All Other Compensation ($)		Total ($)
Mary Anne Citrino	91,000		130,010	(5)	0		221,010
Theodore F. Craver, Jr.	111,000		130,010		0		241,010
Vicki Escarra	89,000		130,010		0		219,010
Gale S. Fitzgerald	111,000		130,010	(5)	0		241,010
Patrick Foley	85,000		130,010		0		215,010
Roger F. Greaves	220,000		130,010		—	(3)	350,010
Douglas M. Mancino	105,000	(4)	71,949	(5)	0		176,949
Bruce G. Willison	102,000		130,010		0		232,010
Frederick C. Yeager	120,000		130,010		0		250,010

(1)	Consists of all retainers and fees earned by each non-employee director for his or her services to us during 2013.

(2)

For each non-employee director other than Mr. Mancino, represents the aggregate grant date fair value of 4,194 restricted stock units (“RSUs”) granted on May 24, 2013 to such non-employee director, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 718. The grant date fair value shown is based on a per share value of $31.00. This is calculated in accordance with FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of grant ($31.00 per share) by the number of RSUs granted, and then subtracting the par value of $0.001 per share of Common Stock underlying the award.

For Mr. Mancino, represents the aggregate grant date fair value of 2,321 RSUs granted on May 24, 2013, as calculated in accordance with FASB ASC Topic 718. The grant date fair value shown is based on a per share value of $31.00. This is calculated in accordance with FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of grant ($31.00 per share) by the number of RSUs granted, and then subtracting the par value of $0.001 per share of Common Stock underlying the award. Mr. Mancino joined our Board of Directors on November 2, 2012. Because he received an initial equity grant upon his appointment to the Board of Directors, Mr. Mancino received a pro-rated RSU grant on May 24, 2013.

The RSUs granted to each of our non-employee directors in 2013 vest and become non-forfeitable as to 33 1/3% of the RSUs on each of the first, second and third anniversaries of the date of grant. No options to purchase shares of our Common Stock were granted to our non-employee directors in 2013. The table below shows the aggregate numbers of stock awards and option awards outstanding for each non-employee director as of December 31, 2013. Stock awards consisted of unvested RSUs. Upon vesting and the passage of any applicable deferral period, the RSUs are paid in shares of our Common Stock on a one-for-one basis. Directors may elect to defer payment until a later date, which would result in a deferral of taxable income to the director. Option awards consist of exercisable and unexercisable options.

	Aggregate Stock Awards Outstanding as of December 31, 2013 (#) RSUs	Aggregate Option Awards Outstanding as of December 31, 2013 (#) Stock Options
Mary Anne Citrino	8,975	18,959
Theodore F. Craver, Jr.	8,975	77,586
Vicki Escarra	8,975	45,038
Gale S. Fitzgerald	8,975	76,559
Patrick Foley	8,975	76,559
Roger F. Greaves	8,975	76,559
Douglas M. Mancino	6,142	0
Bruce G. Willison	8,975	76,559
Frederick C. Yeager	8,975	73,586

(3)	The aggregate value of perquisites provided to Mr. Greaves was less than $10,000 during 2013.

(4)	The amount shown was deferred under the Health Net, Inc. Deferred Compensation Plan for Directors.

(5)	The amount shown was deferred under the Health Net, Inc. Non-Employee Director Restricted Stock Unit Deferral Program.

Cash Retainers and Meeting Fees.    The annual retainer payable to our non-employee directors during 2013 was $45,000. During 2013, each non-employee director who chaired the Compensation Committee, Governance Committee or the Finance Committee received an additional annual retainer of $10,000. The non-employee director who chaired the Audit Committee received an additional annual retainer of $15,000. Each non-employee director also is entitled to a $2,000 fee for each meeting of the Board of Directors attended, and a $1,000 fee for each committee meeting attended, other than the Audit Committee. Non-employee directors received a $2,000 fee for each Audit Committee meeting attended. In lieu of these retainer and meeting fees, Mr. Greaves received $18,333 per month for his services during 2013 as Chairman of the Board of Directors. No fees are paid to Health Net employees for service as a director. In December 2013, the Governance Committee and the Board of Directors reviewed the meeting fees and annual retainers payable to non-employee directors and determined that no changes were necessary at that time.

Equity Grants.    Until December 2010, our non-employee director equity compensation program provided for non-employee directors to receive initial grants of nonqualified stock options when they join our Board of Directors and automatic annual grants of nonqualified stock options upon their re-election to our Board of Directors. In December 2010, the Board of Directors approved a modification to our non-employee director equity compensation program. Beginning in 2011, the initial equity grants and the automatic annual equity grants to non-employee directors are made in the form of RSUs, rather than nonqualified stock options. These grants are made under the Company’s 2006 Long-Term Incentive Plan, as amended (the “2006 Plan”). The target value of each of the initial and annual non-employee director grants is $130,000 and is calculated based on the fair market value of the shares underlying the RSUs on the date of grant. Each grant vests as to 33 1/3% of the RSUs each year on the anniversary of the date of grant, provided that the RSUs will become immediately vested in the event of a “change in control” of Health Net, as defined in the 2006 Plan. Upon vesting, the non-employee director will be entitled to receive the number of shares of Common Stock underlying the vested portion of the RSU grant. Each non-employee director may elect to defer the distribution of shares underlying the vested RSUs in accordance with deferral procedures established by the Company.

Certain of our directors have outstanding non-qualified stock option grants that were made pursuant to our Third Amended and Restated Non-Employee Director Stock Option Plan (the “NED Plan”). We no longer utilize this plan for grants to non-employee directors. The terms and conditions of the grants that were made to non-employee directors under the NED Plan are substantially the same as grants made under the 2006 Plan, except that the definition of “change in control” is different in the NED Plan.

Expenses.    We generally provide for, or reimburse the reasonable expenses of (including costs of travel and lodging), our directors incurred in connection with attending Board of Directors, committee and stockholder meetings. We also reimburse directors for their reasonable expenses associated with attendance at other Heath Net-related business meetings and events, including the annual Health Net Board retreat. Health Net does not own its own aircraft and, as such, our directors generally use commercial air, rail or automobile transportation when traveling to Health Net-related business meetings. In addition, we also provide for, or reimburse the expenses of, the Chairman of the Board’s spouse, Erika Greaves, related to her attendance (including the costs of travel and lodging) at Celebration of Children and Heart & Soul meetings and events. Mrs. Greaves serves as a volunteer for Celebration of Children, which is a Health Net-sponsored charity program and for Heart & Soul, which is Health Net’s awards program for employees. We also reimburse the expenses of Mrs. Greaves when she accompanies Mr. Greaves to Health Net-related business meetings and events that are unrelated to Celebration of Children or Heart & Soul.

Deferred Compensation Plan and Restricted Stock Unit Deferral Program for Directors.    Each non-employee director is eligible to participate in the Health Net, Inc. Deferred Compensation Plan for Directors (the

“Director DC Plan”). Participants may elect to defer all or a portion of their cash retainers, meeting fees and certain other cash remuneration earned for services performed during the year. All amounts deferred under the Director DC Plan are vested amounts. The Director DC Plan has been designed so that federal and state income tax on the monies deferred is not due until such time as the account balance is paid to a participant. Participants can elect distribution of their account balances from a given year while they are still serving on our Board or they can elect to have payments made to them in the event of their separation from service with us. Payments under the Director DC Plan can be made in a lump sum payment or as annual installments over a period of greater than two years and less than ten years. Deferred amounts are treated as having been invested in certain investment funds as elected by the participant and become the basis for determining the earnings on the participant’s deferral account. In addition, each non-employee director is eligible, under certain terms and conditions, to defer his or her restricted stock unit awards which are subject to service based vesting, under the Health Net, Inc. Non-Employee Director Restricted Stock Unit Deferral Program (the “Director RSU Deferral Program”). Ms. Fitzgerald and Messrs. Foley, Mancino and Willison have account balances under the Director DC Plan, and Mr. Mancino is the only non-employee director who elected to defer compensation, including his restricted stock unit awards, under the Director DC Plan and the Director RSU Deferral Program during 2013.

Stock Ownership Requirements.    Our Board of Directors has adopted stock ownership guidelines for non-employee directors that require non-employee directors to make good faith progress towards holding qualifying shareholdings with a value equal to or in excess of $300,000 (the “Director Ownership Threshold”). As of April 22, 2014, each of our non-employee directors held qualifying share holdings with a value equal to or in excess of the Director Ownership Threshold, except for Mr. Mancino, who is the newest member of our Board of Directors and is making good faith progress toward the Director Ownership Threshold in compliance with our stock ownership guidelines.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Our business requires a talented, motivated and capable leadership team. To that end, executive compensation plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

This Compensation Discussion and Analysis (“CD&A” or “Compensation Discussion and Analysis”) discusses the compensation programs and policies in place for our named executive officers, as well as our Board of Directors’ and Compensation Committee’s roles in the design and administration of these programs and policies and in making specific compensation decisions for our named executive officers. Our named executive officers for 2013 are as follows:

•	Jay M. Gellert, our President and Chief Executive Officer;

•	James E. Woys, our Executive Vice President, Chief Operating Officer;

•	Joseph C. Capezza, CPA, our Executive Vice President, Chief Financial Officer and Treasurer;

•	Scott D. Law, our Health Care Services Officer; and

•	Steven D. Tough, our President, Government Programs.

Mr. Law was promoted to Health Care Services Officer effective on March 7, 2013. Unless otherwise indicated, information regarding Mr. Law’s compensation in this Compensation Discussion and Analysis reflects Mr. Law’s compensation following his promotion.

Executive Summary

2013 Performance Highlights

The managed care industry is highly complex, currently experiencing unprecedented change and is facing a number of significant regulatory and marketplace challenges. Many of these changes and challenges are the result of federal health care reform legislation, as well as other federal and state legislation and regulation. Federal health care reform has had and will continue to have a significant impact on our business. In light of the uncertainty in our environment, we continue to be challenged in developing our incentive compensation programs and policies.

Certain of our key financial performance metrics for 2012 and 2013 are shown in the following table. We use these key metrics as financial performance measures in structuring our compensation program and believe these measures help to align the interests of our executives with those of our stockholders. For more information on the pre-tax income for each of our Western Region Operations and Government Contracts reportable segments, see Notes to Consolidated Financial Statements, Note 14—Segment Information of our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”).

Financial Measure	2013	2012
Pre-Tax Income (“PTI”) for the Combined Western Region Operations and Government Contracts Reportable Segments (collectively, “2013 Combined Western Region and Government Contracts PTI”) (in millions)	$282	$119
Earnings per diluted share	$2.12	$1.47

In 2013, the Company achieved GAAP earnings per diluted share of $2.12, an increase of 44.2 percent compared with 2012. For the combined Western Region Operations and Government Contracts reportable segments, earnings per diluted share were $2.21, more than double the comparable amount in 2012.

This performance was primarily driven by:

•	A 170 basis point improvement in the Company’s Western Region Operations segment pretax margin, to 2.0 percent;

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A 320 basis point improvement in the commercial Medical Care Ratio (“MCR”) to 85.6 percent and a 32.4 percent improvement in the gross margin per member per month due to our efforts to reposition our commercial book of business away from unprofitable full network large group accounts toward smaller accounts and tailored network products;

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A 900 basis point improvement in the Medicaid MCR due to, among other things, a number of favorable rate actions in California and a favorable impact from the Company’s state settlement agreement with the California Department of Healthcare Services (“DHCS”); and

•	The Company’s repurchase of 2.7 million shares of its common stock in 2013 for approximately $70 million, as compared with approximately 2.1 million shares of its common stock for $50 million in 2012.

Other operating highlights of 2013 include:

•	On October 1, 2013, Health Net began enrolling new Medicaid members in Arizona’s Maricopa county, a new program for the Company;

•	Health Net was selected to participate in commercial individual health insurance exchanges in Arizona, California and Oregon. These exchanges are a key part of health care reform; and

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In December 2013, we entered into a three-way agreement with the Centers for Medicare & Medicaid Services (“CMS”) and DHCS relating to the dual eligibles demonstration portion of California’s Coordinated Care Initiative in San Diego County. This agreement was amended in January 2014 to include Los Angeles County, and we began enrolling members on April 1, 2014 (the “Duals Demonstration”).

Key Compensation Decisions that Tie to Our Performance

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In 2013, our named executive officers earned annual cash bonuses under our Management Incentive Plan (the “MIP”), which is the Company’s cash bonus program for eligible associates. The Compensation Committee approved the funding of 2013 cash bonuses under the MIP only upon the Company achieving a pre-established level of 2013 Combined Western Region and Government Contracts PTI. The Compensation Committee then approved specific awards of these cash bonuses based upon the Company’s performance with regard to, among other things, four previously established strategic initiatives and each named executive officer’s performance with regard to certain individual performance factors, as further discussed under “—Analysis of Compensation During Fiscal 2013—Annual Performance-Based Incentive Cash Awards.” We believe the contingent nature of the award of MIP cash bonuses for 2013 reflects our continued emphasis on pay-for-performance. Furthermore, although the level of actual 2013 Combined Western Region and Government Contracts PTI and the qualitative determination that the 2013 strategic initiatives had been achieved permitted MIP funding of up to 125%, in an effort to be fiscally conservative as the Company prepared for 2014 and beyond, the Compensation Committee determined to fund the MIP at only 100% of target.

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In 2013, we continued awarding our Oversight Executives (which group includes our named executive officers) a mix of 75% of the total equity award value in performance share units (“PSUs”) and 25% of the total award value in service-based RSUs, in order to continue to align and tie the compensation of our named executive officers to the Company’s performance. To further emphasize pay-for-performance, the PSU awards granted to our named executive officers in 2013 would only be earned and subject to a three-year vesting period if the Company achieved a pre-established target level of GAAP diluted earnings per share (“EPS”). Because the Company exceeded this EPS target for 2013, the Compensation Committee determined that the 2013 PSUs had been earned, and would vest on the first, second and third anniversaries of the March 7, 2013 grant date. We believe that this 75%-25% PSU to RSU value mix subjects a significant portion of our named executive officers’ equity incentive compensation to risk based on Company performance and helps us to achieve a desired level of pay for performance alignment while maintaining incentives to increase long-term stockholder value and satisfying our retention objectives. For additional detail, see the information under the heading “–Analysis of Compensation During Fiscal 2013 – Long-Term Equity Incentive Compensation.”

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Because the base salaries of our named executive officers generally approximated the market median of available competitive market data provided by the Compensation Committee’s independent compensation consultant (as discussed under “—Competitive compensation analysis for fiscal 2013” below), the Compensation Committee and Board determined to make no changes to the base salaries of our named executive officers for 2013, with the exception of Mr. Law’s salary increase in connection with his promotion to Health Care Services Officer on March 7, 2013.

Highlights of our Compensation Program

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Pay for Performance.    In 2013, we continued to place a large percentage of our named executive officers’ actual total direct compensation “at risk” in the form of annual cash incentive and equity incentive compensation tied to pre-established financial performance targets. In addition, 75% of the value of the 2013 equity awards granted to our named executive officers was in the form of performance-vesting awards. This program design is intended to motivate our executive officers to achieve positive short- and long-term results for our stockholders.

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Compensation Recovery Policy.    We have a formal compensation recovery policy for the recovery of cash- or equity-based incentive compensation and profits realized from the sale of securities from our current executive officers (and certain other employees identified by the Board) following certain misconduct that requires the restatement of our financials due to material noncompliance with reporting requirements or if any such employee engages in conduct constituting “cause” under such employee’s employment agreement. See “—Other Key Policies and Practices – Compensation recovery policy” below for further detail about this policy.

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Elimination of Tax Gross-Ups.    We generally do not permit tax gross-up payments in connection with perquisites provided to executive officers, except pursuant to certain Company-wide policies that are limited in nature. We also do not permit tax gross-up payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), on severance and change in control pay for any person who became an executive officer after 2007.

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Equity Ownership Guidelines.    The Compensation Committee has established equity ownership guidelines that require each of our named executive officers to hold 75% of all “net settled shares” received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the total value of all of his or her qualifying shareholdings equals or exceeds an ownership threshold equal to a multiple of his or her annual base salary. “Net settled shares” generally refers to those shares that remain after payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs.

Impact of 2013 Advisory Vote on the Compensation of Named Executive Officers

In May 2013, we provided stockholders an advisory vote to approve the compensation of our named executive officers (the “say-on-pay proposal”). At our 2013 Annual Meeting of Stockholders, our stockholders approved the compensation of our named executive officers, with over 98% of the votes cast in favor of the say-on-pay proposal. In evaluating our executive compensation program, the Compensation Committee considered the results of the say-on-pay proposal and numerous other factors, as discussed in this CD&A. The Compensation Committee believes the support of our stockholders for the 2013 say-on-pay proposal indicates our stockholders are generally supportive of our approach to executive compensation. As a result of the foregoing, the Compensation Committee concluded that it would retain our compensation program’s emphasis on at-risk, performance-based incentive compensation. The Compensation Committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Recent Compensation Committee Actions to Further Align With Stockholder Interests

Although the Compensation Committee decided to retain the core design of our executive compensation program in fiscal 2013, the Compensation Committee, with the input of the Compensation Committee’s independent compensation consultant, reviewed our executive compensation programs and established an EPS metric as the performance measure for our 2013 PSU awards, thus moving away from using a PTI metric, which is the performance measure used in our annual cash incentive plan.

Further, in early 2014, the Compensation Committee, with the input of the Compensation Committee’s independent compensation consultant, determined to eliminate single-trigger accelerated payments of PSUs upon a change in control of the Company commencing with our 2014 PSU grants in favor of a double-trigger acceleration provision, due to our commitment to strong governance standards and current best practices. Under the prior single-trigger provision, unvested PSUs would accelerate and automatically vest upon a change in control of the Company. Under the double-trigger acceleration provision, unvested PSUs would accelerate and automatically vest only if the PSU recipient experiences a termination by the Company without cause or by such recipient for good reason on or after a change in control of the Company. Our other equity vehicles (i.e., stock options and RSUs) continue to have double-trigger acceleration provisions.

What is the role of the Compensation Committee?

The Compensation Committee has the primary authority to structure our compensation programs and establish compensation levels for our executives, including our named executive officers; however, our Board approves final compensation decisions (including any grant of equity awards) with regard to our Chief Executive Officer and our second-highest paid executive. A detailed discussion of the Compensation Committee’s role and responsibilities can be found under the “Corporate Governance” section of this proxy statement.

What are the objectives of our executive officer compensation programs?

Managed care is a complex industry that faces regulatory and marketplace challenges, especially in light of the sweeping changes enacted and proposed under the federal health care reform legislation and other state and federal legislation and regulation. In light of the continuing uncertainty throughout our industry, we continue to face challenges in developing our incentive compensation programs and policies. We have found that the pool of executives with the relevant industry experience and skills to provide effective leadership in this complex and uncertain health care environment is limited. Therefore, our compensation program for executive officers and other key employees must remain competitive in the industry to support our goal of attracting and retaining executive talent with the knowledge and leadership capability needed for us to operate successfully and to meet upcoming challenges and opportunities. Of equal importance, our compensation program must (i) motivate our executive officers to meet or exceed our short-term performance objectives and (ii) align the interests of our executives with those of our stockholders by rewarding our executives for results that create long-term stockholder value. As a prime example of the delicate balance required between short- and long-term goals for 2013, our preparations for the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) and its associated new programs have required the investment of significant resources of time and expense in the short term that are intended to generate long term value to our stockholders.

The objectives of our compensation program include:

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motivating our executive officers by aligning pay and performance and subjecting a significant portion of our executive officers’ compensation to the achievement of pre-established objective performance targets;

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attracting and retaining highly qualified and talented executive officers and other key employees by providing a total compensation program that is competitive with companies that may pursue a similar pool of executive talent;

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aligning the interests of our executive officers and other key employees with those of our stockholders through equity-based long-term incentive awards that link executive compensation to stockholder value;

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providing balanced reward elements with potential upside for exceeding performance targets (capped at a market-competitive level) and significant downside risk for missing performance targets, while rewarding the creation of sustained stockholder value by ensuring that these elements, individually and in the aggregate, do not encourage unnecessary or excessive risk taking;

•	providing a degree of financial certainty and stability to our executive officers and other key employees;

•	considering the affordability of our compensation program and our capacity to fund the program; and

•	promoting the ownership of our stock by our executives.

While these objectives remain consistent over time, the Compensation Committee continuously surveys the industry and environment with the assistance of its independent consultant before making specific decisions on meeting these objectives through our compensation program for a particular year.

What are the elements of named executive officer compensation and why do we provide each element?

Summary of Elements of 2013 Executive Compensation

Element	Form	Objectives and Basis

Base Salary	Cash	• Attract and retain skilled executives to drive our success • Offer compensation for core duties • Recognize individual achievements and contributions • Target market median

Annual Performance-Based Incentive Cash Awards	Cash	• Align awards with company financial performance • Actual payout is determined by our financial performance and executive’s individual achievements and contributions • Target market median

Long-Term Equity Incentive Compensation	PSUs, Service-Based RSUs

•       Align interests of executives with stockholders

•       Retain executives through long-term vesting

•       PSUs pay out only if pre-established performance measure is attained

•       Target market median, while managing burn rate

Retirement Plans	401(k) Plan, Nonqualified Deferred Compensation Plan, Nonqualified Defined Benefit Pension Plan

•       Provide tax-deferred methods for general savings, including for retirement

•       Provide supplemental retirement income and measure of financial stability and security while building participant’s long-term commitment to us

Severance and Change in Control Benefits	Employment Agreements, Equity Award Agreements	• Preserve productivity and retention in potentially disruptive restructure and/or change in control situations involving executive’s termination of employment

Limited Perquisites and Other Benefits	Financial Counseling Allowance, Relocation Benefits, Limited Housing Benefits, Group Life Insurance, Limited Car Allowances	• Help executives to manage time and minimize distractions in order to maintain focus on business results

Our use of each of these compensation elements varies among our executive officers, as described in detail in this CD&A. We use each element of compensation to satisfy one or more of our compensation objectives, and each element is an integral part of and supports our overall compensation program. Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance-based programs. Our long-term equity compensation program rewards sustained performance and financial growth while aligning the interests of our executive officers with those of our stockholders. Our annual performance-based incentive cash award program rewards short-term financial performance. Taken together, all of the elements of our compensation program help us to attract and retain qualified and capable executive officers. The specific purposes of each element are identified in the descriptions that follow in this CD&A.

Base Salary.

Base salaries provide our named executive officers with a degree of financial certainty and stability, compensating them for performing their core job duties and recognizing individual achievements and contributions. The base salary for each of our named executive officers is set forth in their respective employment agreements and is subject to adjustment by the Board or the Compensation Committee (depending on the executive’s level). Further discussion regarding 2013 base salary is presented below under the sections, “—How do we determine the amount for each element of executive officer compensation?” and “—Analysis of Compensation During Fiscal 2013.” For 2013, the Board and the Compensation Committee determined that no increases would be made to the base salaries of our named executive officers, with the exception of Mr. Law, who received a 23% increase in connection with his promotion to Health Care Services Officer, which became effective on March 7, 2013.

Annual Performance-Based Incentive Cash Awards.

Annual performance-based incentive cash awards help to motivate our named executive officers to meet or exceed our short-term performance objectives. Historically, the Compensation Committee awarded annual cash incentive awards to our named executive officers under our Executive Officer Incentive Plan, with the intent for certain of the performance-based compensation awarded thereunder to be eligible for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Commencing in 2013, the ACA imposes a $500,000 cap for health insurance companies, including Health Net, on the deductibility of compensation under Section 162(m) of the Code and, among other things, eliminates the exception for performance-based compensation. As a result of ACA’s elimination of the availability of deductions for qualified performance-based compensation under Section 162(m), the Compensation Committee determined that 2013 annual cash incentive awards for named executive officers would be made under the MIP, a pre-existing broader-based incentive cash award plan.

Each named executive officer is eligible to participate in our annual cash incentive program and has a target bonus amount expressed as a percentage of base salary. Each such executive officer has a maximum bonus opportunity under our annual cash incentive program equal to 200% of his or her individual target bonus amount. In determining the target bonus amount for each named executive officer, the Compensation Committee considers multiple factors, including market data provided by its independent compensation consultant, as described in the section, “—How do we determine the amount for each element of executive officer compensation?”

For 2013, the Compensation Committee determined to use a financial funding measure for the MIP in combination with a qualitative determination of the Company’s performance based on, among other things, the following four strategic initiatives: (i) G&A management, (ii) repositioning of the Company’s commercial business and preparation for participation in individual health insurance exchanges in Arizona, California and Oregon, (iii) repositioning of the Company’s state health programs business (including as a result of Medicaid expansion) for 2014 and (iv) execution of the Duals Demonstration (the “Strategic Initiatives”). The MIP was to be funded if the Company met or exceeded a pre-established level of 2013 Combined Western Region and Government Contracts PTI. PTI as a financial funding measure emphasizes operational performance, which supports the Company’s long-term financial growth and development and rewards the creation of value for our stockholders. If the Compensation Committee determines that this pre-established funding threshold is met, then the Compensation Committee considers the Company’s performance with regard to, among other things, the Strategic Initiatives, and each named executive officer’s performance with regard to a number of individual performance factors in determining actual award amounts paid to MIP participants. A description of the material terms of the MIP can be found below in the section entitled “—Analysis of Compensation During Fiscal 2013—Annual Performance-Based Incentive Cash Awards.” As noted above under “—2013 Performance Highlights,” the Company was able to: (i) manage G&A expenses while taking actions across the enterprise, throughout the year, to ensure appropriate resources were allocated to important business activities and new business initiatives; (ii) successfully reposition its commercial book of business by, among other things, repricing or repositioning select large group accounts and being approved to participate in commercial individual exchanges in Arizona, California and Oregon; (iii) reposition its state health programs business including by enrolling Medicaid members in Maricopa County, Arizona and preparing to enroll additional Medicaid expansion members in California and Arizona and (iv) finalize an agreement relating to the commencement of the Duals Demonstration. As such, the level of 2013 Combined Western Region and Government Contracts PTI performance combined with the Company’s performance with regard to, among other things, the Strategic Initiatives permitted a MIP funding of up to 125% of target. However, in an effort to be fiscally conservative as the Company prepared for fiscal 2014 and beyond, the Compensation Committee determined to fund the MIP at only 100% of target. For additional detail, including actual payouts under the MIP, see the discussion below under “—Analysis of Compensation During Fiscal 2013—Annual Performance-Based Incentive Cash Awards.”

Long-Term Equity Incentive Compensation.

Annual grants of equity awards are intended to align the interests of our executive officers with those of our stockholders and link our named executive officers’ compensation to stockholder value.

Equity Grant Guidelines—General.    Each year, the Compensation Committee approves grant guidelines that provide a range of shares available for grant to all employees who are eligible to participate in our equity program, including our named executive officers. When developing grant guidelines for our named executive officers, several factors are considered, including market median grant values and market trends in equity grant guidelines based on competitive market data provided by Semler, our targeted rate of share usage, or burn rate, participants’ salary grade levels in the organization, participation guidelines, remaining shares available for issuance under our equity plans, longer-term stock price trends and option valuations. The grant guidelines are designed to deliver competitive equity value to the eligible recipient population and ensure that we maintain our targeted burn rate, which the Compensation Committee approves each year. The Compensation Committee, in its discretion, may approve grant guidelines and equity awards that are below the market median in order to maintain our targeted burn rate.

Our targeted burn rate attempts to control the rate of dilution for stockholders and provide a reasonable amount of value sharing with our executives. We measure burn rate in stock option equivalents assuming a conversion factor for every full value share granted. Our historical number of diluted weighted average shares outstanding and rate of share usage over the past five years, as shown in the table below, illustrates our ability to maintain our rate of share usage between 2% and 2.5% of our outstanding Common Stock in recent years.

Stockholder Dilution From Stock Grants: Historic Rates of Usage at Health Net

	FY 2009	FY 2010	FY 2011	FY 2012	FY 2013
Diluted Weighted Average Shares	103,849,000	99,232,000	89,970,000	83,112,000	80,404,000
Option-Equivalent Shares Granted	2,093,850	2,460,237	2,055,412	1,907,556	2,001,792
Rate of Share Usage (%)	2.02	2.48	2.28	2.3	2.49

2013 Equity Grant Guidelines.    In December 2012, the Compensation Committee made initial determinations with regard to our 2013 target burn rate for all equity grants to long-term incentive plan participants and the grant guidelines for 2013 long-term incentive awards to our named executive officers. In making these determinations, the Compensation Committee assumed a $24.35 trading price for our common stock, which represented the 20-day average closing price of our common stock as of December 6, 2012. The median award values for our named executive officers in the grant guidelines recommended by the Compensation Committee were, on average, approximately 17% below the market median and for Mr. Law reflected his position at that time. The Compensation Committee recommended awarding grants below the market median in order to stay within our targeted burn rate. The Compensation Committee approved the 2013 long-term incentive awards to our named executive officers on March 7, 2013, which was also the grant date of the 2013 awards to our named executive officers, and such awards reflected Mr. Law’s new position.

The actual grant date fair values of the long-term incentive awards granted to our named executive officers, including the value of such awards relative to the market median, are shown in the “2013 Long-Term Equity Compensation” table below. For further discussion on how Semler determines the market median and how this data affected the Compensation Committee’s 2013 compensation decisions, please see “—Competitive compensation analysis for fiscal 2013” below.

Determinations Regarding Form and Mix of 2013 Equity Awards.    In December 2012, the Compensation Committee determined that long-term incentive grants consisting of PSUs and service-based RSUs would be granted to our named executive officers. In 2013, the Compensation Committee continued the prior year’s mix of long-term incentive grants, which in 2012 consisted of 75% of the award value in PSUs and 25% of the award value in service-based RSUs. The Compensation Committee determined that it was appropriate to award a significant portion of the long-term incentive grants to our named executive officers in the form of PSUs in order to motivate our executives to achieve optimal performance by closely tying their compensation to the Company’s performance. The Compensation Committee believes that the use of RSUs with service-based vesting supports retention objectives and motivates executives to increase long-term value to our stockholders.

RSUs awarded as part of the 2013 annual award grant vest one-third per year over three years, subject to the recipient’s continued service through each vesting date. PSUs awarded as part of the 2013 annual award grant must be earned through the Company’s achievement of a pre-established performance goal, which in 2013 was GAAP EPS (“2013 EPS”) of $2.02. If the performance target was achieved, the PSUs would then vest on the first, second and third anniversary of the grant date. Our actual 2013 EPS was $2.12 and exceeded the pre-established performance goal. The Compensation Committee accordingly determined in February 2014 that all of the shares underlying the March 7, 2013 PSU grants were earned and 1/3 of such shares will vest on each of the first three anniversaries of the grant date, subject to continued employment with us through each vesting date.

Mr. Law was granted a supplemental PSU grant of 35,000 shares in connection with his promotion to Health Care Services Officer on March 7, 2013. One-third of the supplemental PSU grant may be earned and vest no earlier than the first anniversary of the grant date if the Compensation Committee determines that during 2013 Mr. Law achieved the individual performance goal of developing an integrated healthcare services strategy, and developing an organizational structure and tools and reporting methodologies to support the integrated services strategy (“First Performance Goal”). An additional one-third of the supplemental PSU grant may be earned and vest no earlier than the second anniversary of the grant date if the Compensation Committee determines that during 2014 Mr. Law achieved the individual performance goal of executing on the integrated healthcare services strategy that he developed. If Mr. Law achieves both of the individual performance goals discussed above, the last one-third of the supplemental PSU grant may be earned and vest on December 31, 2015, subject to Mr. Law remaining continuously employed by us through such vesting date. In February 2014, the Compensation Committee determined that Mr. Law achieved the First Performance Goal by developing an integrated health care services delivery strategy, implementing a regional organization structure and partnering with the Company’s Finance and Actuarial leadership to develop a regional forecast model with key data analytics that supports additional cost reductions and improved Company performance. Accordingly one-third of the supplemental PSU grant was earned and vested on March 7, 2014, the first anniversary of the grant date.

Retirement Plans.

Qualified defined contribution retirement plan—Health Net, Inc. 401(k) Savings Plan (“401(k) Plan”).    We offer the 401(k) Plan to all of our eligible employees, including our named executive officers. The 401(k) Plan allows pre-tax salary deferral contributions of one to thirty percent (1% to 30%) of total eligible compensation up to the Internal Revenue Service maximum limits, including any catch-up contributions for employees age 50 or older. We match one hundred percent (100%) of the first three percent (3%) of eligible compensation contributed by an employee to the 401(k) Plan and match an additional fifty percent (50%) of the next two percent (2%) of eligible compensation contributed by an employee. All matching contributions are one hundred percent (100%) vested when made. Named executive officers may not elect Health Net, Inc. Common Stock as an investment option in the 401(k) Plan. Other than Mr. Tough, all of our named executive officers participated in the 401(k) Plan during 2013 and each received matching contributions or matching contribution commitments of $10,200.

Nonqualified voluntary deferred compensation plan—Health Net, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”).    Our named executive officers and certain of our other management employees are eligible to defer certain compensation under the Deferred Compensation Plan, which permits personal savings beyond the IRS contribution limits on qualified plans and may provide certain tax benefits. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit, enhancing our ability to attract and retain talented managers while building plan participants’ long-term commitment to Health Net. The return on the deferred amounts is linked to the performance of market-based investment choices made available to participants under the plan. None of our named executive officers elected to participate in the Deferred Compensation Plan in 2013. A description of the material terms of the Deferred Compensation Plan can be found in this proxy statement under the section entitled “Nonqualified Deferred Compensation for 2013.”

Nonqualified defined benefit pension plan—Health Net, Inc. Supplemental Executive Retirement Plan (“SERP”).    We maintain a nonqualified supplemental executive retirement program, which provides benefits to a very limited number of our executives with supplemental retirement income beyond the IRS contribution limits for qualified plans, affording participants a measure of financial stability and security and building the participants’ long-term commitment to Health Net. The Compensation Committee has been extremely selective in approving participants in the SERP. Messrs. Gellert and Woys are the only named executive officers who participate in the SERP. Messrs. Gellert and Woys are 100% vested in their accounts under the SERP. A description of the material terms of the SERP can be found under the table entitled “Pension Benefits for 2013.”

Severance and Change in Control Benefits.

We have entered into employment agreements with each of our named executive officers, pursuant to which they generally are eligible for severance and change in control benefits from Health Net. The severance and change in control payments and benefits provided under the employment agreements are independent of other elements of compensation. The PSUs granted to our named executive officers in 2013 have been fully earned and will become fully vested upon a change in control. In 2014, the Compensation Committee, with input from its independent compensation consultant, determined to eliminate single-trigger acceleration for PSU awards starting with the 2014 PSUs, due to our commitment to strong governance standards and current best practices, which codifies double trigger provisions across all our equity vehicles going forward. That is, our other outstanding unvested equity awards (other than the PSUs granted to Oversight Executives in 2013) provide for accelerated vesting upon the occurrence of both a change in control and involuntary termination of employment by the acquirer or by the executive under the definition of “good reason” within two years of such change in control. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under the section entitled “Severance and Change in Control Arrangements.”

The Compensation Committee believes that employment agreements with our named executive officers benefit Health Net by clarifying the terms of their employment and ensuring that we are protected by non-solicitation, non-disclosure and compensation recovery provisions. The Compensation Committee believes that severance and change in control benefits are necessary to attract and retain senior talent in the managed care industry, which protects the interests of our stockholders. Our severance and change in control arrangements are designed to attract key employees, preserve employee morale and productivity and encourage retention in the face of the potentially disruptive impact of internal restructuring activities or an actual or potential change in control. In addition, these benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security. We do not permit tax gross-up payments under Section 280G of the Code on severance and change in control pay for any person who became an executive officer after 2007. Messrs. Gellert and Woys are the only named executive officers that are entitled to such gross-up payments, which are provided for in each of their long-standing employment agreements. However, as indicated in the table entitled “Potential Payments Upon Change in Control or Termination”, neither executive would trigger excise tax or related tax gross-up payments upon a change in control, assuming a change in control occurred on December 31, 2013. In addition, Mr. Law’s employment agreement provides that, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

The Compensation Committee periodically reviews payments, benefit levels and the estimated costs related to our severance and change in control arrangements in order to ensure that such arrangements continue to serve Health Net’s and our stockholders’ best interests in retaining key executives.

Limited Perquisites and Other Personal Benefits.

General.    We provide our named executive officers with various perquisites and personal benefits, which serve as important recruiting and retention tools.

We generally do not permit tax gross-up payments in connection with perquisites provided to executive officers, except pursuant to certain Company-wide policies which are limited in nature. Under our Company-wide Relocation Policy, we provide tax gross-up payments with respect to standard relocation benefits. Under our Company-wide policy relating to spousal travel, we also provide tax gross-up payments relating to spousal travel for limited Company-sponsored events, which typically include sales and broker events that serve as an important part of our business. The Compensation Committee determined it is appropriate to continue to provide tax gross-up payments with respect to these perquisites, to the extent permitted by applicable tax law, because such tax gross-up payments serve an important recruiting and retention function and are broad-based benefits provided to all employees and are not limited to our executive officers.

Financial Counseling.    All named executive officers are entitled to reimbursement of $5,000 per year for costs incurred for personal financial counseling services, including tax preparation, estate and/or tax planning. We provide these benefits to assist our named executive officers to efficiently manage their time and financial affairs, minimize distractions and maintain focus on business issues.

Relocation Benefits/Engagement Bonuses.    In order to prevent geographic restrictions on our recruitment and hiring opportunities, we periodically provide new hires with relocation benefits and/or engagement bonuses. All of our exempt professional employees, including our named executive officers, are eligible to receive relocation benefits as part of our relocation policy when it is determined that relocation is desired and/or required due to the specific circumstances of the assignment. In addition, under our relocation policy, we provide tax gross-up payments for income taxes paid in connection with this benefit. Our relocation policy does not compensate participants for any loss on the sale of their homes. None of our named executive officers received relocation benefits in 2013.

Housing Allowance.    We provide corporate housing to Mr. Gellert pursuant to the terms of his long-standing employment agreement, as described in the “All Other Compensation” table. This permits him to reside close to our corporate headquarters in Woodland Hills and perform his daily duties as our Chief Executive Officer while he continues to maintain his personal residence in the San Francisco area.

Life Insurance.    We provide Company-paid group term life insurance pursuant to a broad-based plan to all of our eligible employees, including our named executive officers, in an amount equal to one times base salary. All of our eligible employees, including our named executive officers, may purchase additional life insurance for themselves and/or their dependents at their own expense.

Automobile Allowance or Company Car.    Although our automobile allowance program was terminated in 2003 after a review of market practices, individuals participating in the program at the time of its termination, including Messrs. Gellert and Woys, were “grandfathered” under the program and continue to receive this benefit. During 2013, Mr. Gellert was provided with a Company car in lieu of a cash automobile allowance and Mr. Woys received a monthly automobile allowance, as described in the “Summary Compensation Table” and “All Other Compensation” table.

Physical Exams.    All named executive officers are required, on an annual basis, to undergo a physical examination. We reimburse the executive for any out-of-pocket expenses relating to the physical examination that are not otherwise covered by the executive’s health insurance plan. The purpose of this policy is to ensure proactive health management for our executive officers.

The perquisites and other personal benefits described above are disclosed and quantified in the “Summary Compensation Table” and “All Other Compensation” table and described in the “Narrative to Summary Compensation Table and Plan-Based Awards Table” in this proxy statement.

How do we determine the amount for each element of executive officer compensation?

We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The Board and the Compensation Committee use comparative market data as a guide in reviewing and determining base salaries, annual performance-based incentive cash awards and long-term equity incentive compensation, as discussed below. The Board and the Compensation Committee also consider our target total direct compensation when making compensation determinations with respect to each component of compensation. The Board’s and the Compensation Committee’s approach each year is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

In addition to the factors described in the paragraph above, the Board and the Compensation Committee, as applicable, determine the compensation levels for our named executive officers on an annual basis by considering numerous factors, including the following:

•	analyses of competitive compensation practices;

•	information and advice from the independent compensation consultant engaged by the Compensation Committee;

•	each executive’s individual performance and the performance of his or her business unit or functional unit;

•	our performance, including financial performance;

•	labor market conditions, including any retention concerns;

•

historical compensation, including the progression of salary increases over time compared to the individual’s development and performance, and the unvested and vested value underlying outstanding equity awards;

•	motivational factors and the potential to assume increased responsibilities within Health Net;

•	the recommendations of our Chief Executive Officer, Chief Operating Officer and/or Senior Vice President, Organization Effectiveness, as applicable; and

•	compensation levels of other internal executives.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives. Ultimately, it is the judgment of the Compensation Committee, with input from our Chief Executive Officer, Chief Operating Officer and/or Senior Vice President, Organization Effectiveness, as applicable, that determines compensation for our named executive officers other than our Chief Executive Officer and our second-highest paid executive officer. The Compensation Committee recommends the compensation for our Chief Executive Officer and our second-highest paid executive officer to the independent members of our Board for approval. The compensation recommendations for the second-highest paid executive also include input from our Chief Executive Officer.

As indicated above, while the Board and the Compensation Committee use market data as one factor in making their respective compensation determinations, neither relies solely on market data to make these decisions. Further, as stated below, based on input received from the Compensation Committee’s independent compensation consultant, the Board and the Compensation Committee use market data from our “modeled peer group” to address consolidation in our industry and inconsistencies among our traditional peer group companies. For further discussion on the market data provided by Semler and how this data affected the Board’s and the Compensation Committee’s 2013 compensation decisions, please see “—Competitive compensation analysis for fiscal 2013” below.

Emphasis on long-term, performance-based compensation.

Consistent with our philosophy to align total compensation paid to our named executive officers with long-term stockholder interests, the Board and the Compensation Committee endeavor to set target total direct compensation such that more than half of our executive officers’ annual compensation is in the form of long-term equity, rather than cash, and is oriented to rewarding longer-term performance, as opposed to annual performance.

The following table reflects the actual 2013 compensation of our President and Chief Executive Officer and our other named executive officers (excluding our President and Chief Executive Officer) as a group.

2013 Compensation Pay Mix

	Actual(1)
	Amount	Percentage of Actual Total Compensation
President and Chief Executive Officer
Base Salary	$1,200,000	15.5%
Annual Cash Incentive Award	1,620,000	21.0%
Long-Term Equity Compensation	4,901,220	63.5%

Total	$7,721,220	100%
All Other Named Executive Officers (Excluding President and Chief Executive Officer)
Base Salary	$2,388,219	22.2%
Annual Cash Incentive Award	1,986,265	18.4%
Long-Term Equity Compensation	6,398,815	59.4%

Total	$10,773,299	100%

(1)

Values used in determining the actual pay mix represent base salaries in effect as of December 31, 2013, actual annual incentive cash awards based on 2013 performance and actual long-term equity award values granted in 2013, which were calculated as described in the notes to the “2013 Long-Term Incentive Compensation” table below.

Consultants and advisors.

Since May 2007, Semler has been the Compensation Committee’s exclusive independent compensation consultant. During that time, Semler has provided services to the Compensation Committee primarily related to executive compensation and services to the Governance Committee related to director compensation. Semler did not provide any other services to Health Net in 2013.

The Compensation Committee utilized its sole discretion to retain Semler as its independent compensation consultant in order to assist the Compensation Committee in carrying out its responsibilities. Semler reports directly and exclusively to the Compensation Committee with respect to executive compensation matters and the Compensation Committee is directly responsible for appointing Semler, determining its compensation levels and overseeing the work performed.

During 2013, Semler provided the following services to the Compensation Committee:

•	market survey analysis;

•	peer group competitive review;

•	review of market trends in executive compensation;

•	review of recent regulatory requirements related to executive compensation;

•	assessment of stockholder advisory firms’ executive compensation policies and implications for the Company’s practices;

•	assessment of the Company’s compensation policies and practices as they relate to risk management practices and potential risk-taking incentives;

•	review of the Compensation Committee charter;

•	guidance regarding the design of executive stock ownership guidelines;

•	advice regarding competitive levels of executive base salaries, annual performance-based incentive cash awards and annual equity awards; and

•	advice regarding management’s proposed salary structure, equity vehicles and grant guidelines for 2014.

The Governance Committee has the sole authority, as it deems appropriate, to retain or terminate Semler in order to assist the Governance Committee in carrying out its responsibilities with respect to non-employee director compensation. With respect to non-employee director compensation matters, Semler reports directly and exclusively to the Governance Committee, and the Governance Committee has the sole authority to approve Semler’s fees and other retention terms that relate to such work.

During 2013, Semler provided the following services to the Governance Committee with regards to non-employee director compensation:

•	market survey analysis;

•	peer group competitive review;

•	review of market trends in director compensation;

•	advice regarding competitive levels for annual retainers and committee fees and competitive levels and forms of equity compensation; and

•	guidance regarding the design of non-employee director stock ownership guidelines.

Competitive compensation analysis for fiscal 2013.

Although the Board and the Compensation Committee use data from a traditional “peer group” of companies in the health care industry to help determine compensation for our named executive officers, the health care companies in our traditional peer group are not similar to us in size, revenue, market position and other factors. Therefore, as recommended by Semler, the Board and the Compensation Committee also utilized several other sources of data to perform competitive compensation analysis for fiscal year 2013 in order to develop a complete and comprehensive comparison to peer companies.

In October 2012, Semler provided the Compensation Committee with a market overview approach to competitive compensation analysis that considered four data sources: (i) a “modeled peer group,” comprised of general industry survey data adjusted for the historical relationship with the Company’s peer group over the last five years and using regressions to establish scope consistent with our revenue; (ii) “managed care and general industry” survey data developed by Mercer, Towers Watson and Equilar, which includes both public and private managed care companies; (iii) a “cost of management analysis” that provides information about what other companies are paying by pay rank and in aggregate for their top positions; and (iv) “traditional peer group” proxy data as reported for the named executive officers. The Compensation Committee approved this approach to competitive assessment because it helps to address the ongoing consolidation in our industry as well as inconsistencies (size, market position, revenue, etc.) among our traditional peer group companies. On Semler’s recommendation, the Compensation Committee relied primarily on the “modeled peer group” data and secondarily on the “cost of management analysis” and “traditional peer group” proxy data in determining the compensation of our named executive officers in 2013, other than Mr. Law. The “managed care and general industry” survey data was not utilized in making determinations regarding our 2013 named executive officers’ compensation, but was utilized in determining the 2013 compensation of certain of our other employees. With respect to Mr. Law, who was promoted to Health Care Services Officer on March 7, 2013, we considered the Company compensation data for the executives in similar leadership roles and compensation data for the executive previously holding such office, which have been based primarily on the “modeled peer group” data and secondarily on the “cost of management analysis” and “traditional peer group” proxy data. All references to “market data” or the “50th percentile of market” in this CD&A are references to data derived from the “modeled peer group” survey.

In October 2012, Semler advised that the 2013 total target direct compensation for our named executive officers and Mr. Law’s position at the time was generally consistent with the market median and within the “competitive range.” For purposes of this Compensation Discussion and Analysis we consider the “competitive range” to be between 90% and 110% of the 50th percentile of market for cash based compensation data and between 85% and 115% for compensation data including an equity component, given the greater variability in equity market data. Market data obtained for purposes of competitive compensation analysis was only one factor used in determining 2013 compensation for our named executive officers. Other factors are described in the section “—How do we determine the amount of each element of executive officer compensation?”

Details concerning the surveys used are summarized below:

Type of Survey Group/Data	Companies in Group/Data
Modeled Peer Group—General industry survey data adjusted for the historical relationship with our peer group over the last five years and using regressions to establish scope consistent with our revenue	Towers Watson General Industry Survey—All participants.

Managed Care and General Industry—Survey data developed by Mercer, Towers Watson and Equilar, and includes both public and private managed care companies. This market data was not utilized in making determination regarding our 2013 named executive officers’ compensation, but was utilized in determining the 2013 compensation of certain of our other employees.	Aetna, Inc.; AFLAC, Inc.; AMERIGROUP Corp.; Blue Cross/Blue Shield of FL and NC, respectively; Blue Shield of CA; Centene Corp., CIGNA Corp.; CNO Financial Group Inc.; Coventry Health Care, Inc.; Health Care Service Corp.; HealthSpring, Inc., Highmark, Inc.; Horizon Blue Cross Blue Shield of New Jersey; Humana, Inc.; Kaiser Foundation Health Plan; Magellan Health Services, Inc.; Molina Healthcare Inc., Premera Blue Cross; Principal Financial Group, Inc.; UnitedHealth Group, Inc.; Wellcare Health Plans; and WellPoint, Inc.

Cost of Management Analysis—Provides information about what other companies are paying by rank and in the aggregate for their top positions	Towers Watson General Industry Survey—All participants.

Traditional Peer Group—Data from competitor companies in the healthcare industry	Aetna, Inc.; AMERIGROUP Corp.; CIGNA Corp.; Coventry Health Care, Inc.; Humana, Inc.; UnitedHealth Group, Inc.; and WellPoint, Inc.

Management involvement in compensation decisions.    In addition to market and other factors, the Board and the Compensation Committee consider input from our Chief Executive Officer, Chief Operating Officer and/or Senior Vice President, Organization Effectiveness, as applicable, in making their respective decisions regarding the compensation of the other named executive officers.

In the first quarter following the performance year, our Chief Executive Officer, Chief Operating Officer and our Senior Vice President, Organization Effectiveness, conduct a formal assessment (including obtaining individual self-assessments) of each named executive officer’s performance, including with respect to the performance factors developed for use in connection with our annual incentive cash award program. For additional detail on how our annual performance-based incentive cash awards are determined, see “—Analysis of Compensation During Fiscal 2013—Annual Performance-Based Incentive Cash Awards” below. Our Chief Executive Officer then provides the Compensation Committee with his assessment of the Company’s performance during the performance year and the results of the formal assessment of the other named executive officers, and provides recommendations for each named executive officer’s compensation, including salary adjustments, bonus payouts and equity grants, based on these assessments. The Compensation Committee uses these assessments and recommendations as a basis for its compensation decisions regarding our named executive officers and for its recommendation with regard to the compensation of our second-highest paid executive, which then must be approved by the independent members of the Board.

The evaluation of our Chief Executive Officer is a formal process whereby all members of our Board have the opportunity to provide input on our Chief Executive Officer’s performance, including with regard to applicable performance factors. Our Chief Executive Officer provides a self-assessment to the independent members of the Board each year, and each such Board member is then asked to evaluate our Chief Executive Officer’s achievements. The individual independent Board members’ evaluations are consolidated and sent back to each independent Board member. The Compensation Committee uses this consolidated feedback as a basis for its recommendation with regard to the compensation of our Chief Executive Officer, including salary adjustments, bonus payouts and equity grants, which then must be approved by the independent members of the Board.

Analysis of Compensation During Fiscal 2013.

General. In 2013, we provided our named executive officers with base salaries that ranged from 94% to 120% of the 50th percentile of the market. In 2013, we provided our named executive officers with target annual cash incentive opportunities under our MIP that ranged from 75% to 122% of the 50th percentile of the market. The actual amount of MIP awards paid to our named executive officers for 2013 ranged from 75% to 122% of the 50th percentile of market. Consistent with our objectives of linking executive pay with performance and aligning the interests of our executives with those of our stockholders, we continued our practice of placing an emphasis on long-term incentive awards, which comprised approximately 63% of actual total direct compensation for our Chief Executive Officer and approximately 59%, on average, for our other named executive officers as a group in 2013. For 2013, the grant date fair value of our actual long-term incentive awards ranged from 76% to 114% of the 50th percentile of the market, excluding Mr. Law. Due to the supplemental PSU award Mr. Law received in connection with his promotion, additional responsibilities and specified performance objectives, Mr. Law’s actual long-term incentive award grant date fair value, was at 194% of the 50th percentile of the market. As discussed in further detail below, we exceeded the 2013 EPS target of $2.02 and the Compensation Committee determined that the PSUs awarded to our named executive officers in 2013 were fully earned.

Base Salary.    The table below shows the base salary, as well as the market positions of the base salaries, for each of the named executive officers as of December 31, 2013 and the percentage increase in such base salary compared to each named executive officer’s base salary as of December 31, 2012.

2013 Base Salary Review

	2013
Named Executive Officer	Base Salary at 12/31/13 (% increase)		% of 50th Percentile of 2013 Market(1)
Jay M. Gellert President and CEO	$1,200,000 (0%)	(2)	120%

James E. Woys Executive Vice President, COO	$746,235 (0%)	(3)	107%

Joseph C. Capezza, CPA Executive Vice President, CFO and Treasurer	$586,328 (0%)	(4)	94%

Scott D. Law Health Care Services Officer	$509,293 (23%)	(5)	97%

Steven D. Tough President, Government Programs	$546,363 (0%)	(6)	94%

(1)

See “—Competitive compensation analysis for fiscal 2013” above for a discussion of the competitive market data Semler provides the Board and Compensation Committee, respectively, to utilize in making their compensation decisions and a discussion of how we define “competitive range”. Reflects base salary at December 31, 2013, as a percentage of the 50th percentile of the market data.

(2)

Mr. Gellert’s base compensation of $1,200,000 at December 31, 2013 was above the 50th percentile of market of $1,004,000 for his position and above the competitive range for his position. Mr. Gellert did not receive a base salary increase in 2013.

(3)

Mr. Woys’ base salary of $746,235 at December 31, 2013 was slightly above the 50th percentile of market of $700,000 for his position and within the competitive range for his position. Mr. Woys did not receive a base salary increase in 2013.

(4)

Mr. Capezza’s base salary of $586,328 at December 31, 2013 was slightly below the 50th percentile of market of $625,000 for his position and within the competitive range for his position. Mr. Capezza did not receive a base salary increase in 2013.

(5)

Mr. Law received a base salary increase of 23% in connection with his March 7, 2013 promotion to Health Care Services Officer, which reflects the increase in his responsibilities. Mr. Law’s base salary of $509,293 is slightly below the 50th percentile of market of $524,000 for the Health Care Services Officer position and within the competitive range for his position.

(6)

Mr. Tough’s base salary of $546,363 was slightly below the 50th percentile of market of $580,000 for his position and within the competitive range for his position. Mr. Tough did not receive a base salary increase in 2013.

Annual Performance-Based Incentive Cash Awards.    For each of our named executive officers, the executive’s target incentive opportunity as a percentage of base salary remained the same in 2013, as compared to 2012, except for Mr. Law whose bonus target increased from 50% to 80% in combination with his promotion on March 7, 2013. The table below shows our 2013 target annual incentive cash award opportunities and positions relative to the 50th percentile of the market.

2013 Target Annual Incentive Cash Award Opportunity

Named Executive Officer	2013 Target Annual Incentive Cash Award (% of Base Salary at 12/31/13)(1)	2013 Target Annual Incentive Cash Award(1)	50th Percentile of Market(2)	2013 Target Annual Incentive Cash Award Compared to 50th Percentile of Market(1)(2)
Jay M. Gellert President and CEO	135%	$1,620,000	$1,324,000	122%

James E. Woys Executive Vice President, COO	100%	$746,235	$700,000	107%

Joseph C. Capezza, CPA Executive Vice President, CFO and Treasurer	80%	$469,062	$625,000	75%

Scott D. Law Health Care Services Officer	80%	$407,434	$370,000	110%

Steven D. Tough President, Government Programs	80%	$437,090	$551,000	79%

(1)

Target 2013 annual incentive cash awards are calculated based on the executive’s base salary at December 31, 2013. Target 2013 annual incentive cash awards assume the MIP annual cash incentive award being paid out at the target level with Company Performance Scores and Individual Performance Scores (as described below) both equal to 100%.

(2)	Describes percentage of 50th percentile of market based on the competitive market data provided by Semler. See “—Competitive compensation analysis for fiscal 2013” above.

The Compensation Committee approved funding the 2013 MIP at up to 125% of each participant’s target bonus if the Company’s actual performance exceeded a pre-established performance target of $263 million of 2013 Combined Western Region and Government Contracts PTI. Following a quantitative review of the Company’s actual 2013 Combined Western Region and Government Contracts PTI, the actual funding level was then to be determined following a qualitative review of the Company’s 2013 performance based on, among other things, the Company’s achievement of the Strategic Initiatives. The Company’s actual 2013 Combined Western Region and Government Contracts PTI was $282 million, which exceeded the pre-established performance target, and the Company performed successfully with regard to the Strategic Initiatives. Although these results would have permitted funding the 2013 MIP at a Company Performance Score of up to 125%, in an effort to be fiscally conservative as the Company prepared for fiscal 2014 and beyond, the Compensation Committee determined to fund the MIP with a Company Performance Score of only 100% of target.

The actual amount of an executive’s annual incentive cash award for 2013 was ultimately determined by (i) multiplying the product of the executive’s annual base salary at December 31, 2013 and his or her individual target award percentage, and then (ii) multiplying the result of the foregoing by the Company Performance Score (which is equal to the funding level and was approved at 100%) and further (iii) multiplying the result of the foregoing by such executive’s Individual Performance Score, as illustrated below:

(Annual Base Salary x Target Award Percentage) x Company Performance Score x Individual Performance Score = Annual Incentive Cash Award Payout

To determine each named executive officer’s Individual Performance Score, Mr. Gellert presented to the Compensation Committee performance evaluations for Messrs. Woys and Capezza, as well as a self-evaluation of his own performance for 2013, and Mr. Woys presented to the Compensation Committee performance evaluations for Messrs. Law and Tough. Mr. Gellert’s and Mr. Woys’ evaluations included an assessment of the named executive officers’ performance with respect to the following performance factors: (i) individual and/or business unit contributions to 2013 combined Western Region and Government Contracts PTI, Western Region Operations year-end total medical membership, combined Western Region Operations and Government Contracts segment revenues, Western Region Operations total MCR, Western Region Operations general & administrative expense ratio, GAAP EPS, and Combined Western Region Operations and Government Contracts EPS; (ii) individual and/or business unit contributions to the achievement of the Strategic Initiatives; (iii) leadership; (iv) talent development; (v) succession planning; (vi) regulatory and operational compliance; (vii) successful responses to changing market conditions, including, but not limited to changes resulting from health care reform, to ensure the Company is well positioned for 2014 and beyond; and (viii) business unit performance and operations (collectively, the “Performance Factors”). The Performance Factors were not an exhaustive listing of factors to be considered and were intended to be subjective factors. In addition, no single factor was to be determinative, nor must all factors be considered with respect to a particular individual. Mr. Gellert recommended to the Compensation Committee Messrs. Capezza’s and Woys’ Individual Performance Scores while Mr. Woys recommended to the Compensation Committee Messrs. Law’s and Tough’s Individual Performance Scores.

The Compensation Committee then made a final determination, in its sole and absolute discretion, as to the Individual Performance Score for each named executive officer after considering Mr. Gellert’s and Mr. Woys’ recommendations, reviewing the individual’s performance with respect to the Performance Factors, and considering its own observations and assessments of our named executive officers and Health Net’s performance. The Compensation Committee approved Messrs. Capezza’s, Law’s and Tough’s Individual Performance Scores as recommended by Mr. Gellert and Mr. Woys, as applicable, of 75%, 100% and 110%, respectively. For Mr. Gellert and Mr. Woys (our second-highest paid executive), the Compensation Committee recommended an Individual Performance Score of 100% for each to the Board, which the Board approved.

Total Cash Compensation (base salary at December 31, 2013, plus actual annual performance-based incentive cash awards paid).    The table below shows where actual total cash compensation for 2013 was positioned in relation to the competitive market data for each of our named executive officers.

2013 Actual Total Cash Compensation as of December 31, 2013

Named Executive Officer	Base Salary at 12/31/13	Target 2013 Incentive Cash Award ($ and % of Base Salary at 12/31/13	Actual 2013 Incentive Cash Award (% of Target Incentive $)	Actual 2013 Incentive Cash Award ($)	Sum of Base Salary at 12/31/13 and Actual 2013 Incentive Cash Award	% of 50th Percentile of Market(1)
Jay M. Gellert President and CEO	$1,200,000	$1,620,000 135%	100%	$1,620,000	$2,820,000	121%

James E. Woys Executive Vice President, COO	$746,235	$746,235 100%	100%	$746,235	$1,492,470	107%

Joseph C. Capezza, CPA Executive Vice President, CFO and Treasurer	$586,328	$469,062 80%	75%	$351,797	$938,125	75%

Scott D. Law Health Care Services Officer	$509,293	$407,434 80%	100%	$407,434	$916,727	103%

Steven D. Tough President, Government Programs	$546,363	$437,090 80%	110%	$480,799	$1,027,162	91%

(1)	Describes percentage of 50th percentile of market based on the competitive market data provided by Semler. See “—Competitive compensation analysis for fiscal 2013” above.

Long-Term Equity Compensation Program.    In 2012, we modified the mix of our equity compensation awards from a 50%-50% value mix of stock options and service-based RSUs, to a mix that placed 75% of the total equity compensation grant date fair value in the form of PSUs and 25% of such value in service-based RSUs. We believe that this 75%-25% PSU to RSU value mix subjects a significant portion of our named executive officers’ equity incentive compensation to risk based on Company performance criteria, and helps us to achieve a desired level of pay for performance alignment while maintaining incentives to increase long-term stockholder value and satisfying our retention objectives. The grant date fair values of the 2013 equity incentive awards granted to our named executive officers other than Mr. Law and Mr. Woys were below the market median primarily due to the Compensation Committee’s desire to maintain a particular burn rate in combination with a relatively low grant date stock price as compared to the stock price for evaluation points in prior years. As discussed above, due to the supplemental PSU award Mr. Law received in connection with his promotion, additional responsibilities and specified performance objectives, Mr. Law’s actual equity incentive award grant date fair value was at 194% of the 50th percentile of the market.

2013 Long-Term Equity Compensation(1)

Named Executive Officer	Target PSUs (# Shares Underlying Awards)	RSUs (# Shares Underlying Awards)	Grant Date Fair Value of Stock Awards(2)		Grant Date Fair Value as % of 50th Percentile of Market(2)(8)
Jay M. Gellert President and CEO	135,000	45,000	$4,901,220	(3)	83%

James E. Woys Executive Vice President, COO	63,750	21,250	$2,314,465	(4)	114%

Joseph C. Capezza, CPA Executive Vice President, CFO and Treasurer	30,000	10,000	$1,089,160	(5)	76%

Scott D. Law Health Care Services Officer	61,250	8,750	$1,906,030	(6)	194%

Steven D. Tough President, Government Programs	30,000	10,000	$1,089,160	(7)	86%

(1)

This table only represents equity awards granted in 2013. For a more detailed description of outstanding equity awards held by our named executive officers, please see the table entitled “Outstanding Equity Awards at Fiscal Year-End for 2013,” below.

(2)

With respect to PSUs and RSUs, the grant date fair value shown is based on a per share value of $27.229. This is calculated in accordance with FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of grant ($27.23 per share) by the number of RSUs granted, and then subtracting the par value of $0.001 per share of Common Stock underlying the award.

(3)	Grant date fair values for Mr. Gellert’s PSUs and RSUs are $3,675,915 and $1,225,305, respectively.

(4)	Grant date fair values for Mr. Woys’ PSUs and RSUs are $1,735,849 and $578,616, respectively.

(5)	Grant date fair values for Mr. Capezza’s PSUs and RSUs are $816,870 and $272,290, respectively.

(6)

Grant date fair values for Mr. Law’s PSUs and RSUs are $1,667,776 and $238,254, respectively. This amount includes a supplemental grant of 35,000 PSUs to Mr. Law in connection with his promotion to Health Care Services Officer on March 7, 2013.

(7)	Grant date fair values for Mr. Tough’s PSUs and RSUs are $816,870 and $272,290, respectively.

(8)	Describes percentage of 50th percentile of market based on the competitive market data provided by Semler. See “—Competitive compensation analysis for fiscal 2013” above.

Total Direct Compensation.    The actual total direct compensation in 2013 ranged from 76% to 150% of the 50th percentile of market. Actual total direct compensation for Messrs. Gellert, Woys and Tough was within the competitive range. Mr. Law’s actual total direct compensation in 2013 was above the competitive range as it reflects the supplemental equity incentive award grant in connection with his promotion, additional responsibilities of his position and achievement of certain specific performance objectives set by the Compensation Committee. The Compensation Committee determined that Mr. Capezza’s actual total direct compensation should be below the competitive range.

2013 Actual and Market Target Total Direct Compensation

Named Executive Officer	Base Salary at 12/31/13	Actual 2013 Incentive Cash Award(1)	Actual 2013 Equity Award Fair Value on Grant Date(2)	Total Actual Direct Compensation(3)	Market Target Total Direct Compensation (50th Percentile of Market)(4)	Total Actual Direct Compensation (% of 50th Percentile of Market)(5)
Jay M. Gellert President and CEO	$1,200,000	$1,620,000	$4,901,220	$7,721,220	$8,202,000	94%

James E. Woys Executive Vice President, COO	$746,235	$746,235	$2,314,465	$3,806,935	$3,438,000	111%

Joseph C. Capezza, CPA Executive Vice President, CFO and Treasurer	$586,328	$351,797	$1,089,160	$2,027,285	$2,677,000	76%

Scott D. Law Health Care Services Officer	$509,293	$407,434	$1,906,030	$2,822,757	$1,877,000	150%

Steven D. Tough President, Government Programs	$546,363	$480,799	$1,089,160	$2,116,322	$2,398,000	88%

(1)

In 2013 we exceeded our 2013 Combined Western Region and Government Contracts PTI target of $263 million, and as a result, the Compensation Committee funded the MIP. See the discussion above under the heading “ —Annual Performance-Based Incentive Cash Awards” for information regarding how the actual MIP payouts were calculated for each of our named executive officers.

(2)

With respect to PSUs and RSUs, the grant date fair value shown is based on a per share value of $27.229. This is calculated in accordance with FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of grant ($27.23 per share) by the number of RSUs granted, and then subtracting the par value of $0.001 per share of Common Stock underlying the award.

(3)

Total actual direct compensation represents the sum of (i) base salary at December 31, 2013, (ii) actual 2013 incentive cash award under the MIP, as paid in 2014, and (iii) the grant date fair value of the 2013 equity awards made to the named executive officer. See footnote (2) to this “2013 Actual Total Direct Compensation” table for a description of how grant date fair value is calculated.

(4)

Market target total direct compensation represents the sum of the base salary, annual incentive cash award and long-term equity incentive awards at the 50th percentile of the market for each of the named executive officers.

(5)

Represents total actual direct compensation for each named executive officer expressed as a percentage of market target total direct compensation. The market data presented above was provided to the Compensation Committee by Semler. See “—Competitive compensation analysis for fiscal 2013” above.

Other Key Policies and Practices.

Compensation recovery policy.    We have a Compensation Recovery Policy, which generally provides for the recovery of cash- or equity-based incentive compensation and profits realized from the sale of securities (collectively, “Incentive Compensation”) from our current executive officers (and certain other employees identified by our Board from time to time) following a “recoverable event.” A “recoverable event” generally means a covered employee’s engagement in (i) fraudulent, intentional, willful or grossly negligent misconduct that ultimately results in our being required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. Federal securities laws, or (ii) conduct that constitutes

“cause” under the covered employee’s employment agreement. In the event the Board determines that a recoverable event has occurred, the Compensation Committee, in its sole discretion, may recover from the covered employee any or all Incentive Compensation granted to, paid or payable to, or received or realized by, the covered employee during (i) the twelve month period following the date of the first public disclosure of the financial document embodying the financial reporting requirement with respect to which we were required to restate, or (ii) the twelve month period following the initial occurrence of conduct constituting “cause.”

The Company intends to update the Compensation Recovery Policy from time to time as may be required by applicable law, including any rules that may be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Timing of equity compensation awards.    Our long-term equity incentive awards are granted as part of our annual compensation review. In addition, the Compensation Committee approves equity grants in the case of a new hire or promotion with respect to our named executive officers and certain other senior positions over which the Compensation Committee has oversight. Our Board approves any grant of equity awards with regard to our Chief Executive Officer and our second-highest paid executive. The effective date of such grants is the date such grant is approved by the Compensation Committee or, in the case of our Chief Executive Officer and second-highest paid executive, the date approved by the Board. In certain circumstances, such as with respect to Mr. Law in 2013, equity grants to officers in connection with a new hire or promotion may require that such compensation of such officer is subject to the disclosure requirements of the SEC.

Delegated authority to grant certain equity awards.    The Compensation Committee has delegated authority to the Chief Executive Officer to grant certain equity awards to new hires and promoted employees at the director level and above who are not within the oversight authority of the Compensation Committee. The Chief Executive Officer’s delegated authority has a maximum share pool of 300,000 which can be replenished from time to time by the Compensation Committee. New hire grants are generally effective on the date of hire. However, if the grant has not been approved by the Chief Executive Officer prior to the hire or promotion date, the grant will be effective on the date such grant is approved.

Equity ownership guidelines.    The Compensation Committee believes that the personal financial interests of our executives should be directly aligned with those of our stockholders. Toward that end, the Compensation Committee introduced share ownership guidelines for executives in 2002. The guidelines currently require that our Chief Executive Officer own qualifying shareholdings equal in value to five times his annual base salary. Other executives are required to own between one and three times their annual base salary in qualifying shareholdings depending on their level.

The Compensation Committee reviews our executive stock ownership guidelines from time to time, including to determine if they are consistent with market practices. Our executive stock ownership guidelines currently require that certain executive officers, including the named executive officers, hold 75% of all “net settled shares” received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the total value of all qualifying shareholdings held equals or exceeds the executive officer’s applicable ownership threshold, as set forth in the table below. “Net settled shares” generally refers to those shares that remain after payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs.

Equity Ownership Guidelines

Named Executive Officer	Ownership Threshold (as a Multiple of Base Salary)	2013 Ownership Threshold ($)(1)
Jay M. Gellert President and CEO	5x	$6,000,000

James E. Woys Executive Vice President, COO	3x	$2,238,705

Joseph C. Capezza, CPA Executive Vice President, CFO and Treasurer	3x	$1,758,984

Scott D. Law Health Care Services Officer	1x	$509,293

Steven D. Tough President, Government Programs	1x	$546,363

(1)	Based on base salary in effect as of April 22, 2014.

The Compensation Committee reviews our named executive officers’ stock ownership status and monitors ownership progress. Currently, all of our named executive officers have met their ownership requirements and are in compliance with our executive stock ownership guidelines.

In addition, as part of Health Net’s policy on Insider Trading and Disclosure of Material Inside Information, all employees, including the named executive officers, are prohibited from certain speculative trading activities, including selling our securities “short,” holding our securities in margin accounts, pledging our securities or engaging in hedging transactions with respect to our securities. These restrictions prohibit certain transactions whereby the individual continues to own our stock but without the full risks and rewards of ownership.

Tax and Accounting Considerations.

Internal Revenue Code Section 162(m)

Section 162(m)(1) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and our three other most highly compensated named executive officers employed at the end of the year (other than our Chief Financial Officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Code.

The ACA amended the Code to add Section 162(m)(6) which limits the amount of compensation that certain health care insurers, including the Company, may deduct for tax years starting after 2012. Unlike Section 162(m)(1) of the Code, Section 162(m)(6) limits the tax deduction to $500,000 per individual, and makes no exception for performance-based compensation. In addition, the limit applies to all compensation, including deferred compensation, paid to all current and former employees and most independent contractors, not just to compensation paid to a narrow group of current top executives. The new rule is effective for employer tax years beginning after December 31, 2012. As a result, commencing with compensation determinations made in 2013, the Compensation Committee no longer structures its compensation determinations based on the requirements of Section 162(m) of the Code.

Internal Revenue Code Section 409A

Section 409A of the Code requires programs that allow executives to defer a portion of their current income—such as our Deferred Compensation Plan and SERP—to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations).

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting Standards.

FASB ASC Topic 718, Compensation—Stock Compensation, requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, RSUs and PSUs under our equity incentive award plans are accounted for under FASB ASC Topic 718.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF HEALTH NET, INC.1

The Compensation Committee of the Board of Directors of Health Net, Inc. (the “Company”) has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Securities Act of 1933, as amended, with management of the Company. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Bruce Willison (Chair)

Mary Anne Citrino

Vicki B. Escarra

Patrick Foley

April 24, 2014

[1]	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

COMPENSATION RISK ASSESSMENT

We believe that our compensation policies and practices appropriately balance risk and the achievement of long-term and short-term goals, and that they do not encourage unnecessary or excessive risk taking. In establishing and reviewing our compensation program, the Compensation Committee and the Audit Committee work together to ensure that incentive goals are appropriately structured and resulting payouts are appropriate for a given level of performance.

In 2014, the Compensation Committee and management reviewed the design and operation of our compensation program in consultation with Semler. The review included an assessment of the level of risk associated with the various elements of compensation.

As part of this review and assessment, the Compensation Committee and management considered the following features and programs, among others, that discourage excessive or unnecessary risk taking, each of which is more fully described in the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement:

•	We believe that our compensation programs appropriately balance short- and long-term incentives.

•	Long-term incentives provide a balanced portfolio approach using a mix of equity vehicles.

•

Our annual incentive plan for executives incorporates some discretion on the part of the Compensation Committee, rather than purely relying on a formulaic approach. This increases the Compensation Committee’s flexibility to consider the source of our earnings and other elements of performance when determining payouts, which could reduce incentives to take excessive risk to increase annual earnings.

•	Maximum payouts under our annual incentive plan for executives are capped.

•	Our executive stock ownership guidelines promote long-term ownership of our stock and further align executives with the long-term interests of our stockholders.

•

We have a formal compensation recovery policy for the recovery of cash- or equity-based incentive compensation and profits realized from the sale of securities from our current executive officers (and certain other employees identified by the Board of Directors) following such employee’s engagement in (i) certain fraudulent, intentional, willful or grossly negligent misconduct that ultimately results in our being required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, or (ii) conduct constituting “cause” under such employee’s employment agreement. The scope of our compensation recovery policy is broader than the provisions of the Sarbanes-Oxley Act of 2002 regarding compensation recovery.

Based on this review and assessment, we and the Compensation Committee have concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)(2)		Option awards ($)(3)	Non-Equity incentive plan compensation ($)(4)	Change in pension and nonqualified deferred compensation earnings ($)	All other compensation ($)(5)	Total ($)

Jay M. Gellert President and Chief Executive Officer	2013 2012 2011	1,200,000 1,200,000 1,200,000	0 0 0	4,901,220 7,867,800 2,765,610		0 0 1,976,778	1,620,000 0 1,539,000	1,317,290 1,004,007 2,758,296	96,028 88,574 88,795	9,134,538 10,160,381 10,328,479

James E. Woys Executive Vice President and Chief Operating Officer	2013 2012 2011	751,975 746,235 750,666	0 0 0	2,314,465 3,343,815 1,382,805		0 0 988,389	746,235 0 708,923	233,021 1,167,373 745,416	22,200 22,000 21,830	4,067,896 5,279,423 4,598,029

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer and Treasurer	2013 2012 2011	586,328 586,328 585,233	0 0 0	1,089,160 1,573,560 829,683		0 0 593,033	351,797 0 422,156	0 0 0	10,200 10,000 9,800	2,037,485 2,169,888 2,439,905

Scott D. Law(6) Health Care Services Officer	2013 2012 2011	490,979 — —	0 — —	1,906,030 — —	(6)	0 — —	407,434 — —	0 — —	10,200 — —	2,814,643 — —

Steven D. Tough President, Government Programs	2013 2012 2011	546,363 543,303 529,518	0 0 0	1,089,160 1,376,865 553,122		0 0 395,356	480,799 0 403,142	0 0 0	41,649 35,818 29,182	2,157,971 1,955,986 1,910,320

(1)

Includes any amounts deferred pursuant to our nonqualified deferred compensation plan and/or amounts contributed by the executive to our 401(k) Plan. Also includes the transfer of $5,740 by Mr. Woys in paid-time-off (“PTO”) accruals as part of the Company’s PTO sharing program. For 2011, also includes the transfer of $8,610, $2,189 and $2,040 by Messrs. Woys, Capezza and Tough, respectively, in PTO accruals as part of the Company’s PTO sharing program.

(2)

The amounts shown represent grant date fair value of all stock awards granted in the year indicated, as computed in accordance with FASB ASC Topic 718. For stock awards granted in 2013, which consisted of service-based RSUs and PSUs, the grant date fair value shown is based on a per share value of $27.23. This is calculated in accordance with FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of the grant ($27.23 per share) by the number of stock awards granted, and then subtracting the par value of $0.001 per share of Common Stock underlying the award, and for PSUs is based on the probable outcome of the performance conditions applicable thereto. The grant date fair values of the PSUs assuming probable outcome and maximum outcome are the same. For a discussion of the grant date fair values of the stock awards granted in 2011 and 2012, see our Proxy Statements for our 2012 and 2013 Annual Meetings of Stockholders, respectively (the “2012 Proxy” and “2013 Proxy,” respectively). Each of the named executive officers received long-term equity incentive compensation in 2013 consisting of 75% of value in PSUs and 25% of the value in service-based RSUs. Mr. Law also received a supplemental PSU grant in connection with his promotion to Health Care Services Officer, as discussed in note 6 below. See the “Long-Term Equity Incentive Compensation—Determinations Regarding Form and Mix of 2013 Equity Awards” section of the Compensation Discussion and Analysis for additional detail regarding the PSUs granted in 2013.

(3)

The amounts shown represent grant date fair value of stock options granted in the year indicated, as computed in accordance with FASB ASC Topic 718. For a discussion of the grant date fair values of the stock options granted in 2011, see our 2012 Proxy.

(4)

The amounts shown represent payments made pursuant to the MIP. See the “Analysis of Compensation During Fiscal 2013—Annual Performance-Based Incentive Cash Awards” section of the Compensation Discussion and Analysis for additional information on the payouts under the MIP for 2013.

(5)	The amounts shown represent perquisites and other compensation received, as applicable, and are detailed in the following supplemental “All Other Compensation Table” and accompanying narrative.

(6)

Mr. Law was not a named executive officer during 2011 or 2012. Effective as of March 7, 2013, Mr. Law was promoted to the role of Health Care Services Officer. Mr. Law received a supplemental grant of 35,000 PSUs on March 7, 2013 in connection with his promotion, which vest only upon achievement of certain pre-established performance measures relating to 2013 and 2014 individual goals for Mr. Law. Upon achievement of the pre-established performance measures, the PSUs will vest in thirds. The first and second installments of the PSUs will vest on the first and second anniversaries of the grant date of March 7, 2013, respectively, provided that Mr. Law remains employed with the Company through those dates. The third installment will vest on December 31, 2015, as long as Mr. Law remains employed through that date. See the “Long-Term Equity Incentive Compensation—Determinations Regarding Form and Mix of 2013 Equity Awards” section of the Compensation Discussion and Analysis for additional detail regarding the PSUs granted in 2013.

All Other Compensation Table

Name and Principal Position		Perquisites (1)				Miscellaneous(2)
	Year	Housing Allow- ance ($)(3)	Financial Counseling ($)(4)	Auto- mobile ($)(5)	Other ($)(6)	Company Contri- butions to 401(k) Plan ($)(7)	Tax Gross-up Payments ($)	Grand Total All Other Compen- sation ($)
Jay M. Gellert	2013	56,116	5,000	24,712	0	10,200	0	96,028
President and Chief Executive Officer
James E. Woys	2013	0	0	12,000	0	10,200	0	22,200
Executive Vice President, Chief Operating Officer
Joseph C. Capezza, CPA	2013	—	—	—	—	10,200	0	10,200
Executive Vice President, Chief Financial Officer and Treasurer
Scott D. Law	2013	—	—	—	—	10,200	0	10,200
Health Care Services Officer
Steven D. Tough	2013	0	4,940	0	36,709	0	0	41,649
President, Government Programs

(1)

During 2013, we did not provide any tax-gross up payments in connection with perquisites to named executive officers. See the “What are the elements of named executive officer compensation and why do we provide each element?—Limited Perquisites and other Personal Benefits” section of the Compensation Discussion and Analysis for additional information. The amounts shown represent the total sum of all perquisites received by the named executive officers. Messers. Capezza and Law do not have amounts shown for perquisites because the aggregate value of each of their respective total perquisites was less than $10,000 during 2013.

(2)

Company-paid life insurance premiums have not been included in this table or the Summary Compensation Table as this benefit does not discriminate in scope, terms or operation in favor of executive officers.

(3)

During 2013, Mr. Gellert received housing allowance benefits pursuant to his employment agreement. His housing allowance benefits represented an average monthly housing rental and utilities payment of $4,676.

(4)

Each of Messrs. Gellert, Woys, Capezza, Law and Tough is entitled to reimbursement of up to $5,000 per year for costs incurred for personal financial counseling services, including tax preparation, estate and/or tax planning, so long as the executive remains employed by us. Messrs. Capezza and Law received reimbursement for costs incurred for personal financial counseling services in 2013, but such amounts are not included because the aggregate amount of perquisites paid to Messers. Capezza and Law did not exceed $10,000 during 2013.

(5)

Although our automobile allowance program terminated in 2003, each of Messrs. Gellert and Woys continues to receive benefits that have been “grandfathered” under the program. Mr. Woys receives a monthly automobile allowance in the amount of $1,000. Mr. Gellert is provided with a corporate car in lieu of a cash automobile allowance. For 2013, we provided Mr. Gellert with the use of a corporate car for which $1,044 represents the imputed income recognized for his personal use of such car and $23,668 represents the incremental cost to us for his exclusive use of a leased car based on such car’s monthly lease and related insurance.

(6)

Mr. Tough’s employment agreement provides him with “grandfathered” lifetime medical, dental and vision health benefits for himself and his dependents as a result of the Company’s acquisition of FHC in 1997. His health benefits represented an average monthly benefit of $3,059 for 2013.

(7)	The amounts shown represent our matching contribution or matching contribution commitment to the 401(k) Plan for the benefit of the named executive officer.

GRANTS OF PLAN-BASED AWARDS FOR 2013

Name and Principal Position	Grant Date	Estimated future potential payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)					All other stock awards: number of shares of stock or units (#)(3)	All other option awards: number of securities under- lying options (#)	Exercise or Base Price of Option Awards ($)	Grant date fair value of stock and option awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Jay M. Gellert President and Chief Executive Officer	3/7/2013	(1)	1,620,000	3,240,000	—	135,000		135,000		45,000		—	4,901,220

James E. Woys Executive Vice President, Chief Operating Officer	3/7/2013	(1)	746,235	1,492,470	—	63,750		63,750		21,250		—	2,314,465

Joseph C. Capezza, CPA Executive Vice President, Chief Financial Officer and Treasurer	3/7/2013	(1)	469,062	938,124	—	30,000		30,000		10,000		—	1,089,160

Scott D. Law Health Care Services Officer	3/7/2013	(1)	407,434	814,868	—	26,250		26,250		8,750		—	953,015
	3/7/2013					35,000	(5)	35,000	(5)				953,015

Steven D. Tough President, Government Programs	3/7/2013	(1)	437,090	874,180	—	30,000		30,000		10,000		—	1,089,160

(1)

The amounts shown represent potential non-equity incentive plan awards under the MIP in 2013. There is no threshold amount payable under the MIP for performance in 2013. Target amounts presented in the table above represent 100% of the executive officer’s target bonus opportunity under the MIP for performance in 2013, which is a pre-established percentage of the executive officer’s base salary. Maximum amounts represent 200% of the executive’s target bonus because awards are capped at that amount under each executive’s employment agreement. For a more complete description of the MIP, including discussion of actual 2013 payouts under the MIP, see the “Analysis of Compensation During Fiscal 2013—Annual Performance-Based Incentive Cash Awards” section of the Compensation Discussion and Analysis.

(2)

Represents PSUs granted in 2013 pursuant to the 2006 Plan. Amounts shown in the “threshold” column represent zero, as no shares could be issued upon achievement of the 2013 EPS performance measure at below the target level. Amounts shown in the “target” column represent the number of shares (100% of the target shares) that would be issued upon achievement of the 2013 EPS performance measure at the target level. Amounts shown in the “maximum” column are the same as those shown in the “target” column, as no additional shares could be issued upon achievement of the 2013 EPS performance measure above the target level. As discussed in note 5 below, Mr. Law received a supplemental grant of PSUs on March 7, 2013 in connection with his promotion. See the “Long-Term Equity Incentive Compensation—Determinations Regarding Form and Mix of 2013 Equity Awards” section of the Compensation Discussion and Analysis for additional detail regarding the PSUs granted in 2013.

(3)

Represents RSUs granted on March 7, 2013 pursuant to the 2006 Plan, which vest in equal installments on each of the first three anniversaries of the date of grant, subject to accelerated vesting for specified change in control situations followed by a termination of employment.

(4)

The grant date fair value, determined in accordance with FASB ASC Topic 718, was calculated by multiplying the closing price of our Common Stock on the date of grant ($27.23 per share) by the number of stock awards granted, and then subtracting the par value of $0.001 per share of Common Stock underlying the award. For PSUs, the grant date fair value assumes the probable outcome of the performance conditions applicable thereto. See footnote 2 to the “Summary Compensation Table” for more information.

(5)

Mr. Law received a supplemental grant of 35,000 PSUs on March 7, 2013 in connection with his promotion, which vest only upon achievement of certain pre-established performance measures relating to 2013 and 2014 individual goals for Mr. Law. Upon achievement of the pre-established performance measures, the PSUs will vest in thirds. The first and second installments of the PSUs will vest on the first and second anniversaries of the grant date of March 7, 2013, respectively, provided that Mr. Law remains employed with the Company through those dates. The third installment will vest on December 31, 2015, as long as Mr. Law remains employed through that date. See the “Long-Term Equity Incentive Compensation—Determinations Regarding Form and Mix of 2013 Equity Awards” section of the Compensation Discussion and Analysis for additional detail regarding the PSUs granted in 2013.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Material Terms of Agreements and Plans

Employment Agreements with Named Executive Officers in General.    We have entered into employment agreements with all of the named executive officers. In general, the named executive officers’ employment agreements entitle the officer to a minimum base salary and the ability to participate in various incentive compensation, equity, insurance and employee benefit plans, including paid time off, holidays, health and welfare insurance, 401(k) Plan, deferred compensation, financial counseling and tuition reimbursement plans, if the executive officer meets the applicable participation requirements. All of the named executive officers are eligible to participate in the MIP, which provides them the opportunity each plan year to earn a specified target percentage of his base salary (with the actual bonus payment ranging from 0% to 200% of target depending on the actual results achieved) as additional compensation in accordance with the terms of the MIP. Any future equity grants will be made to the named executive officers at the discretion of the Compensation Committee and, in the case of the Chief Executive Officer and the second most highly compensated executive, the independent members of the Board of Directors.

The named executive officers’ employment agreements also provide for certain severance payment arrangements, which are detailed in the “Potential Payments Upon Change in Control or Termination” table and the accompanying narrative herein.

Below is a brief summary of additional material terms contained in each named executive officer’s employment agreement with us. Each of these agreements are filed as an exhibit to our 2013 Form 10-K and the following summaries are qualified in their entirety by reference to those agreements. Under these employment agreements, the executive’s employment relationship with Health Net is at-will, meaning that the executive and Health Net may terminate the employment relationship at any time, with or without advance notice and with or without Cause (as defined in “Severance and Change in Control Arrangements”).

Employment Agreement with Mr. Gellert.    On December 3, 2008, Health Net, Inc. and Mr. Gellert entered into an Amended and Restated Employment Agreement (the “Gellert Agreement”), which amended and restated all prior employment agreements between Mr. Gellert and us. In accordance with the Gellert Agreement, Mr. Gellert’s current annual base salary is $1,200,000 (with such adjustments as may be made from time to time), and he is currently eligible to receive an annual cash bonus under the MIP with a target equal to 135% of his annual base salary. The Gellert Agreement provides Mr. Gellert with housing in Woodland Hills, California at a reasonable monthly cost and reimbursement for Mr. Gellert’s weekend trips to his residence in Northern California. In addition, if Mr. Gellert decides to relocate to Southern California, he is entitled to specific relocation benefits. We provide Mr. Gellert with the use of a corporate car, and he reports his personal use of the car as a taxable benefit. The Gellert Agreement provides for Mr. Gellert’s participation in the SERP in which Mr. Gellert is vested at 100% based on his current tenure with us.

Employment Agreement with Mr. Woys.    On December 3, 2008, Health Net, Inc. and Mr. Woys entered into an Amended and Restated Employment Agreement (the “Woys Agreement”), which amended and restated all prior employment agreements between Mr. Woys and us. In accordance with the Woys Agreement, Mr. Woys’ current annual base salary is $746,235 (with such adjustments as may be made from time to time), and he is currently eligible to receive an annual cash bonus under the MIP with a target equal to 100% of his annual base salary. The Woys Agreement provides Mr. Woys with a “grandfathered” car allowance of $1,000 per month since he was eligible for this benefit prior to our termination of the car allowance program. Further, the Woys Agreement provides for Mr. Woys’ participation in the SERP in which Mr. Woys is vested at 100% based on his current tenure with us.

Employment Agreement with Mr. Capezza.    On December 3, 2008, Health Net, Inc. and Mr. Capezza entered into an employment agreement (the “Capezza Agreement”), which amended and restated all prior agreements between Mr. Capezza and us. In accordance with the Capezza Agreement, Mr. Capezza’s current annual base salary is $586,328 (with such adjustments as may be made from time to time), and he is currently eligible to receive an annual cash bonus under the MIP with a target equal to 80% of his annual base salary.

Employment Agreement with Mr. Law.    Effective as of March 7, Health Net, Inc. and Mr. Law entered into an Amended and Restated Employment Agreement (the “Law Agreement”) which amended and restated all prior agreements between Mr. Law and us. In accordance with the Law Agreement, Mr. Law’s current annual base salary is $509,293 (with such adjustments as may be made from time to time), and he is currently eligible to receive an annual cash bonus under the MIP with a target equal to 80% of his annual base salary.

Employment Agreement with Mr. Tough.    On November 6, 2012, Health Net, Inc. and Mr. Tough entered into an employment agreement (the “Tough Agreement”) which amended and restated all prior agreements between Mr. Tough and us. In accordance with the Tough Agreement, Mr. Tough’s current annual base salary is $546,363 (with such adjustments as may be made from time to time), and he is currently eligible to receive an annual cash bonus under the MIP with a target equal to 80% of his annual base salary. The Tough Agreement provides Mr. Tough with “grandfathered” lifetime medical, dental and vision health benefits for himself and his dependents as a result of the Company’s acquisition of FHC in 1997.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	Option awards					Stock awards
Name and Principal Position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised option (#) unexercisable		Option exercise price($) (1)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#) (2)
Jay M. Gellert	250,000	0		$45.64	04/11/2016	—		—	—		—
President and	249,750	0		$23.03	02/22/2017	—		—	—		—
Chief Executive Officer	120,000	60,000	(4)	$30.73	02/18/2018	—		—	—		—
	—	—		—	—	9,375	(3)	278,147
	—	—		—	—	30,000	(5)	890,070
	—	—		—	—	33,333	(6)	988,957	—		—
	—	—		—	—	45,000	(7)	1,335,105	135,000	(8)	4,005,315
James E. Woys Executive Vice President and Chief Operating Officer	192,000	0		$23.64	03/25/2014	—		—	—		—
	100,000	0		$32.59	05/13/2015	—		—	—		—
	50,000	0		$45.64	04/11/2016	—		—	—		—
	133,200	0		$23.03	02/22/2017	—		—	—		—
	60,000	30,000	(4)	$30.73	02/18/2018	—		—	—		—
	—	—		—	—	5,000	(3)	148,345
	—	—		—	—	15,000	(5)	445,035
	—	—		—	—	14,166	(6)	420,291
	—	—		—	—	21,250	(7)	630,466	63,750	(8)	1,891,399

Joseph C. Capezza	83,250	—		$23.03	02/22/2017	—		—	—		—
Executive Vice	36,000	18,000	(4)	$30.73	02/18/2018	—		—	—		—
President, Chief Financial Officer and Treasurer	—	—		—	—	3,125	(3)	92,716	—		—
	—	—		—	—	9,000	(5)	267,021	—		—
	—	—		—	—	6,666	(6)	197,774	—		—
	—	—		—	—	10,000	(7)	296,690	30,000	(8)	890,070
Scott D. Law	—	—		—	—	4,666	(9)	138,436	—		—
Health Care	—	—		—	—	1,666	(6)	49,429	—		—
Services Officer	—	—		—	—	8,750	(7)	259,604	26,250	(8)	778,811
	—	—		—	—	—		—	35,000	(10)	1,038,415
Steven D. Tough	15,000	0		$48.04	02/03/2016	—		—	—		—
President, Government	66,600	0		$23.03	02/22/2017	—		—	—		—
Programs	24,000	12,000	(4)	$30.73	02/18/2018	—		—	—		—
	—	—		—	—	2,500	(3)	74,173	—		—
	—	—		—	—	6,000	(5)	178,014	—		—
	—	—		—	—	5,833	(6)	173,059	—		—
						10,000	(7)	296,690	30,000	(8)	890,070

(1)	The exercise price of each stock option grant is equal to the closing price of our Common Stock on the date of grant.

(2)

Amounts shown represent the intrinsic value of unvested stock awards calculated by multiplying the number of shares by the closing price of our Common Stock on December 31, 2013 (the last trading day of 2013) of $29.67, and then subtracting the par value of $0.001 per share.

(3)	Represents the unvested portion of the restricted stock unit award, which is scheduled to vest in equal annual installments on the first four anniversaries of the grant date of February 22, 2010.

(4)	Represents the unvested portion of the stock option award, which is scheduled to vest in equal annual installments on the first three anniversaries of the grant date of February 18, 2011.

(5)	Represents the unvested portion of the restricted stock unit award, which is scheduled to vest in equal annual installments on the first three anniversaries of the grant date of February 18, 2011.

(6)	Represents the unvested portion of the restricted stock unit award, which is scheduled to vest in equal installments on the first three anniversaries of the grant date of February 17, 2012.

(7)	Represents the unvested portion of the restricted stock unit award, which is scheduled to vest in equal installments on the first three anniversaries of the grant date of March 7, 2013.

(8)

Represents PSUs granted on March 7, 2013. The PSUs would only vest upon the Company’s achievement of certain pre-established performance thresholds relating to 2013 performance. Upon achievement of the pre-established performance thresholds, the PSUs vest in equal installments on the first three anniversaries of the grant date of March 7, 2013. See the “Long-Term Equity Incentive Compensation—Determinations Regarding Form and Mix of 2013 Equity Awards” section of the Compensation Discussion and Analysis for additional detail regarding the PSUs granted in 2013, including discussion of the Compensation Committee’s determination with respect to the achievement of the 2013 performance thresholds.

(9)	Represents the unvested portion of the restricted stock unit award, which is scheduled to vest in equal installments on the first three anniversaries of the grant date of November 14, 2011.

(10)

Represents a supplemental grant of PSUs in connection with Mr. Law’s promotion, which vest only upon achievement of certain pre-established performance measures relating to 2013 and 2014 individual goals for Mr. Law. Upon achievement of the pre-established performance measures, the PSUs will vest in thirds. The first and second installments of the PSUs will vest on the first and second anniversaries of the grant date of March 7, 2013, respectively, provided that Mr. Law remains employed with the Company through those dates. The third installment will vest on December 31, 2015, as long as Mr. Law remains employed through that date. See the “Long-Term Equity Incentive Compensation—Determinations Regarding Form and Mix of 2013 Equity Awards” section of the Compensation Discussion and Analysis for additional detail regarding the PSUs granted in 2013.

OPTION EXERCISES AND STOCK VESTED FOR 2013

The following table summarizes the options exercised and stock vested for each of our named executive officers for the year ended December 31, 2013.

Name and Principal Position	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)
Jay M. Gellert President and Chief Executive Officer	325,000	942,500	56,042	1,520,207
James E. Woys Executive Vice President and Chief Operating Officer	100,000	238,642	27,084	733,837
Joseph C. Capezza, CPA Executive Vice President, Chief Financial Officer and Treasurer	0	0	15,459	418,369
Scott D. Law Health Care Services Officer	0	0	5,501	152,992
Steven D. Tough President, Government Programs	0	0	11,417	308,632

(1)

Value realized on the exercise of stock options was calculated by multiplying the number of shares of Common Stock acquired on exercise by the difference between the closing market price of a share of Common Stock on the date of exercise, and the option’s exercise price.

(2)

Value realized on vesting was calculated by multiplying the number of shares of Common Stock acquired by the difference between the closing market price of a share of Common Stock on the vesting date, and the par value of $0.001 per share.

PENSION BENEFITS FOR 2013

Name and Principal Position	Plan Name	Number of years of credited service (#)(1)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
Jay M. Gellert President and Chief Executive Officer	Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan	17.5	12,381,907	0

James E. Woys Executive Vice President, Chief Operating Officer	Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan	27.1667	4,619,221	0

(1)	Credited service is equal to actual service for Messrs. Gellert and Woys.
(2)

The amounts represented are calculated as of December 31, 2013 using a 4.55% discount rate. Mortality is calculated according to the RP 2000 mortality table and is projected eight years beyond the disclosure date, assuming post-retirement mortality only. Benefit shown is one hundred percent (100%) vested for Messrs. Gellert and Woys.

Narrative to Pension Benefits Table

We maintain the Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan (“SERP”). The program covers Messrs. Gellert and Woys, one additional executive officer and sixteen (16) former employees. Benefits under the SERP are not funded; they remain subject to the claims of our creditors. The SERP is a defined benefit plan designed to provide a Health Net-paid retirement annuity of 50% of the executive’s average pay at retirement if the executive works until age 62 and is actively employed for 15 years. The target retirement benefit is calculated at 50% of the average over the last 60 months of employment using the executive’s base pay, plus any bonus earned. This benefit is prorated for less than 15 years of service at age 62 and/or if the executive leaves employment before the age of 62. It is then multiplied by a vesting percentage (0% if under five years of service; 10% after five years; 20% after six years; 40% after seven years; 60% after eight years; 80% after nine years and 100% for ten or more years of service).

The target benefit, after prorating and multiplying by the vesting percentage, is further reduced by other Health Net-paid retirement benefits, whether tax-qualified or nonqualified, including the employer-paid portion of Social Security retirement benefits, the 401(k) Plan employer matching contributions and any other prior SERP profit-sharing plans. The net benefit is payable as an annuity for the executive’s lifetime, beginning at age 62, unless the participant elects to receive a discounted early retirement benefit commencing between ages 55 and 62. A retired executive may elect to begin receiving reduced payments after age 55 and before age 62 and/or to elect a form of payment that provides reduced payments during his or her lifetime and continues a portion of that benefit to the surviving spouse, subject to the rules of Section 409A.

NONQUALIFIED DEFERRED COMPENSATION FOR 2013

All named executive officers are eligible to participate in the Health Net, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”); however, none of the named executives officers participated in the Deferred Compensation Plan during 2013.

The Deferred Compensation Plan is a non-qualified voluntary deferred compensation plan that is available to all of our employees at the director level and above who earn a minimum annual base salary of $100,000. The Deferred Compensation Plan provides an important supplement to our 401(k) Plan and permits personal savings beyond the IRS contribution limits on qualified plans. The Deferred Compensation Plan allows participants to set aside tax-deferred dollars for the future and reduce their current income tax liability. Deferred amounts can be between five percent and ninety percent (5% and 90%) of base salary and between five percent and one hundred percent (5% and 100%) of “other compensation.” All amounts deferred under the Deferred Compensation Plan are fully vested. The Deferred Compensation Plan has been designed so that federal and state income tax on the monies deferred is not due until such time as the account balance is paid to a participant. Participants can elect distribution of their account balances from a given year to be paid to them while they are still working or they can elect to have payments made to them in the event of their separation from service with us. Payments can be made in a lump sum payment or as annual installments over a period of greater than two years and less than ten years.

The return on the deferred amounts is linked to the performance of market-based investment choices made available to participants under the plan. While the deferred dollars are not actually invested in the investment fund(s), earnings or losses of the tracking fund are applied to the participant’s deferral dollars as if they were invested in the fund. Participants may make changes to their investment choices daily.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

We have entered into employment agreements with each of our named executive officers. Although these agreements provide that an executive’s employment with Health Net may be terminated by either the executive or by us at any time, for any reason and with or without notice, they do provide for certain payments and benefits in the event of the executive’s termination without Cause (as defined below) or in connection with a change in control. In general, these benefits include lump-sum payments equal to a multiple of base salary and continued health and welfare benefit coverage for a certain defined term. Generally, the severance and change in control provisions of our executive employment agreements are very similar. However, the terms of Mr. Gellert’s employment agreement vary somewhat, and therefore are discussed separately below.

Under the severance terms of each named executive officer’s employment agreement, in order to receive severance payments, a terminated executive (or his beneficiaries or estate, as applicable) must execute a waiver and release of claims substantially in the form prescribed by their agreement and as may be revised by the Company from time to time, which, among other things, precludes the terminated executive from competing with us for a period of up to one year post-termination, depending on the applicable circumstances, and releases all claims against us.

Severance Terms of Employment Agreements with our Named Executive Officers (other than Mr. Gellert)

Generally under the terms of these agreements, in the event that we terminate an executive’s employment without Cause (other than during the two year period following a change in control), Messrs. Woys and Capezza will be entitled to receive:

•	a one-time lump sum payment equivalent to 24 months of the executive’s then-current base salary;

•	benefit continuation for the executive and his dependents for an initial period of six months following the termination date; and

•	payment of COBRA premiums for an additional 18-month period upon expiration of such six-month period, provided the executive properly elects to continue those benefits under COBRA.

Mr. Law will be entitled to similar benefits in the event that we terminate his employment without Cause (other than during the two year period following a change in control), consisting of (i) a one-time lump sum payment equivalent to 12 months of his then-current base salary and (ii) payment of COBRA premiums for a 12-month period following his termination date, provided Mr. Law properly elects to continue those benefits under COBRA.

Pursuant to the Tough Agreement, in the event that we terminate his employment without Cause, Mr. Tough will be entitled to receive a one-time lump sum payment equivalent to 12 months of Mr. Tough’s then-current base salary. In the event that his employment is terminated due to death or Disability (as defined below), Mr. Tough or his beneficiaries or estate would be entitled to a lump sum payment equal to 12 months of his then current annual base salary. In addition, the Tough Agreement provides Mr. Tough with “grandfathered” lifetime medical, dental and vision health benefits for himself and his dependents as a result of the Company’s acquisition of FHC in 1997.

With respect to Messrs. Woys, Capezza and Law, if their employment is terminated due to death or Disability, the executive or his beneficiaries or estate would be entitled to continuation of benefits for a period of twelve months and a lump-sum payment equal to one times (1x) the executive’s then-current annual base salary.

If, at any time within two years after a change in control, we terminate an executive’s employment without Cause or the executive voluntarily terminates his employment for Good Reason (as defined below), Messrs. Woys and Capezza will be entitled to receive:

•	a one-time lump sum payment equivalent to 36 months of the executive’s then-current annual base salary;

•	benefit continuation for the executive and his dependents for an initial period of 18 months; and

•	payment of COBRA premiums for an additional 18-month period provided the executive properly elects to continue those benefits under COBRA.

Mr. Law will be entitled to similar benefits if, at any time within two years after a change in control, we terminate his employment without Cause or he voluntarily terminates his employment for Good Reason, consisting of (i) a one-time lump sum payment equivalent to 12 months of his then-current base salary and (ii) payment of COBRA premiums for a 12-month period following his termination date, provided Mr. Law properly elects to continue those benefits under COBRA.

Mr. Tough will be entitled to similar benefits under the Company’s severance policy if, at any time within two years after a change in control, his position is eliminated in connection with a reduction in force or he voluntarily terminates his employment for Good Reason, consisting of a one-time lump sum payment equivalent to 12 months of his then-current base salary. As provided above, the Tough Agreement provides Mr. Tough with “grandfathered” lifetime medical, dental and vision health benefits for himself and his dependents.

This change in control severance benefit for Messrs. Woys and Capezza and Law will be forfeited in the case of a voluntary termination by the executive for Good Reason if we request in writing, prior to his resignation, that he continue in our employ for ninety days following the change in control, and he voluntarily leaves our employ prior to the expiration of that ninety day period.

In the event that Messrs. Woys, Capezza, Law or Tough voluntarily terminate their employment at any time (other than for Good Reason within two years after a change in control), or we terminate the executive for Cause, the executive would not be eligible to receive any of the severance benefits provided under their employment agreements except that Mr. Tough would continue to receive the grandfathered lifetime medical, dental and vision health benefits for himself and his dependents.

With respect to Mr. Woys, if the severance and change in control payments and benefits provided under his employment agreement or otherwise constitute “parachute payments” under Section 280G of the Code, and if at least $50,000 of such payments are subject to the excise tax imposed by Section 4999 of the Code, he is entitled to receive (i) a payment sufficient to pay those excise taxes and (ii) an additional payment sufficient to pay the taxes arising as a result of that payment (together, a “Gross-Up Payment”). If the amount of such “parachute payments” subject to excise taxes does not exceed $50,000, no Gross-Up Payment will be paid and his severance payments will be reduced (if necessary, to zero) so that no portion of the severance payments is subject to the imposition of excise taxes.

With respect to Mr. Law, to the extent that any severance and change in control payments and benefits provided under his employment agreement or otherwise constitute “parachute payments” then such payments and benefits shall be reduced to the extent necessary such that no portion of the payments and benefits is subject to the imposition of excise taxes, but only if the net amount of such payment and benefits, as so reduced (and after subtracting any additional taxes due on such reduced payments and benefits) is greater than or equal to the net amount of such payments and benefits without such reduction (but after subtracting the net amount of excise taxes and all additional taxes due on such unreduced payments and benefits). The Tough Agreement does not include any provisions with respect to “parachute payments” under Section 280G of the Code.

With respect to Messrs. Woys and Capezza and Law, for purposes of these employment agreements, “change in control” is generally defined to mean (i) the acquisition by any person or group (as defined by the Exchange Act) of 20% or more of our voting stock; (ii) a change in the majority of incumbent board members as a result of a tender offer, merger, sale of assets or other major transaction; (iii) our merger or consolidation with any other entity pursuant to which our shareholders immediately prior to the transaction own less than 80% or the outstanding securities of the combined entity; (iv) the consummation of a tender or exchange offer for 20% or more of our outstanding securities; (v) the transfer of substantially all of our assets to another person (other than a wholly-owned subsidiary); or (vi) our entry into a management agreement that grants a third party authority to hire or fire the executive. With respect to Mr. Tough, under the Company’s severance policy, “change in control” is defined to mean (i) the acquisition by any person, corporation or other entity of 20% or more of our voting stock; (ii) a change in the majority of incumbent board members as a result of a tender offer, merger, sale of assets or other major transaction; (iii) our merger or consolidation with any other entity pursuant to which our shareholders immediately prior to the transaction own less than 80% or the outstanding securities of the combined entity; (iv) the consummation of a tender or exchange offer for 20% or more of our outstanding securities; or (v) the transfer of substantially all of our assets to another person (other than a wholly-owned subsidiary).

With respect to Messrs. Woys and Capezza and Law, “Good Reason” generally means (i) a substantial reduction in the scope of executive’s authority, duties or responsibilities with us, other than in connection with a termination due to Disability, normal retirement, for Cause or by the executive voluntarily other than for Good Reason; (ii) a material reduction in compensation (i.e., base salary and/or annual target bonus); (iii) a relocation of more than 50 miles (provided that such proposed relocation results in a materially greater commute for the executive); or (iv) our failure to provide for the successor entity in any merger, consolidation or transfer of assets to assume our obligations under the executive’s employment agreement; provided, however, that the executive must provide us notice of the existence of the condition described above within ninety (90) days of the initial existence of the condition, upon the notice of which we will have thirty (30) days during which it may remedy the condition, in accordance with Treasury Regulation Section 1.409A-1(n)(2)(ii), and for Mr. Law, his date of termination must occur no later than 75 days after the initial occurrence of the event constituting Good Reason. With respect to Mr. Tough, “Good Reason” generally means his voluntary resignation from the Company after declining an offer of a new position because (i) the new position would require him to relocate more than 50 miles from his current place of work, or (ii) the new position does not offer equal or greater base compensation or the same or greater level of responsibility than his current position, which results in a material diminution in his base compensation or level of responsibility; provided, however, in each case, that Mr. Tough must provide us notice of the existence of the condition described above within ninety (90) days of the initial existence of the condition, upon the notice of which we will have thirty (30) days during which we may remedy the condition.

“Cause” is generally defined as (i) an act of dishonesty causing harm to us or any of our affiliates; (ii) the material breach of our Code of Conduct or our ethics and compliance procedures; (iii) habitual drunkenness or narcotic drug addiction; (iv) conviction of a felony or a misdemeanor involving moral turpitude; (v) willful refusal to perform or gross neglect of duties; (vi) the willful breach of any law that, directly or indirectly, affects us or our affiliates; (vii) a material breach by the executive following a change in control of those duties and responsibilities that do not differ in any material respect from the executive’s duties and responsibilities during the 90-day period immediately prior to such change in control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, committed in bad faith or without reasonable belief that such breach is in our best interests and which is not remedied in a reasonable period of time after receipt of written notice from us specifying such breach, or (viii) breach of the executive’s obligations under his employment agreement (or under any other policy) to protect our proprietary and confidential information. Cause under our severance policy is defined generally as an act of dishonesty committed by an employee that causes harm to the Company or its affiliates, a knowing disclosure by the employee of confidential information relating to the Company’s business, an employee’s habitual drunkenness or narcotic drug addiction, an employee’s conviction of a felony, an employee’s breach of the Company’s policies and procedures, an employee’s refusal to perform or failure to adequately perform the duties assigned to the employee, or a willful breach by the employee of any law that, directly or indirectly, affects the Company.

“Disability” means the executive’s absence from his duties with us on a full-time basis for at least 180 consecutive days as a result of his incapacity due to physical or mental illness.

Severance Terms of Mr. Gellert’s Employment Agreement

In the event that we terminate the employment of Mr. Gellert without Cause (other than during a two-year period following a change in control), Mr. Gellert will be entitled to receive a lump sum $6,000,000 severance payment. If, during a two-year period following a change in control, we terminate Mr. Gellert without Cause or he voluntarily resigns for Good Reason, as defined below (and gives us at least 14 days’ prior written notice of such resignation and otherwise complies with the Section 409A timing requirements noted below), he will be entitled to a lump sum payment of $6,000,000, and any options which vested prior to his termination will continue to remain exercisable for two years following his date of termination or until the options’ general termination date, whichever is shorter.

If the severance and change in control payments and benefits provided under the Gellert Agreement or otherwise constitute “parachute payments” under Section 280G of the Code, and at least $50,000 of such payments are subject to the excise tax imposed by Section 4999 of the Code, Mr. Gellert will receive a Gross-Up Payment. If the amount of such “parachute payments” subject to excise taxes does not exceed $50,000, no Gross-Up Payment will be paid and Mr. Gellert’s severance payments will be reduced (if necessary, to zero) so that no portion of the severance payments is subject to the imposition of excise taxes.

For purposes of the Gellert Agreement only, “change in control” is defined as (i) a 51% change in beneficial ownership of our capital stock in a single transaction; (ii) a change in the majority of our outside directors over a two year period, other than changes approved by the then-current Board of Directors; (iii) the sale of substantially all our assets; or (iv) our liquidation or dissolution.

For purposes of the Gellert Agreement only, the term “good reason” means if any of the following occurs, without Mr. Gellert’s consent, within two years following the effective date of a Change in Control (as defined in the Gellert Agreement) (i) a material reduction in Mr. Gellert’s duties, responsibilities or salary; or (ii) his relocation outside California, provided, however, that Mr. Gellert must provide us notice of the existence of the condition described above within ninety (90) days of the initial existence of the condition, upon the notice of which we will have thirty (30) days during which it may remedy the condition, in accordance with Treasury Regulation Section 1.409A-1(n)(2)(ii).

Plan-Based Awards

For all option grants, upon voluntary termination, optionees may generally exercise vested options for up to one month from the termination date. Upon involuntary termination for reasons other than Cause, optionees may generally exercise vested options for up to three months from the termination date.

Upon termination due to death and/or Disability (or qualified “retirement” for options granted on or after March 2, 2006), vested options may generally be exercised for up to 12 months from the termination date by the optionee or by the optionee’s personal representative. We have defined a qualified retirement as a voluntary resignation at age 55 or older and a minimum of ten years of continuous service with the Company. Upon terminating an executive for “cause” (as defined in such executive’s employment agreement), all options will be cancelled and forfeited by the executive.

In addition, the PSUs granted to our named executive officers in 2013 would have become fully vested upon a change in control at a level assuming the achievement of target performance. In 2014, the Compensation Committee, with input from its independent compensation consultant, determined to eliminate single-trigger acceleration for PSU awards starting with the 2014 PSUs, due to our commitment to strong governance standards and current best practices. Our other outstanding unvested equity awards (other than the PSUs granted to Oversight Executives in 2013) provide for accelerated vesting upon the occurrence of both a change in control and involuntary termination of employment by the acquirer or by the executive under the applicable definition of “Good Reason” within two years of such change in control.

In accordance with the rules of the SEC, the following table presents our reasonable estimates of the benefits payable to our named executive officers assuming that each of the following scenarios occurred on December 31, 2013: (i) a change in control, (ii) an involuntary termination of employment without Cause or a resignation for good reason simultaneous with a change in control, (iii) retirement, (iv) death or Disability and (v) an involuntary termination of employment without Cause or a resignation for good reason. A description of the material terms of our severance and change in control arrangements can be found elsewhere in this proxy statement under “Severance and Change in Control Arrangements.” Excluded are benefits provided to all employees, such as accrued vacation and benefits payable under our life and other insurance policies. We also excluded the cost of outplacement benefit reimbursements (which, assuming current costs, are up to approximately $7,900 per executive) as such benefits are generally available under our policies and forms of releases to all salaried full-time employees upon an involuntary/constructive termination of employment. Also excluded are benefits previously accrued under our SERP, including the SERP benefits for Messrs. Gellert and Woys, in which they were one hundred percent (100%) vested as of December 31, 2009. For information on such accrued benefits see the “Pension Benefits for 2013” table shown elsewhere in the proxy statement. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that the named executive officers will receive the amounts shown.

The following table presents information with respect to potential payments upon our change in control or each named executive officer’s termination of employment, assuming such event occurs as of December 31, 2013. The actual amounts to be paid can be determined only at the time of any such change in control or termination of employment.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

		Change in Control
Name and Principal Position	Compensation Components	Occurrence of Change in Control ($)	Involuntary Termination Without Cause or Voluntary Resignation for Good Reason ($)	Retirement ($)	Death & Disability ($)(1)	Involuntary Termination Without Cause or Voluntary Resignation for Good Reason ($)
Jay M. Gellert	Severance	0	6,000,000	0	0	6,000,000
President and Chief Executive Officer	Intrinsic Value of Accelerated Equity:(2)
	Stock Options	0	0	0	0	0
	RSUs	0	3,492,279	0	0	0
	PSUs	4,005,315	4,005,315	0	0	0
	Health Benefits(3)	0	0	0	0	0
	Excise Tax Gross-Up Payment(4)	0	0	0	0	0
	Total Value	4,005,315	13,497,594	0	0	6,000,000

James E. Woys	Severance	0	2,238,705	0	746,235	1,492,470
Executive Vice President, Chief Operating Officer	Intrinsic Value of Accelerated Equity:(2)
	Stock Options	0	0	0	0	0
	RSUs	0	1,644,137	0	0	0
	PSUs	1,891,399	1,891,399	0	0	0
	Health Benefits(3)	0	112,137	0	37,379	74,758
	Excise Tax Gross-Up Payment(4)	0	0	0	0	0
	Total Value	1,891,399	5,886,378	0	783,614	1,567,228

Joseph C. Capezza, CPA	Severance	0	1,758,984	0	586,328	1,172,656
Executive Vice President, Chief Financial Officer and Treasurer	Intrinsic Value of Accelerated Equity:(2)
	Stock Options	0	0	0	0	0
	RSUs	0	854,200	0	0	0
	PSUs	890,070	890,070	0	0	0
	Health Benefits(3)	0	71,151	0	23,717	47,434
	Excise Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A
	Total Value	890,070	3,574,405	0	610,045	1,220,090

Scott D. Law	Severance	0	509,293	0	509,293	509,293
Health Care Services Officer	Intrinsic Value of Accelerated Equity:(2)
	Stock Options	0	0	0	0	0
	RSUs	0	447,468	0	0	0
	PSUs	1,817,226	1,817,226	0	0	0
	Health Benefits(3)	0	6,977	0	6,977	6,977
	Excise Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A
	Total Value	1,817,226	2,780,964	0	516,270	516,270

Steven D. Tough	Severance	0	546,363	0	546,363	546,363
President, Government Programs	Intrinsic Value of Accelerated Equity:(2)
	Stock Options	0	0	0	0	0
	RSUs	0	721,936	0	0	0
	PSUs	890,070	890,070	0	0	0
	Health Benefits(3)	844,148	844,148	844,148	844,148	844,148
	Excise Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A
	Total Value	1,734,218	3,002,517	844,148	1,390,511	1,390,511

Unless otherwise indicated below, amounts represented in the table shall be paid to the named executive officer in a lump sum payment.

(1)	The amounts shown do not include the standard death benefit provided by Health Net to all of its employees equal to one times base salary.

(2)

The amounts shown represent the intrinsic value of unvested stock options, RSUs and/or PSUs which would be accelerated upon the occurrence of a change in control, an involuntary termination without “cause” or voluntary resignation for “good reason” during the two-year period following a change in control or upon a qualified “retirement.” Compensation Committee approval has been assumed for the acceleration of unvested stock options upon a change in control as required by the 2002 Stock Option Plan and applicable grant agreements.

Stock option value is calculated based on the difference between the NYSE closing price of our Common Stock on December 31, 2013 (the last trading day of 2013) of $29.67 per share and the exercise price of the underlying stock option.

Restricted stock unit value is calculated by multiplying the number of shares by the closing price per share of Common Stock on the NYSE on December 31, 2013 (the last trading day of 2013) of $29.67 per share, and then subtracting the par value of $0.001 per share.

Performance share unit value is calculated by multiplying the NYSE closing price of our Common Stock on December 31, 2013 (the last trading day of 2013) of $29.67 per share by 100% of target shares underlying the PSUs, and then subtracting the par value of $0.001 per share. Pursuant to the terms of the award agreements evidencing the PSUs, the value is based on the assumed achievement of the performance measure at the target level.

(3)

Amounts shown include continuation of health benefits and COBRA premiums, as applicable. The amounts associated with health benefits are calculated using 2014 enrollment rates and severance agreement terms, if applicable. The continuation of named executive officers’ health benefits is discussed in detail in the “Severance and Change In Control Arrangements” section of this proxy statement.

(4)	Grandfathered excise tax gross-up benefits are provided to certain executives under their employment agreement terms, as applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of April 22, 2014, we had 80,200,463 shares of our Common Stock outstanding. Set forth below is a tabulation indicating those persons or groups that are known to us to be the beneficial owners of more than five percent of the outstanding shares of our Common Stock as of April 22, 2014. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Iridian Asset Management LLC 276 Post Road West Westport, Connecticut 06880	8,972,914	(2)	11.2%

Harris Associates, L.P. Two North LaSalle Street, Suite 500 Chicago, Il 60602-3790	7,090,650	(3)	8.8%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	5,645,784	(4)	7.0%

AllianceBernstein LP 1345 Avenue of the Americas New York, New York 10105	5,144,230	(5)	6.4%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,307,685	(6)	5.4%

(1)

Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

(2)

Based on a Schedule 13G/A filed with the SEC on February 4, 2014 by Iridian Asset Management LLC (“Iridian”), David L. Cohen (“Cohen”) and Harold J. Levy (“Levy”), Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of 8,972,914 shares of Common Stock. Cohen and Levy may be deemed to share with Iridian the power to vote or direct the vote and to dispose or direct the disposition of such shares. Iridian is majority owned by Arovid Associates LLC, a Delaware limited liability company owned and controlled by the following: 12.5% by Cohen, 12.5% by Levy, 37.5% by LLMD LLC, a Delaware limited liability company, and 37.5% by ALHERO LLC, a Delaware limited liability company. LLMD LLC is owned 1% by Cohen, and 99% by a family trust controlled by Cohen. ALHERO LLC is owned 1% by Levy and 99% by a family trust controlled by Levy. Iridian has direct beneficial ownership of the shares of Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and having the power to vote and direct the disposition of shares of Common Stock as joint Chief Investment Officers of Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares.

(3)

Based on a Schedule 13G filed with the SEC on February 12, 2014 by Harris Associates L.P. and Harris Associates Inc. (“Harris”), an investment adviser. Harris, by reason of advisory and other relationships with the person who owns the shares, may be deemed to be beneficial owner of the shares, all of which are held of record by clients of Harris, and has sole voting and dispositive power over 5,458,750 shares.

(4)

Based on a Schedule 13G/A filed with the SEC on January 29, 2014 by BlackRock, Inc. (“BlackRock”). BlackRock maintains sole voting power over 5,045,397 and sole dispositive power over all 5,645,784 shares beneficially owned.

(5)

Based on a Schedule 13G/A filed with the SEC on February 10, 2014 by AllianceBernstein LP (“AllianceBernstein”). AllianceBernstein may be deemed to beneficially own 5,144,230 shares of Common Stock acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. AllianceBernstein is deemed to have sole voting power over 4,553,670 shares, sole dispositive power over 5,140,760 shares and shared dispositive power over 3,470. AllianceBernstein is a majority owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein operates under independent management and makes independent decisions from AXA and AXA Financial and their respective subsidiaries and AXA and AXA Financial calculate and report beneficial ownership separately from AllianceBernstein pursuant to guidance provided by the SEC in Release Number 34-39538 (January 12, 1998). AllianceBernstein may be deemed to share beneficial ownership with AXA reporting persons by virtue of 3,470 shares of Common Stock acquired on behalf of the general and separate accounts of the affiliated entities for which AllianceBernstein serves as a subadvisor.

(6)

Based on a Schedule 13G/A filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. (“Vanguard”), an investment adviser. Vanguard, in its capacity as investment adviser, may be deemed to beneficially own the shares, and has sole voting power over 49,355 shares, sole dispositive power over 4,264,530 shares and shared dispositive power over 43,155 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 43,155 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 6,200 shares as a result of its serving as investment manager of Australian investment offerings.

Security Ownership of Management

The following table sets forth the number of shares of Common Stock beneficially owned by each non-employee director of Health Net serving on the Board of Directors on April 22, 2014, by each named executive officer serving on April 22, 2014 and by all directors and executive officers as a group as of April 22, 2014, and the percentage that these shares bear to the total number of shares of Common Stock outstanding as of such date:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(**)	Footnote	Percent of Class
Non-Employee Directors
Mary Anne Citrino	26,458	1	*
Theodore F. Craver, Jr.	89,133	2	*
Vicki B. Escarra	59,659	3	*
Gale S. Fitzgerald	85,436	4	*
Patrick Foley	115,766	5	*
Roger F. Greaves	124,427	6	*
Douglas M. Mancino	0	7
Bruce G. Willison	100,417	8	*
Frederick C. Yeager	83,132	9	*

Named Executive Officers
Jay M. Gellert	1,589,569	10	2.0%
James E. Woys	613,716	11	*
Joseph C. Capezza, CPA	237,454	12	*
Scott D. Law	21,387	—	*
Steven D. Tough	193,937	13	*
All current directors and executive officers as a group (18 persons)	3,886,129	14	4.8%

*	The amount shown is less than 1% of the outstanding shares.

**	The information contained in this table is based upon information furnished to us by the persons identified as beneficial owners or obtained from our records. Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

(1)

Includes 18,959 shares with respect to which Ms. Citrino has the right to acquire beneficial ownership by virtue of outstanding vested options, and 3,070 shares with respect to which Ms. Citrino has the right to acquire beneficial ownership by virtue of outstanding RSUs that vest within 60 days of April 22, 2014.

(2)

Includes 14,579 shares owned by a trust of which Mr. Craver and his spouse both serve as trustees and beneficiaries and as such have shared voting and dispositive power, 70,086 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding vested options, and 4,468 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding RSUs that vest within 60 days of April 22, 2014.

(3)

Includes 45,038 shares with respect to which Ms. Escarra has the right to acquire beneficial ownership by virtue of outstanding vested options, and 4,468 shares with respect to which Ms. Escarra has the right to acquire beneficial ownership by virtue of outstanding RSUs that vest within 60 days of April 22, 2014.

(4)

Includes 7,520 shares which Ms. Fitzgerald holds in joint tenancy with her spouse, 76,559 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding vested options, and 1,357 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding RSUs that vest within 60 days of April 22, 2014. Excludes 1,713 vested RSUs for which receipt has been deferred by Ms. Fitzgerald to a date later than 60 days after April 22, 2014 as part of the Director RSU Deferral Program, as discussed above in the “Directors’ Compensation” section of this proxy.

(5)

Includes 20,500 shares owned by a trust for which Mr. Foley serves as trustee and beneficiary and as such has sole voting and dispositive power, 76,559 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding vested options, and 4,468 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding RSUs that vest within 60 days of April 22, 2014.

(6)

Includes 76,559 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding vested options, and 4,468 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding RSUs that vest within 60 days of April 22, 2014.

(7)

Excludes 1,911 vested RSUs for which receipt has been deferred by Mr. Mancino to a date later than 60 days after April 22, 2014 as part of the Director RSU Deferral Program, as discussed above in the “Directors’ Compensation” section of this proxy.

(8)

Includes 19,390 shares owned by a trust for which Mr. Willison and his spouse serve as trustees and beneficiaries and as such have shared voting and dispositive power. Also includes 76,559 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding vested options, and 4,468 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding RSUs that vest within 60 days of April 22, 2014.

(9)

Includes 8,578 shares owned by a trust of which Mr. Yeager is trustee and a beneficiary and as such has sole voting and dispositive power, 70,086 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding vested options, and 4,468 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding RSUs that vest within 60 days of April 22, 2014.

(10)	Includes 679,750 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding vested options.

(11)

Includes 5,450 shares Mr. Woys holds in Health Net’s 401(k) Plan and 373,200 shares with respect to which Mr. Woys has the right to acquire beneficial ownership by virtue of outstanding vested options.

(12)	Includes 137,250 shares with respect to which Mr. Capezza has the right to acquire beneficial ownership by virtue of outstanding vested options.

(13)	Includes 117,600 shares with respect to which Mr. Tough has the right to acquire beneficial ownership by virtue of outstanding vested options.

(14)

Includes an aggregate of 2,207,828 shares with respect to which our executive officers and/or directors have the right to acquire beneficial ownership by virtue of outstanding vested options, and an aggregate of 31,235 with respect to which our executive officers and/or directors have the right to acquire beneficial ownership by virtue of outstanding RSUs that vest within 60 days of April 22, 2014. For purposes of this footnote 14, “beneficial ownership” with respect to certain of the shares held by our executive officers and directors may consist of shared power to vote or direct the vote and shared power to dispose or direct the disposition of the shares included.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and executive officers and any person that beneficially owns more than ten percent of our Common Stock are required to report their beneficial ownership and any changes in that ownership to the SEC and the NYSE. These reports are required to be submitted by specified deadlines, and we are required to report in this proxy statement any failure by directors, officers and beneficial owners of more than ten percent of our Common Stock to file such reports on a timely basis during our most recent fiscal year or, in the case of such a failure that has not previously been so disclosed, prior fiscal years. Based solely on a review of the copies of reports furnished to us during and with respect to the year ended December 31, 2013 and written representations from our directors and executive officers that no other reports were required, we believe that all directors, executive officers, and persons who own more than ten percent of our Common Stock have complied with the reporting requirements of Section 16(a).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our securities authorized for issuance under our equity compensation plans as of December 31, 2013:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	4,932,263	(3)	$31.51	2,065,153	(4)(5)
Equity compensation plans not approved by security holders	219,865	(6)	$28.87	0	(7)
Total of all shares outstanding	5,152,128		$31.33	2,065,153	(4)(5)

(1)	The weighted-average exercise price as shown does not take into account outstanding awards of RSUs and PSUs.

(2)	Includes all of our stock option and long-term incentive plans other than our Amended and Restated 1998 Stock Option Plan, as amended (the “1998 Stock Option Plan” and/or the “Plan”).

(3)

Includes 1,344,022 RSUs and 494,750 PSUs (representing 100% of the target shares underlying the PSUs that would be issued upon the Company’s achievement of certain pre-established performance thresholds and the satisfaction of service-based vesting requirements). See the “Long-Term Equity Incentive Compensation—Determinations Regarding Form and Mix of 2013 Equity Awards” section of the Compensation Discussion and Analysis for additional detail regarding the PSUs granted in 2013, including discussion of the Compensation Committee’s determination with respect to the achievement of the 2013 performance thresholds.

Between January 1, 2014 and April 22, 2014, we granted no nonqualified stock options, 410,537 performance stock units and 435,013 restricted stock unit awards under the 2006 Plan. See footnote 5 below for additional information regarding the manner in which grants of RSUs and performance share awards reduce the number of shares available for issuance under the 2006 Plan.

(4)

Represents shares available for future issuance under the 2006 Plan as of December 31, 2013 (see footnote 3 above for information regarding additional issuances of equity awards under the 2006 Plan since such date). Does not include 2,073,327 shares that represent cancelled or terminated awards made pursuant to certain of our retired equity plans that may be recycled into the 2006 Plan under certain circumstances as of December 31, 2013.

(5)

Prior to May 21, 2009, pursuant to the 2006 Plan, any equity award grant, other than a stock option grant, reduced the number of shares available for issuance under the 2006 Plan by two shares of Common Stock for each share of Common Stock actually subject to such equity award. Effective May 21, 2009, any award granted under the 2006 Plan, other than a stock option, will reduce the number of shares of Common Stock available for issuance under the 2006 Plan by 1.75 shares of Common Stock for each share of Common Stock subject to the award.

(6)	Represents 219,865 shares subject to issuance upon exercise of outstanding stock options under our 1998 Stock Option Plan as of December 31, 2013.

(7)

The 1998 Stock Option Plan was terminated effective May 11, 2006. Accordingly, no new equity awards may be granted out of the 1998 Stock Option Plan. Only previously granted equity awards that are exercised will have shares issued pursuant to such awards under the 1998 Stock Option Plan.

1998 Stock Option Plan

On December 5, 1998, Health Net adopted the 1998 Stock Option Plan, which was amended and restated on May 4, 2000, and further amended on October 13, 2000, December 18, 2000, March 14, 2002, February 28, 2006, January 14, 2009, and December 4, 2013. The Plan was terminated by the Board of Directors effective May 11, 2006. Accordingly, no new equity awards may be granted under the 1998 Stock Option Plan, and only previously granted equity awards that vest and are exercised will result in issuance of securities under the 1998 Stock Option Plan. The purposes of the 1998 Stock Option Plan were to: (1) align the interests of our stockholders and recipients of awards under the plan by increasing the proprietary interest of award recipients in our growth and success; (2) to attract and retain employees and directors and (3) to motivate employees and directors to act in the long-term best interests of our stockholders. The 1998 Stock Option Plan was administered by the Compensation Committee or by the Board of Directors. References in this summary to the Compensation

Committee refer also to the Board of Directors, if and to the extent that the Board of Directors elected to act in an administrative capacity with respect to the Plan. The terms of the Plan permitted the Compensation Committee to delegate some or all of its power and authority under the Plan to officers of Health Net.

General.    Health Net had reserved for issuance under the 1998 Stock Option Plan a total of 8,256,243 shares of Common Stock available for awards, including 500,000 shares available for restricted and bonus stock awards. The number of available shares was subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than a regular cash dividend. If any award granted under the 1998 Stock Option Plan expires or is terminated for any reason, the shares of Common Stock underlying the award would again be available under the 1998 Stock Option Plan. However, as the 1998 Stock Option Plan was terminated effective May 11, 2006, no new equity awards may be granted out of the 1998 Stock Option Plan.

Awards.    Under the 1998 Stock Option Plan, the Compensation Committee could grant awards consisting of stock options and stock appreciation rights (“SARs”) and stock awards in the form of restricted stock (which may include associated cash awards), RSUs or bonus stock to eligible employees and directors. However, no awards could be granted under the Plan to certain highly compensated officers of Health Net.

•

Stock options.    Stock option awards under the Plan consisted of stock options which are not intended to qualify as “incentive stock options” under the Code. At the time a stock option was granted, the Compensation Committee determined the number of shares of Common Stock subject to the option, the exercise price per share of underlying Common Stock, the period during which the option may be exercised and the restrictions on and conditions to exercise of the option. The exercise price of the option per share of underlying Common Stock had to be at least equal to the fair market value of a share of the Common Stock on the date the option is granted.

•

Stock appreciation rights.    The Compensation Committee could grant SARs in conjunction with a concurrent or pre-existing stock option award. A SAR entitles the holder to receive, upon exercise of the SAR and surrender of the related stock option, shares of Common Stock, cash or a combination of stock and cash with an aggregate value equal to the product of the excess of (1) the fair market value of one share of Common Stock on the date of exercise over (2) the base price of the SAR, multiplied by the number of shares of Common Stock subject to the surrendered stock option. The base price of a SAR is equal to the exercise price per share of the related stock option. The term, exercisability and other provisions of a SAR were fixed by the Compensation Committee. The Compensation Committee determined the period for exercise of a SAR, provided that, the SAR could not be exercised later than the expiration, cancellation, forfeiture or other termination of the related option.

•	Stock awards. The Compensation Committee could award shares of our Common Stock either as a restricted stock award, restricted stock unit award or as bonus stock that is not subject to restriction.

•

Bonus Stock.    Bonus stock was vested upon grant and was not subject to any restriction period, but may have such deferred payment or other restrictions and conditions as the Compensation Committee may have deemed advisable.

•

Restricted Stock.    The Compensation Committee fixed the restrictions, the restriction period and the valuation date and the price, if any, to be paid to the holder of each share of restricted stock subject to the award. The recipient of a restricted stock award is unable to dispose of the shares prior to the expiration of the applicable restricted period. Unless otherwise determined by the Compensation Committee, during the restricted period, the recipient is entitled to vote the shares and receive any regular cash dividends on the shares. In connection with any restricted stock award, the Compensation Committee could authorize the payment of a cash award, subject to restrictions and other terms and conditions prescribed by the Compensation Committee, to the holder of the restricted stock, payable at any time after the restricted stock becomes vested. The amount of the cash award may not exceed 100% of the average fair market value of the restricted stock as determined over a period of 60 consecutive trading days ending on the applicable valuation date.

•

Restricted Stock Units.    An RSU is a right to receive, upon vesting, shares of Common Stock, cash or a combination thereof with a value equal to the fair market value of the Common Stock on the date of vesting. An RSU shall be subject to forfeiture if, during the restriction period, (i) the holder does not remain continuously in the employment of Health Net; or (ii) any specified performance measures are not satisfied. Prior to the settlement of an RSU, the holder of such RSU has no rights as a stockholder of Health Net with respect to any shares subject to the award; however, the agreement evidencing the award could allow the holder of the RSU to receive, on a current or deferred basis, dividend equivalents with respect to the shares of Common Stock in which the award is denominated and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents.

Change in Control.    In the event of a “change in control” (as defined in the 1998 Stock Option Plan) all stock options, RSUs and SARs outstanding under the 1998 Stock Option Plan will become immediately exercisable in full and the restrictions on all restricted stock awards will lapse. There are no unvested equity awards outstanding under the 1998 Stock Option Plan and, as described above, no new equity awards may be granted out of this plan. All awards under the Plan are required to be evidenced by a written agreement on terms approved by the Compensation Committee, subject to the provisions of the Plan. An agreement evidencing stock options, RSUs or restricted stock granted under the Plan may contain provisions limiting the acceleration of the exercisability of options and the acceleration of the lapse of restrictions on restricted stock or RSUs in connection with a change in control as the Compensation Committee deems appropriate to ensure that the penalty provisions applicable to excess parachute payments under the Code will not apply to any stock, cash or other property received by the award holder from us.

Termination of Employment or Service.    In the event of the termination of employment or service as a director of the holder of an award, other than in the event of a termination or removal for “Cause” (as defined under the 1998 Stock Option Plan), the Compensation Committee may provide for the vesting of the holder’s restricted stock, RSUs, cash awards and stock options under the Plan. In the event an award holder is terminated (or removed from the Board of Directors) for “Cause,” all of the holder’s restricted stock, RSUs and cash awards under the 1998 Stock Option Plan that remain subject to restrictions will be forfeited and all of the holder’s stock options under the 1998 Stock Option Plan will be terminated.

REPORT OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF HEALTH NET, INC.2

The Audit Committee of the Board of Directors of Health Net, Inc. (the “Company”) issued the following report for inclusion in this proxy statement in connection with the Company’s 2014 Annual Meeting of Stockholders.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2013 with management.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and currently in effect.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from the Company and its management.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Frederick C. Yeager (Chairperson)

Theodore F. Craver, Jr.

Gale S. Fitzgerald

Douglas M. Mancino

April 24, 2014

[2]	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Principal Accountant Fees and Services

The following table shows the fees (in thousands) billed to us by Deloitte & Touche LLP for each of the years ended December 31, 2013 and 2012.

	2013	2012
Audit fees(a)	$7,044	$7,514
Audit-related fees(b)	992	1,866
Total audit and audit-related fees	8,036	9,380
Tax fees(c)	1,224	1,422
All other fees	0	0
Total fees(d)	$9,260	$10,802

(a)

Includes fees for the annual audit of the consolidated financial statements, quarterly reviews and stand-alone audits of regulated subsidiaries, and audit of internal controls over financial reporting.

(b)	Includes fees for audits of employee benefit plans, consultations on accounting standards or transactions and audits and actuarial certifications.

(c)	Includes fees for income tax compliance services.

(d)	All such fees were pre-approved by the Audit Committee.

Approval of Non-Audit Services

The Audit Committee approved the following non-audit services that were performed by Deloitte & Touche LLP, our independent registered public accountant during 2013: (1) audit related services such as (i) employee benefit plan audits, (ii) actuarial certification services, and (iii) accounting and financial reporting standards consultation; and (2) certain other miscellaneous non-audit services permitted under Section 10A of the Exchange Act.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Deloitte & Touche LLP. In the event that an unanticipated need for audit and/or non-audit services arises between regularly scheduled Audit Committee meetings, the Audit Committee has delegated pre-approval authority to its Chairperson. The Chairperson shall report any such pre-approval requests and related decisions to the Audit Committee at its next regularly scheduled meeting.

ITEM 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2014. Deloitte & Touche LLP has served in this capacity since June 3, 1994. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

The Board of Directors is submitting the ratification of the selection of Deloitte & Touche LLP to stockholders as a matter of good corporate practice, although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent registered accounting firm at any time during the fiscal year if the Board of Directors feels that such a change would be in our and our stockholders best interests.

The Board of Directors recommends a vote “FOR” Item 2

to ratify the selection of Deloitte & Touche LLP as our

independent registered public accounting firm for the fiscal year ending December 31, 2014.

ITEM 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS

Background

We are asking our stockholders to vote upon a resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives) as set forth in this proxy statement. This vote is commonly referred to as a “Say-on-Pay” vote because it gives stockholders a direct opportunity to express their approval or disapproval to the Company regarding our compensation practices.

In our proxy statement distributed to our stockholders in connection with our 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), the Board of Directors recommended a vote in favor of holding a Say-on-Pay vote on an annual basis, and a strong majority of the votes cast by our stockholders at the 2011 Annual Meeting agreed with this recommendation. The Board of Directors considered this strong preference by our stockholders, and subsequently determined that the Company would hold a Say-on-Pay vote on an annual basis until the next non-binding, advisory vote on the frequency of holding a Say-on-Pay vote occurs. Unless the Board of Directors modifies its policy on the frequency of future Say-on-Pay votes, the next Say-on-Pay vote will be held at our 2015 Annual Meeting of Stockholders.

Summary

At our 2013 Annual Meeting of Stockholders, our stockholders approved the compensation of our named executive officers, with over 98% of the votes cast in favor of the Say-on-Pay proposal. We believe this affirms our stockholders’ support of our approach to executive compensation.

As described more fully in the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis” section therein, the tabular disclosures regarding such compensation and the accompanying narrative disclosures, our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and other key factors within each executive’s area of responsibility and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation” section of this proxy statement for more information.

Highlights of our compensation program for our named executive officers include:

•

The key elements of our compensation for named executive officers are designed to put a significant portion of executive pay “at risk” to motivate and challenge our named executive officers to achieve positive results for stockholders. In 2013, approximately 81% on average, of the actual total direct compensation of our named executive officers was “at risk,” in the form of annual cash incentive and equity-incentive compensation.

•

Under our MIP, our named executive officers are eligible for annual cash incentive awards. If a pre-established funding threshold is met, the Company’s performance with respect to certain strategic initiatives and each named executive officer’s performance with regard to certain individual performance factors are considered when determining the actual award amounts to help ensure that business goals are accomplished.

•	The largest portion of potential compensation for our named executive officers is long-term equity compensation in the form of PSUs and service-based RSUs.

•

We have a formal compensation recovery policy for the recovery of cash- or equity-based incentive compensation and profits realized from the sale of securities from our current executive officers (and certain other employees identified by the Board of Directors) following such employee’s engagement in (i) certain fraudulent, intentional, willful or grossly negligent misconduct that ultimately results in our being required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, or (ii) conduct that constitutes “cause” under such employee’s employment agreement. The scope of our compensation recovery policy is broader than the provisions of the Sarbanes-Oxley Act of 2002 regarding compensation recovery.

•

The Compensation Committee has established stock ownership guidelines which require each of our named executive officers to hold qualifying shareholdings with a value equal to or in excess of a multiple of his or her annual base salary.

•

We generally do not permit tax gross-up payments in connection with perquisites provided to executive officers, except pursuant to certain Company-wide policies which are limited in nature. We also do not permit tax gross-up payments under Section 280G of the Code on severance and change in control pay for any person who became an executive officer after 2007.

Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation programs are designed appropriately and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Accordingly, the following resolution will be submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Health Net, Inc. approve, on an advisory basis, the compensation of Health Net, Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narrative discussion set forth in this proxy statement.

While the Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, the Compensation Committee will consider the outcome of the vote, along with other relevant factors, when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” Item 3

to adopt the resolution approving the compensation of the Company’s named executive officers,

as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this proxy statement.

Stockholder Proposals for the 2015 Annual Meeting of Stockholders

Stockholder proposals to be made at the 2015 Annual Meeting of Stockholders must be received at our principal executive offices by January 5, 2015, 120 calendar days before the anniversary date of the mailing of Health Net’s proxy statement to stockholders in connection with the 2014 Annual Meeting of Stockholders, in order to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act; provided, however, that if the date of the 2015 Annual Meeting of Stockholders has been changed by more than 30 days from June 20, 2015, then the deadline for inclusion is a reasonable time before we begin to print and send our proxy materials for that meeting. Our bylaws require that notice of stockholder proposals to be made at the 2015 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act be submitted to us in accordance with the requirements of the bylaws no earlier than February 20, 2015, 120 days prior to the anniversary date of the 2014 Annual Meeting of Stockholders, or later than March 22, 2015, 90 days prior to the anniversary date of the 2014 Annual Meeting of Stockholders, provided that, in the event that the 2015 Annual Meeting of Stockholders is called for a date that is earlier than 25 days before such anniversary date or later than 25 days after such anniversary date, notice of stockholder proposals and director nominations, to be timely, must be received not later than the close of business on the tenth day following the day on which our notice of the date of the 2015 Annual Meeting of Stockholders is mailed or public disclosure of such date is made, whichever first occurs.

Pursuant to our bylaws, notice of stockholder proposals must be in proper written form, setting forth, as to each matter the stockholder proposes to bring before the meeting, the following:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of such stockholder;

•	the class or series and number of shares of our stock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal and any material interest of such stockholder therein; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

Similarly, stockholder nominations for director must set forth the following in writing:

•

as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, but not limited to, the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	as to the stockholder making the nomination:

•	their name and record address, as they appear on our books,

•	the class or series and number of shares of our stock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by the stockholder;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice; and

•	any other information required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, cost savings for companies and benefits for the environment.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367, or contact Investor Relations by telephone at (800) 291-6911. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Report of the Compensation Committee nor the Report of the Audit Committee will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our Internet website or on other website addresses provided in this proxy statement, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations concerning matters that are not historical facts. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs and our board’s role in risk oversight. Readers are cautioned that these forward-looking statements are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict. Except as may be required by law, we undertake no obligation to revise or update any forward-looking statements for any reason. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC.

COMMUNICATION WITH DIRECTORS

The Board of Directors has established a process to receive communications from stockholders and other interested parties (collectively, “Interested Parties”). Interested Parties may contact any member (or all members) of the Board of Directors by mail. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 21650 Oxnard Street, Woodland Hills, California 91367.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Upon written request by any stockholder, we will provide without charge a copy of our Annual Report on Form 10-K and/or proxy statement for our most recent fiscal year, including the financial statements and the financial statement schedules required to be filed with the SEC. Such written requests should be directed to Lori Hillman, Investor Relations, Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented for consideration at the 2014 Annual Meeting of Stockholders. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. HEALTH NET, INC. M72482-P52036-Z62904-Z62905 HEALTH NET, INC. 21650 OXNARD STREET WOODLAND HILLS, CA 91367 1b. Theodore F. Craver, Jr. 1c. Vicki B. Escarra 1d. Gale S. Fitzgerald 1e. Patrick Foley 1f. Jay M. Gellert 1g. Roger F. Greaves 1h. Douglas M. Mancino 1i. Bruce G. Willison 1j. Frederick C. Yeager 2. To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for the fiscal year ending December 31, 2014. 3. To approve, on an advisory basis, the compensation of Health Net’s named executive officers. NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. 1a. Mary Anne Citrino 1. To elect the following ten director nominees to serve for a term of one year or until Health Net’s 2015 Annual Meeting of Stockholders. Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time either on i) June 17, 2014, for shares held through Health Net’s 401(k) Savings Plan, or ii) June 19, 2014, for all other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time either on i) June 17, 2014, for shares held through Health Net’s 401(k) Savings Plan, or ii) June 19, 2014, for all other shares. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, to be received no later than 6:00 P.M. Eastern Time either on i) June 17, 2014, for shares held through Health Net’s 401(k) Savings Plan, or ii) June 19, 2014, for all other shares. The Board of Directors recommends a vote “FOR” each director nominee under item 1. The Board of Directors recommends a vote “FOR” items 2 and 3. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain ! ! ! For Against Abstain ! ! !

HEALTH NET, INC. ANNUAL MEETING OF STOCKHOLDERS Friday, June 20, 2014 10:00 A.M. PDT This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 20, 2014. The shares of stock held in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” the director nominees in Item 1, “FOR” Item 2 and “FOR” Item 3. By signing the proxy, you revoke all prior proxies and appoint Jay M. Gellert and Angelee F. Bouchard, and each of them with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and any continuation, adjournments or postponements thereof. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. HEALTH NET, INC. ANNUAL MEETING OF STOCKHOLDERS Friday, June 20, 2014 10:00 A.M. PDT 21281 Burbank Boulevard Woodland Hills, CA 91367 Continued and to be signed on reverse side M72483-P52036-Z62904-Z62905